UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant        ☒

Filed by a Party other than the Registrant      ☐

Check the appropriate box:

Preliminary Proxy Statement.

☒     Preliminary Proxy Statement.

☐      Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐      Definitive Proxy Statement.

☐      Definitive Additional Materials.

☐      Soliciting Material Pursuant to § 240.14a-12.

FIRST FARMERS AND MERCHANTS CORPORATION
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies: Common Stock, $10 par value per share

(2)   Aggregate number of securities to which transaction applies: 113,136

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined): $30.25

(4)   Proposed maximum aggregate value of transaction: $3,422,364

(5)   Total fee paid: $345

☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount Previously Paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

FIRST FARMERS AND MERCHANTS CORPORATION

816 South Garden Street,

Columbia, Tennessee 38401

(931) 388-3145

March [•], 2016

Dear Shareholder:

                You are cordially invited to attend the Annual Meeting of Shareholders of First Farmers and Merchants Corporation (“First Farmers” or the “Company”) on April 19, 2016 beginning at 11:00 a.m., Central Time, to be held on the 2nd Floor, in the First Farmers and Merchants Bank Northside Office, 901 Nashville Highway, Columbia, Tennessee, 38401.

                At the Annual Meeting of Shareholders, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger which provides for the merger of FFMC Merger Corporation, a newly formed, wholly-owned subsidiary of First Farmers, with and into First Farmers, with First Farmers as the surviving entity in what is commonly referred to as a “going private” transaction. The purpose of the merger is to reduce the number of First Farmers’ shareholders of record to fewer than 1,200, which will permit First Farmers to suspend filing reports with the Securities and Exchange Commission, eliminating the burden and expense associated with those reports, and eliminate smaller shareholder accounts and the expense of maintaining those accounts.

                If the merger agreement is approved and the merger is subsequently completed, shareholders owning fewer than 400 shares of First Farmers common stock (other than shareholders who properly exercise their rights as dissenting shareholders) will receive $30.25 in cash for each share they own as of the effective time of the merger. All other shares will remain outstanding and be unaffected by the merger.

                At the Annual Meeting of Shareholders, you will also be asked to consider and vote on the election of 10 individuals to serve as directors of the Company until the Annual Meeting of Shareholders in 2017 or until their successors are qualified and elected.

                The board of directors of First Farmers believes that the merger agreement and the election of the nominees as directors are in the best interests of First Farmers and its shareholders and unanimously recommends that you vote FOR approval of the merger agreement and FOR the election of each of the nominees for director. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First Farmers common stock and directors are elected by a plurality of the votes cast by the shareholders of First Farmers common stock entitled to vote at the Annual Meeting of Shareholders. Whether or not you plan to attend the Annual Meeting of Shareholders, please complete and return the enclosed proxy card. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR approval of the merger agreement and FOR approval of the election of the nominees as directors.

                The enclosed Proxy Statement gives you detailed information about the Annual Meeting of Shareholders, the merger, the election of the nominees as directors and related matters. You are urged to carefully read the enclosed Proxy Statement, including the considerations discussed under “Special Factors” beginning on page 12, and the appendices to the Proxy Statement, which include the merger agreement. You may also obtain information about First Farmers from documents it has filed with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 68.

                As a shareholder of First Farmers, you have the right to dissent from the merger and obtain payment in cash of the fair value of your shares of First Farmers common stock under applicable provisions of Tennessee law. See “Proposal I—Approval of the Merger Agreement—Dissenters’ Rights of Shareholders” and Appendix C.

Sincerely,

T. Randy Stevens

Chairman and Chief Executive Officer

FIRST FARMERS AND MERCHANTS CORPORATION
 816 South Garden Street, Columbia, Tennessee 38401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 19, 2016

To the Shareholders of First Farmers and Merchants Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Farmers and Merchants Corporation (“First Farmers” or the “Company”) will be held on the 2nd Floor, in the First Farmers and Merchants Bank Northside Office, 901 Nashville Highway, Columbia, Tennessee, 38401 on April 19, 2016 at 11:00 a.m., Central Time, for the following purposes:

  To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 16, 2016, by and between First Farmers and Merchants Corporation and FFMC Merger Corporation, a Tennessee corporation and wholly-owned subsidiary of First Farmers, pursuant to which FFMC Merger Corporation will merge with and into First Farmers, with First Farmers being the surviving corporation;

  Election of Directors:  Election of the following ten (10) nominees as directors of the Company:

M. Darlene Baxter Jonathan M. Edwards Thomas Napier Gordon Dalton M. Mounger	Timothy E. Pettus Patrick J. Riley Matthew M. Scoggins, Jr. T. Randy Stevens	Brian K. Williams Dr. David S. Williams

  To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

A list of all shareholders entitled to vote is available for inspection by a shareholder during regular business hours for 10 days prior to the Annual Meeting of Shareholders at the principal offices of First Farmers at 816 South Garden Street, Columbia, Tennessee 38401. This list will be available at the meeting.

This Proxy Statement and the Company’s 2015 Annual Report to Shareholders are available at https://materials.proxyvote.com/320148.

Your vote is very important. Whether or not you plan to attend the Annual Meeting of Shareholders, you are urged to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person.

Shareholders of record may vote:

1.     By Internet: go to www.proxyvote.com; or

2.     By phone: call 1-800-690-6903 (toll-free); or

3.     By mail: complete the enclosed proxy card and return it in the postage prepaid envelope provided.

Shareholders of record at the close of business on February 29, 2016 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Michelle D. Gardner
Corporate Secretary

March [•], 2016

PRELIMINARY COPY

FIRST FARMERS AND MERCHANTS CORPORATION

816 South Garden Street

Columbia, Tennessee 38401

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 19, 2016

The accompanying proxy is solicited by and on behalf of the Board of Directors of First Farmers and Merchants Corporation (“First Farmers” or the “Company”) for use at the Annual Meeting of Shareholders to be held on April 19, 2016, at 11:00 a.m., Central Time, and any adjournment thereof (the “Annual Meeting”). The time and place of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Shareholders. All expenses incurred in preparing, printing and mailing the proxy, notices of internet availability and all materials used in the solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited in person or by telephone by directors, officers and other personnel of the Company or its subsidiary, First Farmers and Merchants Bank (the “Bank”), none of whom will receive additional compensation for such services. The Company will also request custodians and nominees to forward soliciting materials to the beneficial owners of the Company’s common stock held of record by them and will pay reasonable expenses of such persons for forwarding such material.

PURPOSES OF THE MEETING

The Annual Meeting will be held for the purposes of (i) approving the merger agreement, (ii) electing directors, and (iii) transacting such other business as may properly come before the meeting or any adjournments or postponements thereof.

                Pursuant to the merger agreement, FFMC Merger Corporation will merge with and into First Farmers, with First Farmers as the surviving corporation. If shareholders approve the merger agreement and the merger is subsequently completed, shareholders owning fewer than 400 shares of First Farmers common stock, in the aggregate, whether of record or in street name (other than shareholders who properly exercise their rights as dissenting shareholders), will receive $30.25 in cash for each share they own as of the effective time of the merger. All other shares will remain outstanding and be unaffected by the merger. After the merger, First Farmers anticipates that it will have fewer than 1,200 shareholders of record. As a result, First Farmers will be able to terminate its registration under the Securities Exchange Act of 1934, as amended, and suspend its reporting obligations, thereby eliminating the significant expense required to comply with the periodic reporting and related requirements under the Exchange Act.

                The merger cannot occur unless the merger agreement is approved by the holders of a majority of the outstanding shares of First Farmers’ common stock. As of the record date, the directors and executive officers of First Farmers (13 persons) were entitled to vote 296,001 shares, or 6.2% of the outstanding shares of First Farmers common stock entitled to vote at the Annual Meeting of Shareholders. These shares are expected to be voted for approval of the merger agreement and for the election of all nominees for directors.

QUORUM AND VOTING

At the close of business on February 29, 2016, the Company had 4,739,502 shares of common stock issued and outstanding. Only holders of record of common stock at the close of business on February 29, 2016 are entitled to notice of and to vote on matters that properly come before the Annual Meeting or any adjournment thereof. A shareholder is entitled to one vote at the Annual Meeting for each share of common stock held of record in his or her name, voted in person or by proxy.

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting or any adjournment thereof. Abstentions and broker non-votes are included for purposes of determining if a quorum exists. Abstentions will not constitute a vote “FOR” or to “WITHHOLD” the shareholder vote for the proposal for election of the nominees as directors presented for shareholder approval at the annual meeting and will be disregarded in the calculation of a plurality or of “votes cast” for such proposal. Because approval of the merger agreement requires the approval of at least a majority of the outstanding shares of common stock entitled to vote, abstentions and broker non-votes have the same effect as if you voted against the merger agreement, unless you attend the Annual Meeting and vote in person. Broker non-votes occur when a broker or nominee returns a proxy but does not have discretionary authority to vote on a particular proposal because the proposal does not concern a routine matter and the broker has not received voting instructions from the beneficial holder. Your broker or other nominee will not be able to vote your shares for the merger agreement or the election of directors, or any other matters properly brought before the Annual Meeting, without your specific instruction because these are not considered routine matters For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter.

If a quorum is not present at the time of the Annual Meeting, the Chairman of the meeting has the power to adjourn the Annual Meeting until a quorum is present or represented by proxy.

If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder. Unless shares are held by a broker, if a proxy is executed and returned but no specification is made, the proxy will be voted “FOR” the merger agreement and “FOR” election of all nominees as directors of the Company. If any other business is properly presented at the meeting, the proxy holders will vote your proxy in accordance with their discretion.

Any shareholder has the power to revoke his or her proxy at any time, prior to the vote being taken at the Annual Meeting, by written notice or subsequently dated proxy received by the Company, or by revocation by the shareholder in person at the Annual Meeting or any adjournment thereof. If you wish to attend the Annual Meeting and need directions to the First Farmers and Merchants Northside Branch in Columbia, Tennessee, please contact Michelle Gardner, the Secretary of the Company, at (931) 388-3145.

                Please see “Where You Can Find More Information” on page 68 for additional information about First Farmers on file with the Securities and Exchange Commission.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction, or passed upon the accuracy or adequacy of the information contained in this Proxy Statement. Any representation to the contrary is a criminal offense.

Proxy Statement dated March [•], 2016 and first mailed to First Farmers shareholders on or about March [•], 2016.

SUMMARY TERM SHEET

                The following summary term sheet, together with the “Questions and Answers” following this summary term sheet, highlight selected information from this Proxy Statement and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents that we refer to in this document. These documents will give you a more complete description of the transaction that we are proposing. We have included page references in this summary to direct you to other places in this Proxy Statement where you can find a more complete description of the matters that we have summarized.

Structure of the Merger (page 37)

                The merger agreement provides for the merger of FFMC Merger Corporation with and into First Farmers, with First Farmers surviving the merger. FFMC Merger Corporation is a newly formed Tennessee corporation organized as a wholly owned subsidiary of First Farmers for the sole purpose of facilitating the merger. After the merger, we expect our business and operations to continue as they are currently being conducted. We will continue to operate as a bank holding company and the parent corporation for the Bank, but will no longer file reports with the Securities and Exchange Commission (the “SEC”). We expect to complete the merger in April 2016, although delays could occur.

                We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

What You Will Receive in the Merger (page 37)

                If the merger is completed, shareholders who own fewer than 400 shares of First Farmers common stock in the aggregate, whether of record or in street name by a broker who holds in the aggregate fewer than 400 shares, except for dissenting shares, will receive $30.25 in cash for each share they own as of the effective time of the merger. Shareholders who own 400 or more shares of First Farmers common stock will continue to hold their shares of First Farmers common stock and will not be entitled to receive any cash payment from us upon completion of the merger, except for dissenting shares.

                If you are the holder of fewer than 400 shares of our common stock, you must surrender your stock certificates representing your shares in order to receive the cash consideration for your shares. Do not send in your certificates until you receive written instructions regarding the certificate exchange process after the completion of the merger.

Determination of Shares Held (page 37)

                A shareholder who owns fewer than 400 shares of First Farmers common stock in the aggregate, whether of record or in street name, will receive $30.25 per share in cash as a result of the merger. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. Shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker. Each broker holding less than 400 shares in the aggregate for the account of one or more beneficial holders will receive cash in the merger for those shares held in “street name.” Shares held by the First Farmers and Merchants Bank Profit Sharing Plan will not be affected in the merger or included for purposes of determining which shareholders are to receive cash in the merger.

                Under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) securities registered in substantially similar names where we have reason to believe, because of the address or other indications, that such names represent the same person, may be included as held of record by one person. If a shareholder holds any shares in street name, these shares may not be combined with shares held of record by the same shareholder for purposes of determining the number of shares owned.

                There is a risk that the SEC may change its rules regarding shareholder counting with respect to beneficial holders and that First Farmers’ number of record shareholders could be higher than it had anticipated.

Fairness of the Transaction (page 17)

                We believe that the merger is fair to our unaffiliated shareholders who will receive cash in the merger and to our unaffiliated and affiliated shareholders who will retain their shares. Our Board of Directors has approved the merger agreement and the transactions contemplated thereby. The Board’s decision is based on several factors, which are summarized beginning on page 17. These factors include:

•

Independent Valuation: According to an independent valuation prepared by Sheshunoff & Co., the “fair value” of our common stock as of December 31, 2015 as that term is used in the Tennessee statute governing dissenters’ rights was between $28.50 and $30.60 per share.

•

Opinion of Independent Financial Advisor: Sheshunoff & Co. has delivered its opinion to our Board of Directors that the $30.25 per share price to be paid in the merger is fair, from a financial point of view, to our shareholders, both those who will receive cash in the merger and those who will retain their shares in the merger. A copy of the opinion is attached as Appendix B. See “Special Factors—Opinion of Independent Financial Advisor” on page 19 for additional information.

•

Historical Market Prices of First Farmers Common Stock: Based on transactions of which we are aware, the low and high sales prices of our common stock over the past two years have ranged from $25.00 to $29.00 per share, with trades during 2015 within that same range. See “Information about First Farmers and its Affiliates— First Farmers Common Stock Purchase and Sale Information” on page 49, and “—Market for Common Stock and Dividends” on page 48 for more specific information regarding prices at which our shares have been sold.

•	Premium to Book Value: The price per share to be paid in the merger reflects a multiple of 1.22 times our December 31, 2015 book value per share, representing a 21.8% premium over book value.

•

Going Concern Value: The price per share to be paid in the merger reflects First Farmers’ value as a going concern and was not based on an amount that might be realized in a sale of 100% of our stock, because the merger will not result in a change in control of First Farmers.

•	Earnings Multiple: The price per share to be paid in the merger reflects a multiple of 14.2 times our earnings per share for the year ended December 31, 2015.

•

Liquidity Event: The merger will allow our shareholders owning fewer than 400 shares to liquidate their holdings without incurring brokerage costs. The Board believes this provides a benefit to our shareholders, particularly given the limited trading volume for our shares.

In addition, based on the same factors discussed above, each of the other persons who filed the Schedule 13E-3, which consists of each of the directors and executive officers of First Farmers and FFMC Merger Corporation, believe that the merger is fair to First Farmers’ unaffiliated shareholders who will receive cash in the merger and to unaffiliated shareholders who will retain their shares.

Effects of the Merger on Shareholders (pages 25 and 26)

The merger will have various effects on our shareholders:

                For shareholders who retain their shares in the merger, these effects include:

•	continued ownership of our common stock;

•	decreased access to publicly available information about First Farmers;

•	a reduction in book value as of December 31, 2015, on a pro forma basis;

•	an increase in earnings per share for the year ended December 31, 2015, on a pro forma basis; and

•	a slight increase in their respective percentage ownership of our common stock.

For shareholders receiving cash in the merger, these effects include:

•	receipt of $30.25 per share in cash, the price determined by our Board;
•	loss of their equity and voting interest in First Farmers and loss of the ability to sell their shares at the time and for the price they choose;

•	federal income tax liability for any cash received in the merger;

•	loss of future dividends; and

•	liquidation of their ownership interest in First Farmers without incurring brokerage costs.

Additional Effects of the Merger on Affiliated Shareholders (page 26)

                Because of their positions, the directors and executive officers of First Farmers and FFMC Merger Corporation are deemed affiliates engaged in the transaction and are filing persons on the Schedule 13E-3 transaction statement filed by First Farmers and FFMC Merger Corporation in connection with the merger. Our directors and executive officers have no financial interests in the merger that differ from the interests of our unaffiliated shareholders. The merger will, however, have the following additional effects on our directors and executive officers:

•	elimination of individual reporting obligations under federal securities laws; and

•	potential elimination of a “safe harbor” for dispositions of their shares under federal securities laws.

Effects of the Merger on First Farmers (page 23)

As a result of the merger:

•	we will no longer be classified as a public company and will suspend indefinitely our filing of annual and periodic reports and proxy statements with the SEC;

•

the number of record shareholders, measured as of February 29, 2016, will be reduced from approximately 2,099 to approximately 1,102, and the number of outstanding shares of our common stock will decrease from 4,739,502 to approximately 4,626,366;

•	the percentage of ownership of our common stock beneficially held by executive officers and directors (13 persons) as a group as of February 29, 2016, will increase from 6.2% to approximately 6.4%;

•	earnings per share of our common stock for the year ended December 31, 2015, would increase by approximately 2.8% from $2.13 on a historical basis to approximately $2.19 on a pro forma basis;

•

total shareholders’ equity as of December 31, 2015, would be reduced from approximately $117.8 million on a historical basis by approximately $3.4 million on a pro forma basis, assuming 113,136 shares are cashed out in the merger;

•

the book value per share of our common stock as of December 31, 2015, would be reduced from $24.83 per share on a historical basis to approximately $24.71 per share on a pro forma basis, assuming 113,136 shares are cashed out in the merger; and

•

the reduction in our shareholders’ equity described above will cause a corresponding decrease in our regulatory capital ratios. Assuming 113,136 shares are cashed out in the merger, our common equity tier 1 capital ratio would decrease from 13.28% as of December 31, 2015, to approximately 12.87% on a pro forma basis; our leverage capital ratio would decrease from 8.87% as of December 31, 2015, to approximately 8.57% on a pro forma basis; our tier 1 capital to risk-weighted assets ratio would be reduced from 13.28% as of December 31, 2015, to approximately 12.87% on a pro forma basis; and our total risk-based capital ratio would decrease from 14.32% as of December 31, 2015, to approximately 13.91% on a pro forma basis.

First Farmers Plans to Continue to Pay Semi-Annual Dividends (page 47)

                Following the merger, subject to applicable statutory and regulatory restrictions, First Farmers intends to continue its practice of paying semi-annual cash dividends. For the semi-annual period ended December 31, 2015, First Farmers paid a cash dividend of $0.37 per share. First Farmers expects that because of the projected cost savings, the merger will have no adverse effect on First Farmers’ ability to pay cash dividends in the near future.

Conditions to the Completion of the Merger (page 39)

The completion of the merger depends upon the satisfaction of a number of conditions, unless waived, including:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	all of the representations and warranties made in the merger agreement must be true and correct in all material respects as of the effective time of the merger;

•	absence of pending or threatened litigation regarding the merger; and

•

that the aggregate number of shares to be cashed out in the merger, plus the number of shares held by shareholders who delivered their notice to exercise their rights to dissent from the merger pursuant to the provisions of the Tennessee Business Corporation Act (“TBCA”), does not exceed 350,000 shares.

Material U.S. Federal Income Tax Consequences (page 28)

                The receipt of cash in the merger will be taxable for United States federal income tax purposes. You will be treated as either having sold your shares of our common stock for the cash received or as having received the cash as a dividend. In general, your receipt of cash in exchange for your shares of our common stock will be treated as a sale or exchange and you will recognize gain or loss in an amount equal to the cash received less your adjusted tax basis of your shares exchanged for such cash if you actually and constructively own no shares of our common stock immediately after the exchange. If you actually or constructively own shares of our common stock after the exchange, your receipt of cash in exchange for your shares of our common stock may be taxed as a dividend. Shareholders who do not receive cash should not recognize any gain or loss on continuing to hold their shares of First Farmers common stock as a result of the merger.

                For a more complete description of the United States federal income tax consequences to you as a result of the merger, please read the discussion under “Special Factors—Material U.S. Federal Income Tax Consequences.”

Reasons for the Merger (page 12)

Our principal reasons for effecting the merger are:

•

the direct and indirect cost savings of approximately $250,000 per year that we expect to experience as a result of the deregistration of our common stock under the Exchange Act and suspension of our SEC filings; and

•	our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

Dissenters’ Rights of Shareholders (page 40)

                As a shareholder of First Farmers, under the provisions of the TBCA you have the right to dissent from the merger. If the merger is approved by the shareholders and consummated, any shareholder who properly perfects his or her right to dissent to the merger will be entitled to receive an amount of cash equal to the fair value of his or her shares rather than the consideration provided by the merger agreement. Shareholders of First Farmers are cautioned that if they dissent, they may receive a “fair value” that is less than the value received by shareholders cashed out in the merger.

Shares Entitled to Vote and Vote Required (page 35)

                Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock on February 29, 2016, and directors are elected by a plurality of the votes cast by the shares of our common stock entitled to vote at the Annual Meeting. As of the close of business on February 29, 2016, there were 4,739,502 shares of our common stock entitled to notice of and to vote at the Annual Meeting. As of the record date, our directors and executive officers were entitled to vote 296,001 shares, or 6.2% of our outstanding common stock at the Annual Meeting. These shares are expected to be voted for approval of the merger agreement and for approval of the election of the nominees as directors. Accordingly, 2,073,751 shares held by unaffiliated shareholders, or 43.8% of our outstanding common stock, must be voted in favor of the merger agreement in order to approve the transaction.

Effective Time of the Merger (page 38)

                The merger will be effective at the date and time specified in the Articles of Merger to be filed with the Secretary of State of Tennessee. As soon as practicable after shareholder approval of the merger agreement, we will file Articles of Merger with the Secretary of State of Tennessee and will send a Letter of Transmittal to all record holders of First Farmers common stock who are entitled to receive cash in the merger. We anticipate that this will occur on or around April 20, 2016, although delays could occur.

Financing of the Merger (page 39)

                We estimate that approximately $3.4 million will be required to pay for the shares to be exchanged in the merger and that the expenses related to the merger will be approximately $165,000. We intend to use existing cash generated from our operations to fund the merger. Although it is not anticipated that we will need funds in excess of cash on hand to finance the merger, if additional funds are required, it is likely we will borrow such funds from the Federal Home Loan Bank of Cincinnati.

A WARNING ABOUT FORWARD LOOKING STATEMENTS

Some of the statements contained in this Proxy Statement discuss future expectations, contain projections of our plan of operation or financial condition or state other forward looking information. In this Proxy Statement, forward-looking statements are generally identified by the words such as “anticipate”, “plan”, “believe”, “expect”, “estimate”, and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader should not place undue reliance on these forward-looking statements, which apply only as of the date of this Proxy Statement. Important factors that may cause actual results to differ from projections include, for example:

•	the success or failure of our efforts to implement our plan of operation;
•	our ability to fund our operating expenses;
•	our ability to compete with other companies that have a similar plan of operation;
•	the effect of changing economic conditions impacting our plan of operation;
•	changes in the interest rate environment may reduce our interest margins;
•	our ability to meet the other risks as may be described in our filings with the SEC;
•	deposit attrition, operating costs, customer loss and business disruption may be greater than expected;
•	our actual cost savings resulting from the transaction are less than expected or we are unable to realize those cost savings as soon as expected;
•	legislative or regulatory changes may adversely affect our businesses; and
•	operational risks may occur, including data processing system failures or fraud.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Proxy Statement, any supplement to this Proxy Statement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so, such as in the event of a material change in information previously disclosed.

QUESTIONS AND ANSWERS

Q:	What is the time and place of the Annual Meeting?

A:

The Annual Meeting will be held on April 19, 2016, beginning at 11:00 a.m., Central Time, on the 2nd Floor, in the First Farmers and Merchants Bank Northside Office, 901 Nashville Highway, Columbia, Tennessee, 38401.

Q:	What are the shareholders being asked to vote upon?

A:	At the Annual Meeting, the shareholders are being asked:

•	to consider and vote upon a proposal to approve the merger agreement that provides for the merger of FFMC Merger Corporation with and into First Farmers;

•

to consider and vote upon a proposal to elect ten individuals to serve as directors of the Company until the annual meeting of shareholders in 2017 or until their successors are qualified and elected; and

•	to act on any other matters that may be submitted to a vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Q:	What votes are required for approval?

A:

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock on February 29, 2016, and directors are elected by a plurality of the votes cast by the shares of our common stock entitled to vote at the Annual Meeting. As of this date, there were 4,739,502 shares of our common stock outstanding.

Q:	How does the board of directors recommend that I vote?

A:

Our board of directors has approved and authorized the merger agreement and recommends that you vote FOR approval of the merger agreement and FOR approval of the election of the nominees as directors.

In considering the recommendation of the Board of Directors, you should be aware that the members of our Board and the executive officers (13 persons) beneficially own approximately 6.2% of the outstanding shares of our common stock as of February 29, 2016, and all of such persons are expected to continue as shareholders and beneficially own approximately 6.4% of our common stock following the merger. Also, our current executive officers and directors will continue as our executive officers and directors following the merger. See “Special Factors—Interests of Executive Officers and Directors in the Merger” and “Information About First Farmers and its Affiliates—Security Ownership of Certain Beneficial Owners and Management.”

Q:	What happens if I transfer my shares after the record date?

A:

The record date for the Annual Meeting is earlier than the expected date of the merger. Therefore, if you transfer your shares of First Farmers common stock after the record date, but prior to the merger, you will retain the right to vote at the Annual Meeting, but the right to receive any merger consideration will transfer with the shares of our common stock.

Q:	What do I need to do now?

A:

After you have thoroughly reviewed this Proxy Statement, simply indicate on your proxy card how you want to vote and sign, date and complete your proxy card and mail it in the enclosed envelope so that your shares can be represented at the Annual Meeting. You may also vote by the Internet at www.proxyvote.com or by telephone by calling 1-800-6903.

Q:	What happens if I don’t return a proxy card?

A:

Because approval of the merger agreement requires the approval of at least a majority of the outstanding shares of our common stock entitled to vote, the failure to return your proxy card has the same effect as if you voted against the merger agreement, unless you attend the Annual Meeting and vote in person. The failure to return your proxy card will not constitute a vote “FOR” or to “WITHHOLD” the shareholder vote for the proposal for election of the nominees as directors presented for shareholder approval at the annual meeting and will be disregarded in the calculation of a plurality or of “votes cast” for such proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the Annual Meeting or attend the Annual Meeting and notify the Secretary of the Company that you want to vote in person. You may not change your vote by facsimile or telephone.

Q:	If my shares are held in “street name” by my broker, how will my shares be voted?

A:

Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which (i) will have the same effect as a vote against the merger agreement and (ii) will not constitute a vote “FOR” or to “WITHHOLD” the shareholder vote for the proposal for election of the nominees as directors presented for shareholder approval at the annual meeting and will be disregarded in the calculation of a plurality or of “votes cast” for such proposal.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any such shares will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA account must be voted under the rules governing the account.

Q:	Do I have any rights to avoid participating in the merger?

A:

Yes. You have the right to withhold your vote for the merger agreement, dissent from the merger and seek the fair value of your shares as described in “Proposal I: Approval of the Merger Agreement—Dissenters’ Rights of Shareholders” beginning on page 42. Shareholders of First Farmers are cautioned that if they dissent, they may receive a “fair value” that is less than the value received by shareholders cashed out in the merger. In order to perfect your right to dissent, you must provide us written notice of your intent to dissent from the merger prior to the Annual Meeting and you must not vote in favor of the merger agreement.

Q:	If I am receiving cash in the merger, when will I get my money?

A:

After the Annual Meeting and the completion of the merger, we will mail you instructions on how to exchange your stock certificate(s) for cash. After you sign the forms provided and return your stock certificate(s), we will send you your payment.

Q:	If I hold shares in street name, how will they be treated in the merger?

A:

Any shares you hold in street name will not be added to the number of shares you hold directly in record name in determining the number of shares you hold. Shares held of record by street name holders will be accounted for in the aggregate; a street name holder holding less than 400 shares in all accounts for beneficial holders will be cashed out. The merger agreement has detailed provisions regarding the treatment of shares held in street name. Please read the discussion under “Proposal I: Approval of the Merger Agreement—Conversion of Shares in the Merger” for a description of these provisions generally as well as the terms of the merger agreement.

Q:	How will shares held by the First Farmers and Merchants Bank Profit Sharing Plan be treated in the merger?

A:

Any shares held by the First Farmers and Merchants Bank Profit Sharing Plan will not be affected by the merger. Because the Plan is counted as a single record holder holding more than 400 shares of First Farmers common stock, the Plan will continue to hold those shares after the merger.

Q:	What if I cannot find my stock certificate?

A:

The materials we will send you will include an affidavit and indemnity agreement that you will need to sign attesting to the loss of your certificate. First Farmers and its transfer agent will also require that you provide a bond to cover any potential loss to First Farmers.

Q:	Who can help answer my questions?

A:

If you have additional questions about the merger or the Annual Meeting, you should contact Robert E. Krimmel, Chief Financial Officer and Treasurer, at First Farmers and Merchants Corporation, P.O. Box 1148, Columbia, Tennessee 38402-1148, telephone (931) 388-3145.

SPECIAL FACTORS

Purpose and Reasons for the Merger

                The primary purpose of the merger is to enable us to terminate the registration of our common stock under Section 12(g) of the Exchange Act. Although we intend to keep our shareholders informed regarding our business operations and financial results after the merger, we anticipate that such termination will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Exchange Act. As a secondary matter, it is likely to decrease the administrative expense we incur in servicing a large number of shareholders of record who own relatively small numbers of shares.

                Our shares of common stock are registered with the SEC because we have over 1,200 common shareholders of record and more than $10 million in total assets. As a locally owned community bank holding company whose shares are not listed on any exchange or traded on any quotation system, we have incurred the costs associated with being a public company, while not enjoying many of the benefits associated with being a public company.

                On April 5, 2012, the Jumpstart Our Business Startups Act (the “JOBS Act”) was enacted, which, among other things, raises the threshold for the number of shareholders that a company must have to be required to register a class of securities. The JOBS Act also raised the threshold number of shareholders that banks and bank holding companies must fall below to deregister their securities under the Exchange Act. Specifically, the JOBS Act amended the Exchange Act to permit banks and bank holding companies to deregister under the Exchange Act if their shares are held by less than 1,200 record holders.

                We had approximately 2,099 shareholders of record as of February 29, 2016, but approximately 97.6% of the outstanding shares as of that date were held by approximately 1,102 shareholders of record. As a result, there is a limited market for our shares and our Board of Directors believes there is little likelihood that a more active market will develop. However, because we have more than 1,200 shareholders of record and our common stock is registered under Section 12(g) of the Exchange Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, Board of Directors and management team, having these reports reviewed by outside counsel and independent auditors and documenting our internal controls in preparation for an internal control assessment, the results of which must be filed with the SEC.

                After the merger, we intend to keep our shareholders informed about our business operations and financial results by delivering annual audited financial statements and quarterly unaudited financial statements to them. We also plan to post these financial statements on our website at www.myfirstfarmers.com, which also contains other information about our business. Moreover, our business operations are primarily conducted through our banking subsidiary, First Farmers and Merchants Bank, which is required to file quarterly financial reports with the Federal Deposit Insurance Corporation (“FDIC”). These reports are available online at www.fdic.gov. Further, for a period of 90 days following the filing of a Form 15 with the SEC, we and our shareholders will continue to be subject to certain provisions of the Exchange Act, such as the reporting and short-swing profit provisions of Section 16 and the reporting obligations under Section 13 with respect to certain acquisitions of shares of our common stock.

                We are currently required to comply with many of the same securities law requirements that apply to large public companies with substantially greater compliance resources. Our resources are more limited and securities law compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. Our efforts to comply with these requirements also cause us to incur less tangible, but nonetheless significant, costs in management time and attention that could otherwise be deployed toward revenue enhancing activities. The cost of compliance is substantial, representing an estimated direct and indirect annual cost to us of approximately $250,000. See page 13 for a detailed break-down of these estimated costs. In light of this expense and the limited trading volume in our common stock, our Board of Directors believes that we and our shareholders receive little relative benefit from being registered under the Exchange Act.

                In light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe the merger will provide a more efficient means of using our capital to benefit our shareholders. As a locally owned community bank holding company whose shares are not listed on any exchange or traded on any quotation system, we have incurred the costs associated with being a public company, while not enjoying many of the benefits associated with being a public company. We determined that the cost savings and reduced burden on management to be achieved by terminating registration of our common stock under the Exchange Act outweighed any potential detriment from terminating such registration.

                The merger is designed to substantially reduce the number of our shareholders of record. As of February 29, 2016, we had approximately 997 shareholders who owned fewer than 400 shares of record. By reducing our number of record shareholders to fewer than 1,200, thereby allowing us to terminate our registration under the Exchange Act and suspend our reporting obligations, the merger will result in a reduction of the significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Exchange Act and the Sarbanes-Oxley Act.

                In addition to relieving us of the administrative burden and costs associated with our public disclosure and otherwise complying with the periodic reporting requirements of the Exchange Act as well as decreasing the expense and burden of dealing with our large number of shareholders holding relatively small positions in our common stock, the merger will also allow us to:

•

permit cashed-out shareholders to receive cash for their shares, without having to pay brokerage commissions, at a price that our Board believes to be fair that represents a premium of 4.3% over the most recent sales price reported to us of our common stock prior to announcement of the merger of $29.00 and a premium of 10.8% over the median sales price in the three-month period prior to announcement of the merger of $27.29. If the merger is completed, our executive officers and directors (and all other holders of 400 or more shares) will benefit by a slight increase in their percentage ownership of our common stock and an increase in earnings per share, although the net book value of their holdings will decrease; and

•	increase management’s flexibility to consider and initiate actions that may produce long-term benefits and growth.

                Our Board of Directors considered that some shareholders may prefer to continue as shareholders of a public company. There are certain advantages to being a public company, including potentially a more active trading market and the enhanced ability to use company stock to raise capital or make acquisitions. There is a limited market for our common stock; therefore, a more active trading market has not been of benefit to our shareholders. Another potential advantage of being a public company is the ability to access capital to meet additional capital needs. Since becoming a SEC-reporting company in 1983, however, we have not made any public offerings of common stock or any other equity or debt securities. We used our common stock as consideration for a single acquisition which occurred in 1999.

                Nonetheless, the Board believes that the disadvantages of having us continue to be a public company outweigh the advantages of being a public company. The Board has no present intention to raise capital through sales of securities in a public offering or to acquire other business entities using our stock as the consideration for any such acquisition. Accordingly, we are not likely to make use of any advantage that our status as a public company may offer.

                We incur significant direct costs attributable to our compliance with the SEC’s filing and reporting requirements imposed on public companies. We also incur substantial indirect costs as a result of, among other things, the executive time spent to prepare and review such filings. Although it is impossible to specifically quantify these indirect costs, we estimate that our management and staff spend an average of 4% of their time (equating to approximately 16 days per quarter) on activities directly related to compliance with federal securities laws such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing our disclosure and internal controls, monitoring and reporting transactions and other data related to insiders’ stock ownership and consulting with independent auditors and counsel on compliance matters. Our direct and indirect costs related to being a public company are estimated to approximate $250,000 annually, as follows:

Direct Costs
Independent registered public accounting firm	$100,000
SEC counsel	30,000
Accounting/internal controls consulting fees	40,000
Other related services	18,000
Shareholder relations services	15,000
SEC filing service	12,000

Indirect Costs
Management staff and time	$35,000

Total Costs	$250,000

Alternatives Considered

                The 400-share level for shareholders to be cashed out was chosen by management and recommended to our Board of Directors based on an analysis of our shareholder list as of September 30, 2015. Because shareholders are free to buy or transfer shares until the effective time of the merger, we expect that some shareholders will acquire additional shares before the effective time through market purchases or other transactions in order to own more than the threshold number of shares and thus remain a shareholder after the merger. Because the number of shareholders above the threshold could increase before the effective time, it was necessary to select a threshold high enough to allow for possible changes in the composition of the shareholder list without defeating the purpose of the proposed transaction.

                In making our determination, we considered other means of achieving the same result, but rejected these alternatives because we believed that the merger would be the means that is most efficient, most cost-effective, and least disruptive to our shareholders and would be most likely to achieve the desired result. These other alternatives considered included:

•

Issuer Tender Offer. We considered an issuer tender offer to repurchase shares of our outstanding common stock. Because acceptance of the tender offer would be voluntary, the results would be unpredictable and we were uncertain as to whether this alternative would result in participation by a sufficient number of shareholders to accomplish the going private objective. Accordingly, we rejected this alternative.

•

Reverse Stock Split. We also considered the use of a process known as a reverse stock split as an alternative to the merger. In a reverse stock split, we would reduce the number of issued and outstanding shares of our common stock through an amendment to our charter, so that shareholders owning a certain number of shares would own less than one full share of our common stock, and we would pay cash for the resulting fractional share interests. While the reverse stock split and the merger would both achieve the same objective of reducing the number of shareholders in a predictable manner, we chose the merger because we concluded that a reverse stock split would be disruptive to all of our shareholders and cost us more in that we would have to pay cash to large shareholders for their fractional shares, even though they would remain shareholders after the transaction. We also considered structuring the transaction as a reverse stock split coupled with a forward stock split, but we determined these structures to be too expensive and disruptive to shareholders.

•

Share Reclassification. In addition, the Board considered a share reclassification, which would involve authorization of a new class of stock and the exchange by certain shareholders of common stock for the new stock. However, the Board rejected this alternative because it would not provide any liquidity for shareholders owning a small number of shares and would not reduce our costs with respect to servicing a large number of shareholders.

•

Stock Repurchase Program. We currently have in place a stock repurchase program that the Board has authorized the Company to purchase up to 200,000 shares at a market rate through December 31, 2016. Because the stock repurchase plan is voluntary, the Board concluded that it was highly unlikely the Company could acquire shares from a sufficient number of holders through a stock repurchase program to accomplish the Board’s objectives.

                We did not consider other methods to reduce expenses other than going private because (1) these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations and (2) we were not aware of other methods of achieving expense reductions that were comparable with those reductions possible through the merger. In addition, we did not consider the possibility of a third-party buyout because we believe that we can best maximize shareholder value by remaining an independent banking organization. Remaining independent will enable us to focus our growth in our target markets and capitalize on our local market presence, which we believe will enhance our earnings.

                Other Considerations. In approving and recommending the proposed merger transaction, our directors were aware of potential conflicts of interest, or appearances of conflicts of interest issues. The transaction will result in an increase in the percentage of ownership of all directors and executive officers. As a group, our directors and officers beneficially own approximately 6.2% of the outstanding shares of our common stock and following the effective time of the merger, our directors and executive officers would beneficially own approximately 6.4% of the shares. However, this benefit is shared proportionally by all remaining shareholders. In addition, it is expected that the transaction will, after it is concluded, reduce the risk of litigation and liability to which directors and officers of public companies are exposed.

                While the foregoing narration of the factors considered by our Board of Directors is intended to discuss in reasonable detail the material factors on which the Board relied, it does not necessarily reflect all factors involved in the process. In view of the variety of factors considered in connection with the Board’s evaluation of the merger proposal, we did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching our determination. We considered all the factors as a whole in reaching our determination. In addition, individual members of our Board of Directors may have given different weights to different factors.

                The merger proposal is being made at this time because the sooner the proposal can be implemented, the sooner we will cease to incur the expenses and burdens associated with the reporting requirements of the Exchange Act and the sooner shareholders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments. We determined that the merger proposal was the best choice for the shareholders and us. We estimate that following the proposed merger approximately 1,102 shareholders of record will remain, which will leave us comfortably below the maximum of 1,200 shareholders of record necessary to terminate our registration under the Exchange Act and no longer be subject to the related reporting requirements.

Background of the Going Private Merger Proposal

                First Farmers was incorporated under the laws of the State of Tennessee in 1982 to serve as the bank holding company for First Farmers and Merchants Bank, which was chartered as a bank in 1909.

                As of December 31, 2015, there were 4,739,502 shares of First Farmers common stock issued and outstanding held by 2,099 record holders. Approximately 991 of these record shareholders held fewer than 400 shares (not including beneficial owners whose shares may be registered in “street” name). Collectively, these 991 record holders own an aggregate of approximately 112,491 shares, representing approximately 2.4% of our issued and outstanding shares. Additionally, based on available information, we estimate that approximately 645 shares are held in street name by brokers or other nominees who each hold in the aggregate fewer than 400 shares of our common stock.  These shares will also be cashed out in the merger.

                Our common stock has never traded on a national securities exchange and we have filed reports under the Exchange Act since 1983.  These reports include: annual, quarterly and current reports presenting and analyzing our business, financial condition, results of operations and management structure; ongoing reports regarding insiders’ stock transactions and potential short-swing profit liability; and proxy statements disclosing information about our directors and executive officers, their compensation and our corporate governance process. Although we have been subject to public reporting obligations since 1983, the costs of meeting all legal and accounting requirements for maintaining our status as a public company have grown significantly, particularly after passage of the Sarbanes-Oxley Act in 2002.  As a result of a number of changes in federal law and regulations, we have become subject to heightened compliance and documentation requirements in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our Board committees. We have also become subject to accelerated and expanded disclosure requirements relating to our corporate and trading activities. As a result of these new requirements, our cost of compliance has increased, particularly relative to our limited personnel resources and market capitalization.  See “—Purpose and Reasons for the Merger” on page 12.  Since becoming a public reporting company, however, we have not raised any capital through the issuance of equity or debt securities in public markets and have only used our common equity as acquisition currency in a single business combination that closed in 1999.

                Before passage of the JOBS Act in April 2012, our senior management and Board of Directors began to discuss generally the relative benefits and costs, both direct and indirect, relating to continuing our status as a public company.  The Board authorized a committee comprised of certain independent Board members and members of our senior management team to review First Farmers’ options and to make recommendations to the Board as to alternatives.  This committee considered the pros and cons of listing First Farmers’ common stock on a national securities exchange, establishing an Employee Stock Ownership Plan, implementing a stock repurchase program, and effecting various “going private” strategies such as a reverse stock split, a recapitalization and an issuer tender offer.  This effort was eventually abandoned, because a “going private” transaction prior to the JOBS Act would have had a larger impact on First Farmers’ shareholder base (5,330,000 shares held by more than 2,200 record holders at the end of 2011) and capital position than the currently proposed transaction. The JOBS Act increased the number of record holders that bank holding companies can have before being required to file reports with the SEC from 300 to 1,200.

                In July 2012 a newly formed Board committee (the “Corporate Vision Committee”) consisting of Board members Dalton Mounger, Jonathan Edwards and Lacy Upchurch was formed to consider various options to decrease the costs and management time associated with Exchange Act compliance in a post-JOBS Act environment.  The Corporate Vision Committee consulted with outside legal counsel and other parties as to the advantages and disadvantages as well as the possible methods First Farmers could use to eliminate the burden of First Farmers’ status as a public reporting company.  This Committee explored the possibility of implementing a reverse stock split, then considered a cash merger, which would have applied to all holders of less than 1,000 shares, a threshold that would take the number of record holders below 1,200 with a reasonable cushion to absorb fluctuations in the record holder count.  This transaction as proposed would have affected approximately 1,500 record holders owning approximately 423,000 shares.  After considering this and other information provided by outside counsel, the Corporate Vision Committee recommended to the Board at a meeting on June 18, 2013, that First Farmers not proceed with a going private transaction at that time due to the number of shares that would need to be purchased and the number of record holders impacted.  The Corporate Vision Committee was then dissolved.

                In the second quarter of 2015, senior management began to re-evaluate the expense and burden of First Farmers’ status as a public company against any benefits it was getting from this status.  Management concluded that any benefits First Farmers received as a result of SEC registration was far outweighed by the expense and burden of being a public company.  Management reviewed First Farmers’ history and determined that, since becoming a public reporting company, First Farmers had not raised any capital through the issuance of equity or debt securities in public markets and had only used common equity as acquisition currency in a single business combination. After weighing the disadvantages of remaining public against the advantages, management consulted with outside legal counsel and other third parties and concluded that a going private transaction through a cash merger would be desirable. In addition, senior management examined the shareholder list of First Farmers to evaluate the effects of various cash-out thresholds.

                At a Board meeting on October 27, 2015, First Farmers’ senior management presented a report regarding its recommendation as to the appropriate cash-out threshold and on the costs and benefits of proceeding with a going private transaction. Management reported to the Board that management had considered the four alternative structures described under “Alternatives Considered” on page 15 in addition to the merger proposal, but determined that the merger proposal was the best choice for First Farmers and its shareholders. At that meeting, the Board authorized management to proceed with any additional steps necessary to bring this proposal to the point where it could be considered and voted upon.  As a result, senior management selected Sheshunoff & Co. to prepare an initial “fair value” report for presentation at the November board meeting.  Sheshunoff & Co. was selected based on senior management’s prior experience with this firm, which includes prior consulting engagements on behalf of First Farmers, attendance by senior management at various conferences sponsored by Sheshunoff & Co. and its general reputation in the financial services industry.

                Sheshunoff & Co. delivered a report dated November 17, 2015 on the “fair value” of First Farmers common stock as that term is described in the dissenters’ rights provisions of the Tennessee Business Corporation Act. Sheshunoff & Co.’s valuation indicated that the fair value of First Farmers common stock was between $28.25 and $29.30 per share. Sheshunoff & Co.’s report provided a detailed explanation of the financial analyses supporting the value. At a Board meeting held on November 17, 2015, members of senior management of First Farmers described to the Board their discussions with Sheshunoff & Co. and presented the preliminary “fair value” determination by Sheshunoff & Co.  Management also described the additional steps it had taken since the October 27, 2015 meeting to prepare the merger proposal to be considered and voted upon by the Board. The Board then renewed its discussions as to whether it was in the best interests of First Farmers and its shareholders to engage in the going private transaction.  Legal counsel apprised the Board members of their duties under Tennessee law in making this determination. Barry White, First Farmers General Counsel, reviewed the resolutions authorizing a going private transaction as proposed by management, following which the Board unanimously approved the going private transaction by means of a merger transaction and authorized the retention of Sheshunoff & Co. to serve as First Farmers' financial advisor based on the recommendation of senior management and Sheshunoff & Co.’s reputation as a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction. The Board selected Sheshunoff & Co. based on its experience in rendering valuations and fairness opinions, its knowledge of the financial services industry and the business of First Farmers, and the overall terms, including fees, of the engagement. The Board also considered that Sheshunoff & Co. completes over 100 bank stock appraisals annually for public and private financial institutions with total assets ranging from $20 million to $9.6 billion.

                In determining the number of shares a shareholder needed to own in order to remain a shareholder after the merger, the Board’s primary consideration was how best to achieve the goal of becoming a private company while cashing out the fewest number of shareholders.  The Board selected 400 shares as the minimum number of shares required to remain as a shareholder because it provided a sufficient cushion in order to ensure that, after completion of the merger, the number of record shareholders would be less than the 1,200 shareholder limit necessary to terminate our registration under the Exchange Act, while at the same time providing that a relatively small number of shares (estimated at approximately 114,464, or 2.4% of our outstanding shares at the time of the meeting) would be cashed out in the proposed merger.

                At its December 15, 2015 meeting, the Board discussed the possibility that our number of shareholders of record could increase following the merger as a result of certain share transfers, whether by sale, gift or otherwise. Under the provisions of the Exchange Act, if, after completion of the merger, the number of our shareholders of record did increase to 1,200 or greater, then we would be required to resume our reporting obligations under the Exchange Act. At this meeting, the Board discussed and approved management’s recommendation to continue the stock repurchase program in 2016 to help us control any potential future increases in the number of our record shareholders to enable us to avoid becoming subject to the reporting requirements under the Exchange Act in the future and to provide some potential for liquidity to our remaining shareholders after completion of the merger.

                On February 16, 2016 Sheshunoff & Co. delivered to the Board of Directors its updated report based on year end 2015 preliminary numbers, on the “fair value” of First Farmers common stock.  Sheshunoff & Co. reported that the fair value of First Farmers common stock was between $28.50 and $30.60 per share.  Sheshunoff’s & Co. report provided the Board with a detailed explanation of the financial analyses supporting the range.

                At the February 16, 2016 Board meeting, outside legal counsel advised the Board with respect to certain matters related to the transaction, including possibly forming an independent committee comprised of independent members of the Board to review and evaluate the proposed transaction on behalf of the shareholders as well as possibly structuring the transaction to include “neutralized voting,” whereby separate approval by a majority of those shareholders who are not executive officers or directors of First Farmers would be required in order to consummate the transaction. Following discussion, the Board unanimously determined not to form an independent committee to evaluate the proposed transaction because a majority of our Board of Directors is comprised of independent members and all of the directors (including all of our independent directors) held an interest in the transaction as shareholders who owned at least 400 shares of common stock. The Board also unanimously determined not to offer neutralized voting because the executive officers and directors own a relatively small amount of the outstanding common stock (6.2%) and because a neutralized voting requirement would usurp the power of the holders of all our outstanding shares to consider and approve the merger agreement as provided under Tennessee law, our charter documents and the terms of the merger agreement. We also considered such provision unnecessary in light of the rights of shareholders, whether affiliated or unaffiliated, to dissent from the merger under Tennessee corporate law, regardless of the number of shares that they own. While the Board of Directors believes that this procedural safeguard was not necessary in rendering its determination, the Board did consider that the members of the Board and our executive officers beneficially own approximately 6.2% of our outstanding common stock and would beneficially own an increased percentage following the merger. However, because affiliated and unaffiliated shareholders are treated identically under the terms of the transaction as proposed, the Board did not believe that this procedural safeguard was a necessary measure.

                Outside legal counsel also reviewed in detail with the Board the definitive merger agreement and all related documents, copies of which were delivered to each director before the date of the meeting. After a discussion of these factors, and Sheshunoff & Co.’s February 16, 2016 valuation report, our Board of Directors, including the independent directors, unanimously approved the merger agreement pursuant to which shareholders owning fewer than 400 shares would receive cash for their shares of our common stock. Given the involuntary nature of the merger and the fact that the low and high sales prices of our common stock over the past two years have ranged from $25.00 to $29.00 per share, with trades during the last three months of 2015 ranging from $26.50 to $29.00, the Board set the cash-out price at $30.25. The Board also made a determination that the merger was fair, from a financial and procedural point of view, to our affiliated and unaffiliated shareholders receiving cash under the merger agreement and to our affiliated and unaffiliated shareholders retaining their shares, and directed that the merger agreement be submitted to the shareholders with a recommendation for approval.

                On February 16, 2016, Sheshunoff & Co. also delivered its preliminary oral opinion to the Board stating that the $30.25 per share price to be paid in the merger was fair, from a financial point of view, to our shareholders, both those who will receive cash and those who will retain their shares in the merger. (See “—Opinion of Independent Financial Advisor”). In rendering its opinion, Sheshunoff & Co. reviewed, among other things, its written valuation report dated February 16, 2016.  The written opinion was dated February 23, 2016, approximately one week later than the valuation report, because Sheshunoff & Co. could not prepare an opinion as to the fairness of the $30.25 per share cash out price until the Board established the cash-out price, which, as described above, did not occur until the February 16, 2016 Board meeting.

Recommendation of the Board of Directors; Fairness of the Merger Proposal

                The structure and terms of the merger were determined by our current management and our Board of Directors. Our Board of Directors currently consists of ten (10) persons, eight (8) of whom are independent directors and two (2) of whom are officers of First Farmers or the Bank. We retained Sheshunoff & Co., an independent financial advisor experienced in the financial analysis of and valuation of financial institutions, to value our common stock. The cash consideration to be paid for our common stock under the merger was determined by us, based, in part, on Sheshunoff & Co.’s valuation report.

                After considerable discussion, our Board of Directors unanimously determined and believes that the merger agreement is in the best interests of us and our shareholders. In reaching its conclusion, our Board of Directors also determined that the transaction is in the best interests of and substantively fair to shareholders who will receive cash in the merger as well as those shareholders who will retain their shares of common stock after the merger. Our Board of Directors also believes that the process by which the transaction was approved is fair to all of our shareholders, including unaffiliated shareholders receiving cash in the merger and unaffiliated shareholders who will retain their shares after the merger. Further, our Board unanimously approved the merger agreement, which included the $30.25 per share price to be paid to shareholders whose shares are cashed out in the merger. All of the members of our Board of Directors and our executive officers have expressed an intention to vote in favor of the merger agreement for the reasons described below. As of February 29, 2016, our directors and executive officers (13 persons) owned a total of 296,001 shares of our common stock, or approximately 6.2% of the total shares entitled to vote at the Annual Meeting. Accordingly, only the approval of shareholders owning an additional 2,073,751 shares is necessary for the approval of the merger agreement.

                Our Board of Directors considered a number of factors in deciding to approve the merger agreement. The Board’s primary reason for effecting the merger is to accomplish the going private transaction so that our shares will no longer be registered under the Exchange Act. We considered the views of management and that cost savings of approximately $250,000 per year could be achieved if we terminated the registration of our common stock under the Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of our common stock under the Exchange Act. We also considered the effect that terminating the registration of our common stock would have on the market for our common stock and the ability of shareholders to buy and sell shares. As a locally owned community bank holding company whose shares are not listed on any exchange or traded on any quotation system, we have incurred the costs associated with being a public company, while not enjoying many of the benefits associated with being a public company. We determined that the cost savings and reduced burden on management to be achieved by terminating registration of our common stock under the Exchange Act outweighed any potential detriment from terminating such registration.

                We considered numerous factors in reaching our conclusion as to the fairness of the merger to all of our shareholders, including the effects described under “—Effects of the Merger on First Farmers” on page 23, “—Effects of the Merger on Shareholders Generally” on page 25, “—Effects of the Merger on Affiliated Shareholders” on page 26 and “—Purposes and Reasons for the Merger” on page 12. The Board also reviewed the federal income tax and pro forma financial effects of the merger on us and our shareholders. We did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors. The average tenure on the Company’s board of directors is ten years and each member of the Company’s board is familiar with the community banking industry. In addition, management of the Company provides the board with industry comparable information on at least a quarterly basis. The information includes earnings and stock prices of peer banks from which earning multiples are derived. In addition, during each of the last two years, Shesnunoff & Co. provided the Company’s board with an independent third party report with industry comparable information, which included earnings and stock prices of peer banks.

•

Opinion of Independent Financial Advisor. Our Board of Directors considered the presentation dated February 16, 2016 of Sheshunoff & Co. giving an updated valuation report as of December 31, 2015, as well as the written fairness opinion dated February 23, 2016, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration to be paid in the merger is fair, from a financial point of view, to all our shareholders, including unaffiliated shareholders who will receive cash in the merger as well as those shareholders who will retain their shares after the merger. The Board of Directors also reviewed and considered the financial analyses supporting the opinion of the financial advisor. You should read the discussion under “—Opinion of Independent Financial Advisor” and the copy of the opinion of Sheshunoff & Co., which is attached as Appendix B to this Proxy Statement.

•

Historical Market Prices of Our Common Stock. Based on transactions of which we are aware, the low and high sales prices of our common stock over the past two years have ranged from $25.00 to $29.00 per share, with trades during the last three months of 2015 ranging from $26.50 to $29.00. You should read the discussion under “Information About First Farmers and its Affiliates—Market for Common Stock and Dividends” for more information about our stock prices. Based upon the limited trading history and the prices of our common stock prior to the public announcement of the merger, the Board of Directors believes that the price of $30.25 is fair to all of our shareholders.

•

Premium to Book Value. As of December 31, 2015, our book value per share was $24.83. Although book value was a factor that was considered by our Board of Directors, among others, in determining the consideration to be paid to cashed-out shareholders in the merger, our Board of Directors determined that it was not directly relevant because it was the Board’s view that our value as a going concern is greater than our book value. However, the Board of Directors noted that the per share cash price of $30.25 payable in the merger reflected a multiple of 1.22 times our $24.83 book value per share.

•

Going Concern Value. In determining the cash amount to be paid to cashed-out shareholders in the merger, our Board of Directors valued our shares on the basis of a going concern, without giving effect to any anticipated effects of the merger. Also, the Board of Directors did not consider the amount per share that might be realized in a sale of 100% of our stock, as our Board of Directors determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of First Farmers. In determining the going concern value of our shares, the Board of Directors adopted the analyses and conclusions of our financial advisor, which are described under “—Opinion of Independent Financial Advisor”.

•

Earnings Multiple. Our Board of Directors reviewed our earnings for the previous three years. For the three years ended December 31, 2015, 2014 and 2013, we reported net income of approximately $10,306,000, $10,242,000 and $9,611,000, respectively. The price per share to be paid in the merger reflects a multiple of 14.2 times our earnings per share for the year ended December 31, 2015. From time to time, members of First Farmers’ Board of Directors and management receive financial information from a variety of sources, including earnings and stock prices for peer banks in its market area from which earnings multiples are determined. Based on the Board’s knowledge of the community banking industry in First Farmers’ market, the Board believes that the price to be paid in the merger reflects a reasonable multiple to its earnings for the year ended December 31, 2015. Therefore, the Board viewed the earnings multiple as a factor, among others, which supported its decision to approve the merger agreement and its conclusion as to the fairness of the merger to unaffiliated shareholders, both those receiving cash for their shares and those retaining their shares following the merger.

•

Liquidity Event. Our Board of Directors considered the opportunity that the merger presents for shareholders owning fewer than 400 shares to liquidate their holdings without incurring brokerage costs, particularly given the limited trading volume for shares of our common stock at a price that represents a premium over historical sales prices.

                We also recognized that the merger consideration to be paid to the cashed-out shareholders in the merger reflected a premium over the purchase prices for our common stock prior to the announcement of the merger.

                The Board of Directors also considered historical prices paid by First Farmers to repurchase its shares. Since January 1, 2014, we have repurchased a total of 281,510 shares at purchase prices ranging from $25.00 to $29.00 in negotiated transactions.

                The Board of Directors did not consider transactions in our common stock which occurred following the announcement of the merger. Additionally, certain of our directors and executive officers have engaged in transactions involving shares of our common stock in the two years prior to the announcement of the going private transaction. The Board of Directors considered these trades, along with trades by unaffiliated shareholders, in its review of the historical prices of our common stock. Because the transactions in our common stock by directors and executive officers were effected in the same manner as were, to management’s knowledge, trades by unaffiliated shareholders, the Board of Directors did not distinguish between transactions in our common stock involving our directors and executive officers and those involving unaffiliated shareholders.

                Although it is quite rare for an insured depository institution to go into voluntary liquidation, the base valuation technique that relates to our book value is, for the most part, an assumed liquidation value. Because the price to be paid to the cashed-out shareholders in the merger is in excess of our book value and because we will continue to operate our business following completion of the merger, we did not consider our liquidation value an important factor in determining the fairness of the merger.

                No firm offers have been made by an unaffiliated person during the preceding two years for (1) the merger or consolidation of us into or with such person, (2) the sale or other transfer of all or any substantial part of our assets or (3) the purchase of a number of shares of our common stock that would enable the holder thereof to exercise control of us.

                The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. Our Board determined that any such voting requirement would usurp the power of the holders of a majority of our outstanding shares to consider and approve the merger agreement as provided under Tennessee law, our charter documents and the terms of the merger agreement. We also considered such a provision unnecessary in light of the rights of shareholders, whether affiliated or unaffiliated to dissent from the merger pursuant to Tennessee corporate law, regardless of the number of shares they own. See “Proposal I: Approval of the Merger Agreement—Dissenters’ Rights of Shareholders.”

                A majority of our Board of Directors is comprised of independent members, and, accordingly, there was no need to form a special committee or retain any unaffiliated representative(s) to represent unaffiliated shareholders, as our Board of Directors was able to adequately balance the competing interests of the non-continuing shareholders and the continuing shareholders in accordance with their fiduciary duties. Although all of the members of our Board of Directors own more than 400 shares of our common stock, the 400 share cutoff set in the merger agreement was determined without regard to the directors’ share ownership. As this represented the sole potential conflict of interest and the Board members will be treated identically to all other shareholders in the merger, we did not feel that any additional protections that may be afforded by a special committee would be significant. See “Special Factors—Interests of Executive Officers and Directors in the Merger” and “Special Factors—Conduct of First Farmers’ Business After the Merger.”

                We have not made any provision in connection with the merger to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, we determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the merger. We also considered the fact that under Tennessee corporate law, and subject to certain conditions set forth under Tennessee law, shareholders have the right to review our relevant books and records of account. We did not consider these steps necessary to ensure the fairness of the merger proposal. We determined that such steps would be costly and would not provide any meaningful additional benefits. We noted the fact that the financial advisor engaged by us considered and rendered its opinion as to the fairness, from a financial point of view, of the consideration payable in the merger to our shareholders, including shareholders who will receive cash in the merger and those who will retain their shares after the merger.

                After consideration of the factors described above, the Board believes that the transaction is substantively fair, notwithstanding the absence of such an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative. The Board also believes that the transaction is procedurally fair because, after consideration of all aspects of the proposed transaction as described above, all of the directors, including all of the members of the Board who are not employees of First Farmers, approved the merger and the merger agreement.

Determination of Fairness by Merger Subsidiary and Filing Persons

                The merger subsidiary was formed for the purpose of facilitating the going private transaction. Its sole shareholder is First Farmers and its directors are T. Randy Stevens, the Chairman and Chief Executive Officer of First Farmers, and Brian K. Williams, the President of First Farmers. Under certain applicable rules and regulations promulgated by the SEC, our directors and executive officers are deemed to be “filing persons” for the purposes of the going private transaction. As a result, each filing person is required to state whether he or she reasonably believes that the transaction is fair to unaffiliated security holders. The filing persons consist of the following individuals: M. Darlene Baxter, Jonathan M. Edwards, Thomas Napier Gordon, Dalton M. Mounger, Timothy E. Pettus, Patrick J. Riley, Matthew M. Scoggins, Jr., T. Randy Stevens, W. Lacy Upchurch, Brian K. Williams, Dr. David S. Williams, Barry B. White, and Robert E. Krimmel (collectively, the “Filing Persons”).

                In forming their belief as to the fairness of the transaction to the unaffiliated shareholders, the merger subsidiary and each of the Filing Persons relied upon the factors considered by and have expressly adopted the analysis and conclusions of the Board of Directors of First Farmers, including the analyses performed and opinion delivered by Sheshunoff & Co. See “—Recommendation of the Board of Directors; Fairness of the Merger Proposal.” Based on those factors, the merger subsidiary and each of the Filing Persons reasonably believes that the merger agreement and the process by which the transaction was approved are fair to each of the unaffiliated shareholders, including those who will receive cash in the merger and those who will retain their shares of common stock. Neither the merger subsidiary nor any of the Filing Persons have received any report, opinion or appraisal from an outside party that is materially related to the merger other than the report of Sheshunoff & Co. The belief of each of the Filing Persons is their individual belief and does not constitute investment advice. If shareholders are unsure of whether to vote in favor of the merger agreement, they should consider the recommendation of the Board of Directors or consult with their personal financial advisor.

               During the last five years, neither FFMC Merger Corporation nor, to its knowledge, any of its directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree, or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of those laws. Each executive officer and director of First Farmers is a citizen of the United States of America. In addition, during the last five years, neither First Farmers nor, to its knowledge, any of its directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree, or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of those laws. Each executive officer and director of First Farmers is a citizen of the United States of America.

Opinion of Independent Financial Advisor

                Our Board of Directors retained Sheshunoff & Co. as its financial advisor in connection with the merger because Sheshunoff & Co. is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with us and our business. As part of its investment banking activities, Sheshunoff & Co. is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

                Sheshunoff & Co. reported to our Board of Directors on February 16, 2016, that the fair value of the outstanding common stock of First Farmers was within a range of $28.50 to $30.60 per share and that the merger consideration of $30.25 per share is fair, from a financial point of view, to our shareholders that will be cashed out and to our shareholders that will remain following the merger. A copy of Sheshunoff & Co.’s opinion dated February 23, 2016 is attached as Appendix B to this Proxy Statement and should be read in its entirety.

                No limitations were imposed by our Board of Directors upon Sheshunoff & Co. with respect to the investigations made or procedures followed in rendering its opinion. Sheshunoff & Co.’s fairness opinion is based on the financial analysis described below. Sheshunoff & Co.’s fairness opinion is directed to our Board of Directors and addresses only the fairness, from a financial point of view, of the merger consideration to the shareholders of First Farmers. Sheshunoff & Co.’s fairness opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed transaction. Sheshunoff & Co.’s fairness opinion does not address our underlying business decision to proceed with the proposed transaction.

In arriving at its opinion, Sheshunoff & Co. reviewed and analyzed, among other things, the following:

•	a draft of the Agreement and Plan of Merger;

•	our annual reports on Form 10-K for the years ended December 31, 2014, December 31, 2013 and December 31, 2012;

•	our quarterly reports on Form 10-Q for the quarters ended September 30, 2015, June 30, 2015 and March 31, 2015;

•

certain other information relating to us, including financial forecasts provided to Sheshunoff & Co. or discussed with Sheshunoff & Co. by us and information from meetings with our management to discuss past and current operations, financial condition and prospects, as well as the results of regulatory examinations;

•	Operating results of banks headquartered in Tennessee with total assets between $500 million and $5 billion;

•	the trading activity for our common stock;

•	operating results of selected publicly traded banking institutions;

•	the Tennessee Code definition of fair value provided by First Farmers General Counsel;

•	the present value of the after-tax cash flows based on five year projections on a stand-alone basis;

•	the market price of selected publicly traded banking institutions; and

•	certain other information, financial studies, analyses and investigations and financial, economic and market criteria which Sheshunoff & Co. deemed relevant.

                In conducting its review and in rendering its opinion, Sheshunoff & Co. relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Sheshunoff & Co. relied upon our management as to the reasonableness of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and Sheshunoff & Co. assumed that such forecasts and projections reflect the best currently available estimates and judgments of our management.

                We do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Sheshunoff & Co. in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including without limitation, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

                Sheshunoff & Co. did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company or obtain any evaluations or appraisals of our assets or liabilities. Sheshunoff & Co. is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowance for the Company is, in the aggregate, adequate to cover such losses. In addition, Sheshunoff & Co. did not review any individual credit or customer files or make an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company, nor has Sheshunoff & Co. been furnished with any such evaluations of appraisals. For purposes of its opinion, Sheshunoff & Co. assumed that the merger would have the tax, accounting and legal effects described in the merger agreement. Sheshunoff & Co.’s opinion as expressed herein is limited to the fairness of the proposed transaction, from a financial point of view, to our shareholders.

                The opinion expressed by Sheshunoff & Co. was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion and the information made available to it through that date. Events occurring after the date of issuance of the opinion including, but not limited to, changes affecting the securities markets, the results of operations or material changes in assets or liabilities, could materially affect the assumptions used in preparing the opinion. Sheshunoff & Co. assumed that there are no material changes in the assets, financial condition, results of operation, regulatory standing, business or prospects of the Company since their review of our last financial statements provided to them. Sheshunoff & Co. assumed that all of the representations and warranties contained in the merger agreement and any related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

                Summary of Analysis. The following is a summary of the material financial analyses performed by Sheshunoff & Co. in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Sheshunoff & Co. Sheshunoff & Co. believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Sheshunoff & Co. made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company and Sheshunoff & Co. Any estimates contained in Sheshunoff & Co.’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

                        Sheshunoff used three approaches for analyzing the financial performance and condition of the Company, the fair value of and consequently the fairness, from a financial point of view of, to our shareholders, both those who will receive cash and those who will retain their shares in the merger.

Three approaches were used in conducting the analysis and providing the evidence in support of the fairness opinion as determined by the fair value standard of the Supreme Court of Tennessee’s reliance on the “Delaware Block Method.” They were:

•	Income Approach: Using a discounted cash flow analysis;

•

Market Approach: An analysis of publicly traded banks in the United States headquartered in either Tennessee, Kentucky, Alabama or Mississippi with total assets less than $5 billion and traded on a major national exchange (NYSE, NYSE MKT or NASDAQ); and

•	Net Asset Value Approach: Sum of the total equity of the Company as of December 31, 2015 and off-balance-sheet assets or liabilities as reported by management of the Company.

                Sheshunoff & Co. gave more weight to the income approach (40%) and market approach (40%) and less to the net asset value approach (20%).  Sheshunoff & Co. gave more weight to the income approach as it is an effective method to capture the value of expected future earnings in terms of present value.  Sheshunoff & Co. gave more weight to the market approach as there is readily available information for publicly traded financial institutions. It is generally possible to find comparable publicly traded guideline companies based on performance, size and geography and to determine market pricing multiples to serve as a proxy for pricing. The market approach captures the value of a financial institution based on historical financial performance at a specific point in time. The net asset value reflects the equity value with an adjustment for off balance sheet assets or liabilities but does not necessarily capture the market value of every assets and liability.

Per Share as of December 31, 2015	Value	Weight	Per Share
Income Approach	$27.70	40%	$11.08
Market Approach	$32.37	40%	$12.95
Net Asset Value Approach	$25.23	20%	$ 5.05
Estimated Fair Value			$29.08
Estimated Fair Value Range	$28.50 - $30.60

                Standard of Value:  Sheshunoff & Co. review the merger consideration under the fair value standard. Sheshunoff & Co. discussed the appropriate valuation standard under Tennessee law with the Company’s General Counsel who provided the following definition of fair value detailed in Section 48-23-101(4) of the Tennessee Code:

                “The fair value, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.”

Income Approach - Discounted Cash Flow Analysis:  The discounted cash flow analysis involves the estimation of the current or present value of expected future earnings for a firm or asset, based on an estimate of the risk those earnings, the growth rate of the earnings, and the time period and pattern on which those cash earnings are received.

Management provided projections on a stand-alone basis of assets, net income, and dividends over a five-year period.  Based on management projections, the Company’s future earnings to common shareholders, were determined by estimating the Company’s optimum dividend-paying capacity to common shareholders.  Optimum dividend capacity, or cash flows valued, consists of earnings available to common shareholders in excess of that which is necessary to maintain an 8% tangible common equity to tangible asset ratio but is no more than 100% of projected annual earnings.  Discounting this optimum dividend-paying capacity to the common shareholders produces a going-concern value.

To capture the value of the Company’s after the five year projection period, Sheshunoff & Co. estimated a terminal value for the Company by: (1) multiplying the final period projected earnings by one plus the assumed annual long-term growth rate of the earnings of the Company of 5% (or 1.05) and (2) dividing this product by the difference between the required rate of return of 12.25% as shown below and the assumed annual long-term growth rate of earnings of 5% (7.25%) in (1) above. Sheshunoff & Co. discounted the annual cash flow streams (defined as all earnings to common shareholders in excess of that which is required to maintain a tangible common equity to tangible asset ratio of 8%) and the terminal value using a discount rate of 12.25%.  This discounted cash flow analysis indicated a value of approximately $27.70 per share based on 4,739,502 shares outstanding which is below the merger consideration of $30.25 per share.

In addition, Sheshunoff & Co. used the mid-year convention method in order to determine the net present value factors.  The mid-year convention method reflects the fact that cash flows are earned continuously over the course of the year.

In determining the discount rate, Sheshunoff & Co. used the modified capital asset pricing model as follows:

Discount Rate Calculation – December 31, 2015
Risk-free rate (20yr Treasury Constant)	2.61%
Equity Risk Premium (Duff & Phelps) * Beta[1] (7% * 0.777)	5.44%
Size Premium (Duff & Phelps)	3.74%
Company Specific Risk Premium	0.50%
Calculated Discount Rate	12.29%
Selected Discount Rate (Rounded)	12.25%

[1] Beta calculated as Median of public U.S. banks between $1B and $2B in assets from 2013 through 2015

Market Approach – Publicly Traded Guideline Companies: The second approach used to estimate and test fairness was a comparison of the merger consideration multiples with select publicly traded companies. Sheshunoff & Co. performed an analysis of trading prices for a selected group of banking organizations in the U.S. with similar asset size and comparable characteristics to the Company (the “Guideline Companies”). The Guideline Companies consisted of 16 banks headquartered in either Tennessee, Kentucky, Alabama or Mississippi with total assets less than $5 billion (between $432.2 million and $4.23 billion) and traded on a major national exchange (NYSE, NYSE MKT or NASDAQ). Financial institutions that are broadly categorized as thrifts were excluded from this list.

A list of the Guideline Companies is as follows:

Auburn National Bancorp.	Community Trust Bancorp Inc.	HopFed Bancorp Inc.	Republic Bancorp Inc.
Citizens First Corp.	Farmers Capital Bank Corp.	National Commerce Corp.	SmartFinancial Inc.
Citizens Holding Co.	First Bancshares Inc.	Peoples Financial Corp.	Stock Yards Bancorp Inc.
Commerce Union Bancshares Inc.	Franklin Financial Network Inc	Porter Bancorp Inc.	United Security Bancshares

The analysis yielded trading multiples for the Guideline Companies as summarized below:

Comparable Public Pricing Multiples
	Book (x)	Tangible Book (x)	8% Tg. Book (x)	Core LTM EPS (x)	Assets	Deposits
Maximum	1.97	1.98	2.24	38.4	20.0%	23.8%
Minimum	0.50	0.50	0.11	9.4	4.1%	4.4%
Average	1.17	1.27	1.25	19.1	11.3%	14.3%
Median	1.15	1.27	1.22	15.2	11.4%	14.9%
FFMH*	0.90	0.97	0.97	10.9	8.4%	9.6%
First Farmers**	1.22	1.32	1.35	14.2	11.5%	13.0%

* Based on FFMH shares traded on the OTC Pink exchange

** Based on the merger consideration of $30.25 per share

The resulting multiples based on the Company’s shares traded on the OTC Pink (ticker symbol: FFMH) exchange are significantly lower than the median multiples of the Guideline Companies. The resulting multiples at the merger consideration are similar to slightly higher than the median multiples of the Guideline Companies.

Market Approach:
Price/Earnings Valuation at Estimated Price/Earnings Ratio	$154,405
Price/Tangible Book Valuation using Market Multiples:
Tangible Book Value	$152,148
8% Tangible Book Value	$153,724
Average Market Approach Value	$153,425
Shares Outstanding	4,739,502

Market Approach Per Share Value ($153,425,000/4,739,502)	$32.37

                Net Asset Value Analysis. The net asset approach for determining value estimates a value by adjusting the reported values of assets and liabilities to their market values. As reported by management, the Company had off-balance-sheet assets of approximately $1.9 million. The off-balance sheet assets consisted of the market value of premises and land owned by the Company netted against their respective balance sheet values. The net off-balance-sheet value was added to the total equity of the Company of approximately $117.7 million as of December 31, 2015, resulting in a net asset value of $119.6 million (rounded) or $25.23 per share.

Fairness Opinion.  After applying weighting, as determined by Sheshunoff & Co., to each of the three approaches described herein, the fair value range of the Company’s common stock was determined to be $28.50 to $30.60 per share. The merger consideration of $30.25 per share meets the Tennessee fair value standard and falls within Sheshunoff & Co.’s estimated fair value range.  The resulting pricing multiples of the merger consideration are similar to slightly higher than the median multiples for the Guideline Companies. Therefore, the merger consideration is a reasonable indication of fair value of the Company and, thus, meets the definition of fair value in Tennessee.

Fair Value Range
Comparative Multiples	OTC FFMH Market Multiples	Guideline Company Median Multiples	Resulting Value Multiples @ $28.50	Resulting Value Multiples @ $30.60	Resulting Multiples @ Merger Price $30.25
Common Book	0.90x	1.15x	1.15x	1.23x	1.22x
Tangible Common Book	0.97x	1.27x	1.24x	1.33x	1.32x
8.00% Tangible Book	0.97x	1.22x	1.26x	1.36x	1.35x
LTM Core Net Income as of December 31, 2015	10.9x	15.2x	13.6x	14.6x	14.2x
2016 Projected Net Income	NA	NA	12.2x	13.1x	13.0x
Total Assets	8.4%	11.4%	10.8%	11.6%	11.5%
Total Deposits	9.6%	14.9%	12.2%	13.1%	13.0%

Based on the foregoing and such other matters Sheshunoff & Co. deemed relevant, it is Sheshunoff & Co.’s opinion, based on financial conditions as of December 31, 2015, the merger consideration of $30.25 per share is fair, from a financial point of view to First Farmers’ shareholders.

                We have paid Sheshunoff & Co. a total fee of $17,500 in connection with Sheshunoff & Co.’s acting as our financial advisor and rendering its opinion, which is not contingent upon the completion of the merger. In addition, we have agreed to indemnify Sheshunoff & Co. against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws. The total fees paid to Sheshunoff & Co. over the past two fiscal years for consulting services were approximately $38,000.

Potential Disadvantages of the Merger

                As a result of the merger, shareholders owning fewer than 400 shares at the effective time will receive $30.25 in cash for each share of First Farmers common stock they own, and will no longer have the right to sell their shares at the time and for the price of their choosing. Further, such shareholders will not have any further financial interest in First Farmers and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, First Farmers common stock.

                After completion of the merger and the termination of registration of our shares of common stock under the Exchange Act, the liquidity of our shares may be reduced. A decrease in the market liquidity for the shares of First Farmers common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of First Farmers common stock could also prompt a corresponding increase in its market price assuming stable or increased demand for the stock.

                In addition, we will no longer be required to file public reports of our financial condition, results of operations and other aspects of our business with the SEC after the merger. As a result, shareholders will have less legally mandated access to information about First Farmers’ business and results of operations than they had prior to the merger. Investors seeking information about us will have to review our website or contact us directly and we will provide investors with requested information that is required by law. In addition, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that the Chief Executive Officer and Chief Financial Officer certify the accuracy of the financial statements contained in our Exchange Act filings.

                Finally, the merger will reduce First Farmers’ capital. We believe, however, that we will continue to be “well capitalized” for regulatory purposes and that the Company will have sufficient capital to support anticipated growth.

Effects of the Merger on First Farmers

 The merger will have various effects on First Farmers, as described below.

                Reduction in the Number of Shareholders of Record. We believe that the merger will reduce the number of shareholders of record from approximately 2,099 to approximately 1,102. As noted earlier, in addition to the approximately 112,491 shares held by shareholders of record owning fewer than 400 shares, we assume that six holders of approximately 645 shares held in street name will receive cash for their shares in the merger. Accordingly, the number of outstanding shares of our common stock will decrease from 4,739,502, as of the record date, to approximately 4,626,366 after the merger.

                Decrease in Book Value and Increase in Earnings Per Share. Based on the fact that (1) the price to be paid in the merger to holders of fewer than 400 shares of our common stock will be $30.25 per share, (2) the number of shares of our common stock expected to be cashed out as a result of the merger is 113,136, (3) the total cost to First Farmers (including expenses estimated to be approximately $165,000) of effecting the merger is expected to be approximately $3.6 million and (4) at December 31, 2015, shareholders’ equity was $117.8 million, or $24.83 per share, we expect that, as a result of the merger:

•	our shareholders’ equity as of December 31, 2015, will be reduced from approximately $117.8 million on a historical basis to approximately $114.4 million on a pro forma basis;

•	the book value per share of our common stock as of December 31, 2015, will be reduced from $24.83 per share on a historical basis to approximately $24.71 per share on a pro forma basis;

•

we will utilize existing cash on hand generated from our operations to purchase the cashed-out shares and any dissenting shares, as well as to pay the fees and expenses incurred in connection with the merger, which management anticipates not to exceed $10.6 million, assuming 350,000 shares are repurchased; and

•	earnings per share of our common stock for the year ended December 31, 2015, will increase from $2.13 on a historical basis to approximately $2.19 on a pro forma basis.

                Decrease in Capital. As a result of the merger, our capital will be reduced. More specifically, our common equity tier 1 capital ratio will decrease from 13.28% as of December 31, 2015, to approximately 12.87% on a pro forma basis, our tier 1 capital to risk-weighted assets ratio will decrease from 13.28% as of December 31, 2015, to approximately 12.87% on a pro forma basis, our leverage capital ratio will decrease from 8.87% as of December 31, 2015, to approximately 8.57% on a pro forma basis, and our total risk-based capital ratio will decrease from 14.32% as of December 31, 2015, to approximately 13.91% on a pro forma basis. All regulatory capital ratios have been calculated assuming that 113,136 shares are cashed out in the merger.

                Termination of Exchange Act Reporting Obligations. Our common stock is currently registered under the Exchange Act. After the merger, our common stock will not be registered under the Exchange Act and we will no longer be subject to the reporting requirements under the Exchange Act. More specifically, we will no longer be required to file (1) annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K presenting and analyzing our business, financial condition and results of operations, (2) ongoing reports regarding insiders’ stock transactions and (3) proxy statements disclosing information about our directors and officers, their compensation and our corporate governance process. Accordingly, we expect to eliminate direct and indirect costs and expenses associated with continuance of the Exchange Act registration, estimated at approximately $250,000 per year. We intend to apply for such termination as soon as practicable following completion of the merger.

                Effect on Market for Shares. Because we will no longer be required to maintain current public information by filing reports under the Exchange Act, the market for shares of our common stock could be adversely affected. Although there is currently only minimal liquidity in our shares of common stock, there may be a further reduction in the liquidity of our common stock after the merger as a result of the decrease in the number of shareholders of record.

                Effect on Dividends. The principal source of our cash revenues comes from dividends received from the Bank. The amount of dividends that may be paid by the Bank to us depends on the Bank’s earnings and capital position and is limited by federal and state law, regulations, and policies. In addition to the availability of funds from the Bank, our future dividend policy is subject to the discretion of our Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions. If dividends should be declared in the future, the amount of such dividends presently cannot be estimated and it cannot be known whether such dividends would continue for future periods.

                We anticipate that the merger will not have a material effect on our dividend policy, and we intend to continue paying a semi-annual cash dividend; however, any future declaration and payment of dividends will depend upon, among other factors, our results of operations and financial condition, future prospects, regulatory limitations and capital requirements, and other factors deemed relevant by our Board of Directors.

                Financial Effects of the Merger; Financing of the Merger. We expect that the consideration paid for the cashed-out shares in the merger will not exceed approximately $10.6 million, which does not include approximately $165,000 in professional fees and other expenses we anticipate incurring in the course of the transaction. In addition, we do not expect that the completion of the merger will have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed out in the merger, we do not know the exact amount of cash we will ultimately pay to shareholders in the merger. However, our obligation to consummate the merger under the merger agreement is conditioned on the aggregate number of shares of our common stock owned by shareholders who are to be cashed out or who have properly perfected their rights as dissenting shareholders not exceeding 350,000 shares.

                Increased Ownership Percentage of Executive Officers and Directors. As a result of the merger, we expect that the percentage of ownership of our common stock beneficially owned by our current executive officers and directors as a group (13 persons) will increase from 6.2% to approximately 6.4%. For a description of the assumptions used in determining the numbers of shares and related percentages that we expect to be beneficially owned by executive officers and directors immediately following the merger, under “Information about First Farmers and its Affiliates—Security Ownership of Certain Beneficial Owners and Management.”

                Our Board of Directors was aware of these interests and considered them in approving the merger agreement. See “Special Factors—Background of the Merger.”

Effects of the Merger on Shareholders Generally

                The merger will have various effects on our affiliated and unaffiliated shareholders as described below. If you want to continue to remain a shareholder after the merger, you may do so by purchasing a sufficient number of shares of our common stock prior to the effective time of the merger so that you hold at least 400 shares at the effective time of the merger.

                As described in the section “Proposal I: Approval of the Merger Agreement—Conversion of Shares in the Merger,” there are specific provisions regarding the treatment of shares held in nominee form, or “street name.” In determining the number of shares held beneficially in street name by any shareholder, we may, in our discretion, rely on “no objection” lists provided by any nominee holder. Further, after the merger, we will deliver to each shareholder who would appear to be entitled to receive cash in the merger in consideration for his or her shares a letter of transmittal requesting certain information from such shareholder and requiring the shareholder to certify as to the number of shares actually held, whether in registered form, or in street name. Letters of Transmittal will be delivered to any shareholder of record who holds fewer than 400 shares.

                The effects of the merger to a shareholder will vary depending on whether all of the shareholder’s shares will be cashed out in the merger. The determination of whether or not any particular shares of our common stock will be cashed out in the merger will be based on whether the holder of those shares holds either fewer than 400 shares or 400 or more shares. Because a shareholder may own shares for the benefit of another holder, a shareholder may beneficially own both shares that will be cashed out in the merger and shares that will remain outstanding in the merger. We expect that our executive officers and directors (13 persons) will  own beneficially a total of approximately 295,801 shares, or approximately 6.4% of the outstanding shares immediately after the merger. We anticipate 222 shares of affiliated shareholder’s shares being cashed out in the merger. All of the effects to shareholders described below assume that 113,136 shares are cashed out in the merger, unless otherwise noted.

                Effects on Cashed-Out Shareholders. The effects of the merger on shareholders owning fewer than 400 shares immediately prior to the effective time of the merger will, upon completion of the merger, include:

•

Receipt of Cash. Shareholders who own fewer than 400 shares of our common stock as of the effective time of the merger, in the aggregate, whether of record or in street name, will receive $30.25 in cash per share. Such shareholders will not have to pay any brokerage commission or other service charges in connection with the merger.

•

Loss of Ownership Interest. Shareholders will no longer have any equity or voting interest in First Farmers and therefore will not receive any cash dividends or participate in our future potential earnings or growth, if any, as a shareholder.

•

Taxes. Shareholders will likely be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger. See “—Material U.S. Federal Income Tax Consequences.”

                Effects on Remaining Shareholders. The effects of the merger on shareholders owning 400 or more shares immediately prior to the effective time of the merger will, upon completion of the merger, include:

•

Continued Ownership of Shares. Shareholders who own 400 or more shares immediately prior to the effective time of the merger will continue to be shareholders of First Farmers and will own the same number of shares immediately after the merger as they owned immediately prior to the merger.

•	Increased Ownership Percentage. Remaining shareholders will have a slightly increased ownership percentage in First Farmers as a result of the merger.

•

Decreased Access to Information. If the merger is completed, we intend to terminate our registration under the Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. However, we plan to continue reporting our quarterly earnings, and posting our annual report and news of significant events on our website at www.myfirstfarmers.com under “Investor Relations.”

•

Decreased Liquidity and Transfer Restrictions. The liquidity of the shares of our common stock held by remaining shareholders may be reduced because we will have fewer shareholders. The absence of an established trading market and a smaller shareholder base may restrict your ability to transfer your shares of our common stock after the merger.

•

Reduced Capital. Our regulatory capital ratios will be reduced, including a decrease in our common equity tier 1 capital ratio from 13.28% as of December 31, 2015, to approximately 12.87% on a pro forma basis, a decrease in our tier 1 capital to risk-weighted assets ratio from 13.28% as of December 31, 2015, to approximately 12.87% on a pro forma basis. Our other regulatory capital ratios will be similarly reduced: our leverage ratio will decrease from 8.87% as of December 31, 2015, to approximately 8.57% on a pro forma basis; and our total risk-based capital ratio will decrease from 14.32% as of December 31, 2015, to approximately 13.91% on a pro forma basis.

•

Reduced Book Value Per Share. The book value per share of our common stock as of December 31, 2015, would be reduced from $24.83 per share on a historical basis to approximately $24.71 per share on a pro forma basis.

•

Increase in Earnings Per Share. Earnings per share for the year ended December 31, 2015, would increase from $2.13 on a historical basis to approximately $2.19 on a pro forma basis, an increase of 2.8%.

•

Increased Ownership Percentage of Executive Officers and Directors. As a result of the merger, we expect that the percentage of ownership of our common stock beneficially owned by our executive officers and directors (13 persons) as a group will increase from 6.2%, as of the record date, to approximately 6.4% on a pro forma basis (based on the number of shares we anticipate such executive officers and directors to own beneficially immediately after the merger).

Effects of the Merger on Affiliated Shareholders

              In addition to the effects of the merger on shareholders generally, which are described in the previous section, the merger will have some additional effects on our executive officers and directors, each of whom is, a result of his or her position, deemed to be an affiliate of First Farmers. As used in this Proxy Statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of First Farmers or the beneficial owner of 10% or more of our outstanding common stock, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.

•

No Further Reporting Obligations Under the Exchange Act. After the merger and the filing of a Form 15, our common stock will not be registered under the Exchange Act. For a period of 90 days following the filing of a Form 15 with the SEC, we and our shareholders will continue to be subject to certain provisions of the Exchange Act, such as the reporting and short-swing profit provisions of Section 16 and the reporting obligations under Section 13 with respect to certain acquisitions of shares of our common stock. After the 90 day period expires, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

•

Rule 144 Potentially Not Available. Because our common stock will not be registered under the Exchange Act after the merger and we will no longer be required to furnish publicly available periodic reports, our executive officers and directors could potentially lose the ability to dispose of their shares of our common stock under Rule 144 of the Securities Act of 1933, which provides a “safe harbor” for resales of stock by affiliates of an issuer.

Examples of Merger Results

In general, the merger can be illustrated by the following examples:

Hypothetical Scenario	Result
Ms. Smith owns 300 shares of First Farmers common stock registered in her own name at the effective time of the merger. Ms. Smith holds no other shares.	Ms. Smith’s 300 shares will be canceled and converted into the right to receive cash in the amount of $30.25 per share.

If Ms. Smith wants to continue her investment in First Farmers, she would need to buy at least 100 shares of our common stock (preferably of record in her own name so as to make it more readily apparent that she holds 400 or more shares). Ms. Smith should act far enough in advance of the effective time of the merger so that the purchase is complete and registered on our books before the effective time of the merger.

Mr. Brown owns 100 shares of First Farmers that are held in a brokerage account at the effective time of the merger. Mr. Brown owns no other shares.	Because the determination of shares owned will be made at the street name holder level, if Mr. Brown’s broker holds, in the aggregate, 400 or more shares for all accounts, Mr. Brown will not be required to tender his shares. Conversely, if the broker holds less than 400 shares, in the aggregate, Mr. Brown’s 100 shares will be converted into the right to receive cash in an amount equal to $30.25 per share.

Mr. Davis owns 300 shares of First Farmers registered in his own name and 300 shares that are held in a brokerage account at the effective time of the merger. Mr. Davis owns no other shares.

The shares Mr. Davis holds that are registered in his own name cannot be combined with the shares he holds in a brokerage account at the effective time of the merger. Mr. Davis’ 300 shares owned in his own name will be converted into the right to receive cash in an amount equal to $30.25 per share unless he transfers at least 100 shares from his brokerage account into his own name by the effective time of the merger. The 300 shares Mr. Davis’ holds in a brokerage account will be evaluated only at the street name holder level; therefore, if the broker, in the aggregate, holds 400 or more shares for all accounts, Mr. Davis will not be required to tender his 300 shares held in the brokerage account. Conversely, if the broker holds less than 400 shares, in the aggregate, Mr. Davis’ 300 shares will be converted into the right to receive cash in an amount equal to $30.25 per share.

Interests of Executive Officers and Directors in the Merger

                Our Board of Directors believes that it has acted in the best interests of First Farmers and its shareholders. However, as you consider the recommendation of the Board of Directors, you should be aware that the directors and executive officers have interests that are in addition to their interests as our shareholders. As a result of the merger, we expect that the beneficial ownership of our common stock held by the present executive officers and directors (13 persons) as a group will increase from 6.2% to approximately 6.4%. See “Information about First Farmers and its Affiliates—Security Ownership of Certain Beneficial Owners and Management.”

                Our Board of Directors was aware of these interests and considered them in approving the merger agreement. See “Special Factors—Background of the Merger.”

Conduct of First Farmers’ Business After the Merger

                Following the merger, First Farmers and its subsidiaries, including the Bank, will continue to conduct their existing operations in substantially the same manner as now conducted. Our executive officers and directors immediately prior to the merger will be the executive officers and directors of First Farmers after the merger. The Charter and Bylaws of First Farmers will remain in effect and unchanged by the merger. The deposits of the Bank will continue to be insured by the FDIC, and First Farmers and the Bank will continue to be regulated by the same regulatory agencies as before the merger.

Fees and Expenses

                 We estimate that merger related fees and expenses, consisting primarily of financial advisory fees and expenses, fees and expenses of attorneys and accountants and other related charges, will total approximately $165,000, assuming the merger is completed. This amount consists of the following estimated fees:

Description	Amount
Advisory fees and expenses	$25,000
Legal fees and expenses	100,000
Accounting fees and expenses	25,000
Printing, solicitation and mailing costs	15,000

Total	$165,000

Anticipated Accounting Treatment

                We anticipate that we will account for the shares of our outstanding common stock repurchased in the merger as shares authorized and unissued.

Material U.S. Federal Income Tax Consequences

                The following discussion summarizes the material U.S. federal income tax consequences to our shareholders with respect to the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable U.S. Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this Proxy Statement, and any such change could be applied retroactively. This discussion does not address any alternative minimum tax consequences or the tax consequences under state, local or foreign laws.

                The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this document, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. We have not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the United States federal income tax consequences discussed below.

                This discussion assumes that you hold your shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations and entities (including IRAs), insurance companies, dealers in securities, shareholders who hold options to acquire shares of our common stock, and shareholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

                Federal income tax consequences to shareholders who do not receive cash in the merger. If you (1) continue to hold shares of our common stock immediately after the merger, and (2) you receive no cash as a result of the merger, then you will not recognize any gain or loss in the merger and you will have the same adjusted tax basis and holding period in your shares of our common stock as you had in such stock immediately prior to the merger.

                Federal income tax consequences to shareholders who receive cash in the merger. An exchange of your shares of our common stock for cash pursuant to the merger will be a taxable transaction. If you receive cash in exchange for your shares of common stock as a result of the merger, the cash you received will be treated as redemption of your shares of our common stock exchanged therefor under Section 302 of the Internal Revenue Code. Under Section 302 of the Internal Revenue Code, a shareholder who exchanges his or her shares of our common stock for cash will be treated as having sold his or her shares of our common stock if the exchange meets one of the following three tests:

•	the exchange results in a “complete termination” of his or her equity interest in First Farmers;

•	the exchange is “substantially disproportionate” with respect to the shareholder; or

•	the cash received is “not essentially equivalent to a dividend” with respect to the shareholder.

                For purposes of these tests, in addition to the shares of our common stock you actually own, you will be deemed to own constructively certain shares of our common stock under the constructive ownership rules of Section 318 of the Internal Revenue Code. Generally, the constructive ownership rules under Section 318 of the Internal Revenue Code treat a shareholder as owning:

•	shares of stock owned by certain relatives, related corporations, partnerships, estates or trusts, and

•	shares of stock the shareholder has an option to acquire.

                Because the constructive ownership rules are complex, each shareholder should consult his or her own tax advisor as to the applicability of these rules.

                Cashed-out shareholders who do not actually or constructively own any shares of First Farmers common stock after the merger. In general, if you receive cash in exchange for your shares of our common stock as a result of the merger but do not actually or constructively own any shares of our common stock immediately after the merger, you will be treated as having sold your shares of our common stock for the cash received. You will recognize gain or loss on the exchange in an amount equal to the difference between the cash you receive for your cashed-out shares of our common stock and your aggregate adjusted tax basis in such stock. Your gain will be a capital gain provided you held your shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the effective time of the merger.

                Shareholders receiving cash who actually or constructively continue to own any shares of First Farmers common stock after the merger. If you receive cash in exchange for your shares of our common stock as a result of the merger and are treated as directly or constructively owning shares of our common stock immediately after the merger, then you will be treated as having sold your shares of our common stock for the cash received only if you meet one of the three tests mentioned above and described below.

                You will satisfy the “complete termination” test if you receive cash in exchange for your shares of our common stock pursuant to the merger and you completely terminate your direct and constructive ownership interest in First Farmers. If you would otherwise satisfy the complete termination requirement but for your constructive ownership of shares of our common stock held by family members, you may, in certain circumstances, be entitled to disregard such constructive ownership. You should check with your own tax advisor as to whether you would be entitled to disregard such constructive ownership and the required filings with the Internal Revenue Service pursuant to such a decision.

                You will satisfy the “substantially disproportionate” test if immediately after the merger you actually and constructively own less than 50% of the total combined voting power of all classes of our stock entitled to vote and your percentage interest in First Farmers (i.e., the number of voting shares actually and constructively owned by you divided by the number of voting shares outstanding) is less than 80% of your percentage interest in First Farmers immediately prior to the merger.

                You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your percentage interest in First Farmers, as described above, constitutes a “meaningful reduction of your proportionate interest” given your particular facts and circumstances. The Internal Revenue Service has indicated in published rulings that a minority shareholder whose relative stock interest is minimal (i.e., less than 1%) and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” generally if the shareholder has some reduction in the shareholder’s stock ownership percentage.

                If you satisfy one of these three tests, you will be treated as having sold your shares of First Farmers common stock for the cash exchanged therefore and will recognize gain or loss on the exchange in an amount equal to the difference between the cash you receive for your cashed-out shares of our common stock and your aggregate adjusted tax basis in such stock. Your gain will be a capital gain provided you held your shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the effective time of the merger.

                If you do not satisfy one of these three tests, you will be treated as having received a dividend to the extent of our current and accumulated earnings and profits, which we anticipate will be sufficient to cover the amount of any such dividend and will be includible in your gross income as ordinary income in its entirety, without reduction for the adjusted tax basis of your shares of our common stock exchanged for cash. No loss will be recognized. If the exchange is treated as a dividend, your adjusted tax basis in your shares of our common stock exchanged for cash generally will be added to your tax basis in your remaining shares of our common stock. To the extent that cash received in exchange for your shares of our common stock is treated as a dividend to a corporate shareholder, the corporate shareholder will be: (1) eligible for a dividends-received deduction (subject to applicable limitations); and (2) subject to the “extraordinary dividend” provisions of the Internal Revenue Code. To the extent, if any, the cash received by you exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your adjusted tax basis in the shares surrendered and thereafter as a capital gain.

                Capital gain and loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to reduced tax rates. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

                Backup withholding. If you receive cash in the merger, you will be required to provide your social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require you to deliver such information when your shares of our common stock certificates are surrendered following the effective time of the merger. Failure to provide such information may result in backup withholding.

                As explained above, the amounts paid to you as a result of the merger may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The U.S. federal income tax discussion set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction that are applicable to you in light of your specific circumstances.

Regulatory Requirements

                In connection with the merger, we will be required to make certain filings with and obtain certain approvals from various federal and state governmental agencies, including:

•	filing of Articles of Merger with the Secretary of State of Tennessee in accordance with the TBCA after the approval of the merger agreement by our shareholders; and

•

complying with federal and state securities laws, including our and the merger subsidiary’s filing, in conjunction with this Proxy Statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                The following table summarizes financial results actually achieved by First Farmers for the periods and at the dates indicated and should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements contained in reports that we have previously filed with the SEC. Historical financial information can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this Proxy Statement. See “Where You Can Find Additional Information” on page 68 for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods indicate results for any future period.

	As of and for the Year Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share data)
Income Statement Data:
Total interest income	$38,682	$36,780	$37,361	$36,384	$37,968
Total interest expense	2,225	2,428	2,907	3,841	4,942

Net interest income	36,457	34,352	34,454	32,543	33,026
Provision for loan and lease losses	30	-	-	1,120	3,125

Net interest income after provision	36,427	34,352	34,454	31,423	29,901
Total noninterest income	11,443	11,727	11,116	11,631	10,972
Total noninterest expense	34,215	32,281	33,259	30,610	33,133

Income before provision for income taxes	13,655	13,798	12,311	12,444	7,740
Provision for income taxes	3,349	3,556	2,700	3,040	744

Net income for common shareholders	$10,306	$10,242	$9,611	$9,404	$6,996

Common Share Data:
Earnings per share(1)	$2.13	$2.06	$1.88	$1.77	$1.30
Book value	24.83	23.36	20.73	21.76	21.02
Tangible book value	22.93	21.52	18.94	20.02	19.33
Cash dividends declared	0.74	0.74	0.74	0.74	0.74
Dividend payout ratio	34.74%	35.92%	39.36%	41.81%	56.92%
Weighted average shares outstanding	4,832,217	4,963,826	5,110,849	5,315,634	5,400,063
Shares outstanding at end of period	4,739,502	4,900,576	5,021,012	5,180,000	5,330,000

Balance Sheet Data (at period end):
Total assets	$1,260,310	$1,170,995	$1,092,874	$1,091,487	$1,017,808
Total securities	399,078	419,871	357,553	377,473	349,484
Loans, net of deferred fees	731,266	652,052	606,766	567,159	517,802
Allowance for loan losses	(8,634)	(7,934)	(8,595)	(8,809)	(9,200)
Net loans	722,632	644,118	598,171	558,350	508,602
Total deposits	1,103,801	1,019,955	957,337	932,849	856,430
Total shareholders’ equity	117,790	114,584	104,204	112,795	112,149

	As of and for the Year Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share data)
Average Balance Sheet Data:
Total assets	$1,213,440	$1,121,840	$1,087,487	$1,054,316	$975,671
Securities	415,850	399,048	389,934	378,792	301,445
Loans, net(2)	683,319	607,957	572,913	518,158	534,841
Total deposits	1,054,006	974,205	938,032	893,486	820,250
Total shareholders’ equity	118,482	109,836	110,933	114,397	109,381

Performance Ratios:
Return on average assets	0.85%	0.91%	0.88%	0.90%	0.72%
Return on average common equity	8.70	9.32	8.66	8.22	6.21
Net interest margin	3.43	3.49	3.69	3.66	4.07
Efficiency ratio(3)	72.29	71.88	73.83	71.38	76.19

Asset Quality Ratios:
Nonperforming assets to total loans and other real estate	0.31%	0.84%	1.12%	2.41%	3.85%
Net (recoveries) charge-offs to average loans	(0.10)	0.11	0.04	0.29	0.62
Allowance for loan losses to total loans	1.18	1.22	1.42	1.55	1.78
Allowance for loan losses to nonperforming loans(4)	392.99	144.83	159.31	108.73	80.22

Capital Ratios:
Common equity tier 1 capital ratio	13.28%	13.67%	14.35%	14.58%	15.67%
Leverage ratio	8.87	9.67	9.52	9.69	10.10
Average shareholders’ equity to average total assets	9.76	9.79	10.20	10.85	11.21
Tier 1 risk-based capital ratio	13.28	13.67	14.35	14.58	15.67
Total risk-based capital ratio	14.32	14.67	15.55	15.82	16.91

Ratio of Earnings to Fixed Charges:
Earnings:
Income before income taxes	$13,655	$13,798	$12,311	$12,444	$7,740
Fixed charges	2,362	2,538	3,001	3,939	5,025
Total earnings	$16,017	$16,336	$15,312	$16,383	$12,765
Fixed charges:
Interest expense on deposits	$2,131	$2,358	$2,694	$3,343	$4,223
Interest expense on borrowings	94	70	213	498	719
Estimated interest portion of rent expense(5)	137	110	94	98	83
Total fixed charges	$2,362	$2,538	$3,001	$3,939	$5,025
Ratio of earnings to fixed charges:
Excluding interest on deposits	69.34%	90.76%	49.88%	27.49%	15.92%
Including interest on deposits	6.78	6.44	5.10	4.16	2.54

____________

(1)	Net earnings per share are based upon the weighted average number of common shares outstanding during the period.
(2)	Includes loans held for sale.
(3)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities and foreclosed property losses or gains. Taxes are not part of this calculation.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.
(5)	Estimated to be 33% of rent expense.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information as of December 31, 2015 gives effect to the following assumptions:

•	We have assumed that the merger occurred as of December 31, 2015, for purposes of the consolidated balance sheet, and as of January 1, 2015 for purposes of the consolidated statements of earnings.

•

We have assumed that a total of 113,136 shares are cashed out in the merger at a price of $30.25 per share for a total of approximately $3.4 million. Additionally, we have assumed that we will incur approximately $165,000 in costs and expenses relating to the merger.

•	We have assumed that the maximum amount of cash necessary to consummate the merger to be approximately $3.6 million.

•	We have assumed that we will realize direct cost savings, estimated to be approximately $215,000 per year as a result of the merger.

•	We have assumed that the expenses and anticipated cost savings in connection with the merger will be tax effected at a rate of 38.5%.

                The following information should be read in conjunction with and is qualified in its entirety by our consolidated financial statements and accompanying notes, which are incorporated by reference into this Proxy Statement.

                The unaudited pro forma consolidated financial information is intended for informational purposes and is not necessarily indicative of our financial position or operating results that would have occurred had the merger actually been in effect as of the date or for the period presented.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2015

	Historical December 31, 2015	Adjustments		Pro Forma December 31, 2015
	(Dollars in thousands)
Assets:
Cash and due from banks	$19,453	$(3,372)	(1)	$16,081
Interest-bearing deposits	18,299			18,299
Federal funds sold	24,476			24,476
Total cash and cash equivalents	62,228			58,856
Securities:
Available-for-sale	395,019			395,019
Held-to-maturity (fair market value $4,089 as of December 31, 2015)	4,059			4,059
Total securities	399,078			399,078
Loans, net of allowance for loan losses	722,632			722,632
Premises and equipment, net	25,518			25,518
Other real estate	62			62
Bank owned life insurance	26,552			26,552
Goodwill	9,018			9,018
Other assets	15,222	(19)	(2)	15,203
Total assets	$1,260,310	$(3,391)		$1,256,919
Liabilities and Shareholders’ Equity:
Deposits:
Noninterest-bearing	$239,226			$239,226
Interest-bearing	864,575			864,575
Total deposits	1,103,801			1,103,801
Federal funds purchased	-			-
Securities sold under agreements to repurchase	24,177			24,177
Accounts payable and accrued liabilities	14,542			14,542
Total liabilities	1,142,520			1,142,520

Shareholders’ equity:
Common stock, 8,000,000 shares authorized, 4,739,502 shares issued and outstanding as of December 31, 2015, and 4,626,366 shares issued and outstanding on a pro forma basis	$47,395	$(1,131)	(3)	$46,264
Retained earnings	71,583	(2,260)	(4)	69,323
Accumulated other comprehensive income	(1,283)			(1,283)
Total shareholders’ equity before noncontrolling interest – preferred stock of subsidiary	117,695	(3,391)		114,304
Noncontrolling interest – preferred stock of subsidiary	95			95
Total shareholders’ equity	117,790	(3,391)		114,399
Total liabilities and shareholders’ equity	$1,260,310	$(3,391)		$1,256,919

(1)   Includes the purchase of 113,136 shares at $30.25 per share; $165,000 in cost to complete the merger and $215,000 in direct cost savings.

(2)   The tax benefit of the $215,000 direct cost savings offset in part by the $165,000 merger cost computed using a rate of 38.5%.

(3)   Assumes the reduction of 113,136 shares at $10 par value per share of common stock.

(4)   Assumes the purchase of 113,136 shares at $30.25 per share less $10 par value; includes the net impact of the $215,000 direct cost savings offset in part by the $165,000 costs of the transaction, net of the tax benefit.

Unaudited Pro Forma Condensed Consolidated Statement of Earnings

for the Twelve Months Ended December 31, 2015

	Historical Twelve Months Ended December 31, 2015	Adjustments		Pro Forma Twelve Months Ended December 31, 2015
	(Dollars in thousands, except per share data)
Interest income
Loans, including fees	$30,522			$30,522
Securities
Taxable	5,713			5,713
Nontaxable	2,218			2,218
Federal funds sold and interest-bearing deposits	229			229

Total interest income	38,682			38,682
Interest expense
Deposits	2,131			2,131
Interest on other borrowings	94			94

Total interest expense	2,225			2,225

Net interest income	36,457			36,457
Provision for loan losses	30			30

Net interest income after provision for loan losses	36,427			36,427
Noninterest income
Trust department income	2,530			2,530
Service fees on deposit accounts	6,616			6,616
Other operating income	2,297			2,297

Total noninterest income	11,443			11,443

Noninterest expense
Salaries and employee benefits	18,897			18,897
Net occupancy expense	2,192			2,192
Other operating expenses	13,126	$(50)	(1)	13,076

Total noninterest expenses	34,215	(50)		34,165

Income before provision for income taxes	13,655	(50)		13,705
Provision for income taxes	3,349	19	(2)	3,368

Net income	$10,306	$(31)		$10,337

Earnings per common share	$2.13	$0.06	(3)	$2.19

(1)       Includes $165,000 in cost to complete the merger and $215,000 in direct cost savings.

(2)       The tax benefit was computed using a rate of 38.5%.

(3)       Assumes the reduction of 113,136 shares of common stock.

THE ANNUAL MEETING

Purpose

                This Proxy Statement is furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting. The Annual Meeting is a meeting of the shareholders of First Farmers at which the shareholders will vote upon a proposal to approve the merger agreement and a proposal to consider and vote on the election of 10 individuals to serve as directors of the Company until the annual meeting of shareholders in 2017 or until their successors are qualified and elected. A copy of the merger agreement is attached as Appendix A.

Date, Place and Time of Annual Meeting

                The Annual Meeting of our shareholders will be held on the 2nd Floor, in the First Farmers and Merchants Bank Northside Office, 901 Nashville Highway, Columbia, Tennessee, 38401 on April 19, 2016 at 11:00 a.m., Central Time.

Shares Entitled to Vote; Quorum and Vote Required

                Shares Entitled to Vote. The holders of record of the outstanding shares of our common stock at the close of business on February 29, 2016, the record date, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on that date, there were 4,739,502 shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting.

                Quorum. At the Annual Meeting, our shareholders will be entitled to one vote for each share of our common stock owned of record on the record date. The holders of a majority of the shares of our common stock outstanding must be present, either in person or by proxy, to constitute a quorum at the Annual Meeting. Shares of our common stock present in person or represented by proxy, including shares whose holders abstain or do not vote and shares held of record by a broker or nominee that are voted on any matter, will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

                Votes Required. The affirmative vote of a majority of the issued and outstanding shares of First Farmers common stock is required to approve the merger agreement. Directors are elected by a plurality of the votes cast by the shares of our common stock entitled to vote at the Annual Meeting, if a quorum is present. Neither abstentions nor broker non-votes will have the effect of voting for or in opposition to a director. Shareholder action on any other matter that may be properly presented at the Annual Meeting is approved if the votes cast by shareholders, either in person or by proxy, in favor of the action exceed the votes cast by shareholders in opposition to such action.

                Abstentions. A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. However, because approval of the merger agreement requires a majority of the issued and outstanding shares of our common stock, an abstention would effectively function as a vote against the merger agreement, even though it would not be counted in the voting tally as such. Abstentions will not affect the outcome of any other proposal that may be properly brought before the Annual Meeting.

                Broker Non-Votes. Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. The proposal to approve the merger agreement is a “non-discretionary” item, meaning that brokers, banks and other nominees may not give a proxy to vote shares on those matters without specific instructions from their customers. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted on. A broker non-vote with respect to a proposal for which the broker has no discretionary voting authority will function as a vote against the merger agreement but will not affect the outcome of any other proposal properly brought before the Annual Meeting.

                On the record date, our directors and executive officers (13 persons) were entitled to vote, in the aggregate, 296,001 shares of our common stock, or approximately 6.2% of the outstanding shares of our common stock. These shares are expected to be voted FOR approval of the merger agreement and FOR the election of the nominees as directors. If these shares are voted in favor of the merger agreement, then shareholders owning an additional 2,073,751 shares would be required to vote in favor of the merger in order for the proposal to receive approval by a majority of the outstanding shares of our common stock.

                A list of shareholders will be available for examination by holders of the our common stock for any purpose related to the Annual Meeting at the Annual Meeting and during the 10 days prior to the Annual Meeting at the office of our Corporate Secretary at our offices at 816 South Garden Street, Columbia, Tennessee 38401.

                OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE ELECTION OF THE NOMINEES AS DIRECTORS.

Voting Procedures and Revocation of Proxies

                Proxies, in the form enclosed, which are properly executed by the shareholders and returned to us and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger agreement and FOR the proposal to approve election of the nominees as directors. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the Annual Meeting.

                If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the Board of Directors at any time before it is voted at the Annual Meeting by:

•	giving written notice to the Corporate Secretary of First Farmers;

•	executing a proxy bearing a later date filed with the Corporate Secretary of First Farmers at or before the meeting; or

•	attending and voting in person at the meeting. Attendance without voting at the Annual Meeting will not in and of itself constitute revocation of a proxy.

                All written notices of revocation and other communications with respect to revocation of proxies should be sent to: First Farmers and Merchants Corporation, Attention: Corporate Secretary, P.O. Box 1148, Columbia, TN 38402-1148. If you hold your shares in street name with a bank or broker, you must contact the bank or broker if you wish to revoke your proxy.

Attending the Annual Meeting

                All of our shareholders are invited to attend the Annual Meeting. If you want to vote your shares of our common stock held in street name by a broker, bank or other nominee in person at the Annual Meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Solicitation of Proxies and Expenses

                This proxy solicitation is made by our Board of Directors. We are responsible for our expenses incurred in preparing, assembling, printing and mailing this Proxy Statement. Proxies will be solicited through the mail. Additionally, directors, officers and other employees of First Farmers or its subsidiaries may solicit proxies personally, by telephone, by email or other means of communications. None of these people will receive any special compensation for solicitation activities. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL I: APPROVAL OF THE MERGER AGREEMENT

Parties to the Merger

                First Farmers and Merchants Corporation. First Farmers and Merchants Corporation (“First Farmers” or the “Company”) was incorporated on March 31, 1982, as a Tennessee corporation. The bank subsidiary of the Company is First Farmers and Merchants Bank, a Tennessee state-chartered bank (the “Bank”). The Bank maintains a main office in Columbia, Tennessee, 18 other offices and 35 separate automatic teller or cash dispensing machine locations. First Farmers’ headquarters are located at 816 South Garden Street, Columbia, Tennessee 38401, and its telephone number is (931) 388-3145.

                FFMC Merger Corporation. The merger subsidiary is a newly formed Tennessee corporation, organized solely for the purpose of facilitating the merger agreement, and is a wholly-owned subsidiary of the Company. The merger subsidiary will merge with and into First Farmers and will cease to exist after the merger. The merger subsidiary has no significant assets, liabilities or shareholders’ equity, and has conducted no business activities other than those incidental to its formation, the execution of the merger agreement and assistance in preparing various SEC filings related to the merger. The principal executive offices of the merger subsidiary are located at 816 South Garden Street, Columbia, Tennessee 38401.

Structure of the Merger

                 The merger agreement provides for the merger of the merger subsidiary with and into First Farmers, with First Farmers surviving the merger. In the merger, shareholders owning fewer than 400 shares of First Farmers common stock will receive $30.25 in cash for each share that they own as of the effective time of the merger. All other shares will remain outstanding and be unaffected by the merger. Our directors and executive officers after the merger will be the same as our directors and executive officers immediately prior to the merger.

Conversion of Shares in the Merger

 The merger agreement provides that, at the effective time of the merger:

•

all outstanding shares of our common stock, whether record shares (as defined below) or street shares (as defined below), held of record by a holder owning fewer than 400 shares of First Farmers common stock immediately prior to the effective time of the merger, other than shares for which dissenters’ rights have been exercised, will, without any action on the part of the holder thereof, be converted into the right to receive cash equal to $30.25 per share (the “merger consideration”);

•

all outstanding shares of our common stock other than those described above as being converted into the right to receive the merger consideration or shares for which dissenters’ rights have been exercised will remain outstanding with all rights, privileges, and powers existing immediately before the merger; and

•	the outstanding shares of the merger subsidiary will, without any action on the part of the holder thereof, be canceled.

The merger agreement further provides that:

•

immediately prior to the merger, no holder owning, of record, 400 or more shares in the aggregate will be entitled to receive any cash as a result of the merger with respect to the shares so held other than by exercising his or her dissenters’ rights.

For purposes of the merger agreement:

•

the term “record shares” means shares of First Farmers common stock other than street shares, and any record shares will be deemed to be held by the registered holder thereof as reflected on our books;

•	the term “street shares” means shares of First Farmers common stock held of record in street name, and any street shares will be deemed to be held by the nominee holder thereof; and

•	the term “holder” means:

(a)

any record holder or holders of record shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single “person” for purposes of determining the number of our record shareholders, and

(b)	any other person or persons who would be deemed to be a “holder” under the above clause if the shares it holds in street name were held of record by such person or persons.

The merger agreement provides that First Farmers (along with any other person or entity to which First Farmers may delegate or assign any responsibility or task with respect thereto) will have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of confirming the number of shares held by any holder, and

•

resolve and determine, in our sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to the number of shares held by any holder. All such determinations by us will be final and binding on all parties, and no person or entity will have any recourse against us or any other person or entity with respect thereto.

For purposes of the share count, we may, in our sole discretion, but will not have any obligation to:

•

presume that any shares of First Farmers common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

•

aggregate the shares held (whether of record or beneficially) by any person or persons that we determine to constitute a single holder for purposes of determining the number of shares held by such holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities will be deemed to be “held of record” by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issuer, subject to the following:

•

In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice will be included as a holder of record;

•	Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization will be included as so held by one person;

•

Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account will be included as held of record by one person;

•	Securities held by two or more persons as co-owners will be included as held by one person; and

•

Securities registered in substantially similar names where the issuer has reason to believe, because of the address or other indications that such names represent the same person, may be included as held of record by one person.

There is a risk that the SEC may change its rules regarding shareholder counting with respect to beneficial holders and that First Farmers’ number of record shareholders could be higher than it had anticipated.

Effective Time of the Merger

               The merger will be effective at the date and time specified in the Articles of Merger to be filed with the Secretary of State of Tennessee. As soon as practicable after shareholder approval of the merger agreement, we will file Articles of Merger with the Secretary of State of Tennessee and will send a Letter of Transmittal to all record holders of First Farmers common stock who are entitled to receive cash in the merger. We anticipate that this will occur on or around April 20, 2016, although delays could occur.

                At the effective time of the merger, each shareholder who owns fewer than 400 shares of record immediately prior to the merger will not have any rights as a First Farmers shareholder and will have only the right to receive cash as provided under the merger agreement.

Exchange of Shares

                The Letter of Transmittal will provide the means by which shareholders will surrender their certificates representing First Farmers common stock and obtain the cash to which they are entitled. If certificates evidencing our common stock have been lost or destroyed, we and our transfer agent may, in our sole discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to us and our transfer agent, indemnifying us and all other persons against any losses incurred as a consequence of the payment of the merger consideration in connection with that certificate. Shareholders whose certificates have been lost or destroyed should contact us. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the merger becomes effective.

                Except as described above with respect to lost or destroyed stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates for cash in the merger. We will bear any such costs.

                If you receive a Letter of Transmittal but believe that you own 400 or more shares of our common stock, you will be required to provide us with a certification regarding the number of shares of our common stock that you believe you own.

                The Letter of Transmittal will be sent to shareholders as soon as practicable after the effective time of the merger. Do not send in your stock certificate(s) until you have received the Letter of Transmittal.

Termination of Exchange Act Registration

                Our common stock is currently registered under the Exchange Act. We will be permitted to terminate our registration once we can certify that we have fewer than 1,200 shareholders of record. Upon the completion of the merger, we expect to have approximately 1,102 shareholders of record. We intend to apply for termination of the registration of our common stock under the Exchange Act as promptly as possible after the effective time of the merger.

                Termination of registration under the Exchange Act will substantially reduce the information we are required to furnish to our shareholders and to the SEC and would make some of the provisions of the Exchange Act, such as the short-swing profit liability provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) and required compliance with the Sarbanes-Oxley Act, no longer applicable to us. Furthermore, our affiliates could potentially lose the ability to dispose of their common stock under Rule 144 promulgated under the Securities Act of 1933. However, for a period of 90 days following the filing of a Form 15 with the SEC, we and our shareholders will continue to be subject to certain provisions of the Exchange Act, such as the reporting and short-swing profit liability provisions of Section 16 and the reporting obligations under Section 13 with respect to certain acquisitions of shares of our common stock.

                We estimate that termination of the registration of our common stock under the Exchange Act will save us approximately $250,000 per year in legal, accounting, printing, management time and other expenses. See “Special Factors—Effects of the Merger on First Farmers.”

Source of Funds and Expenses

                 We estimate that approximately $3.4 million will be required to pay for the shares of our common stock exchanged for cash in the merger. Additionally, we will pay all of the expenses related to the merger. We estimate that these expenses will be as follows:

Advisory fees and expenses	$25,000
Legal fees and expenses	100,000
Accounting fees and expenses	25,000
Printing, solicitation and mailing costs	15,000

Total	$165,000

                We intend to use existing cash generated from our operations to fund the merger. Although it is not anticipated that we will need funds in excess of cash on hand to finance the merger, if additional funds are required, it is likely we will borrow such funds from Federal Home Loan Bank of Cincinnati.

Conditions to the Completion of the Merger

                 The obligations of First Farmers and the merger subsidiary to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	all of the representations and warranties made in the merger agreement must be true and correct in all material respects as of the effective time of the merger;

•	absence of pending or threatened litigation regarding the merger; and

•

the aggregate number of the shares to be cashed out in the merger, plus the number of shares held by shareholders who delivered their notice to exercise their rights to dissent from the merger pursuant to the provisions of the TBCA, does not exceed 350,000 shares.

Termination of Merger Agreement

                 The merger agreement may be terminated by either First Farmers or the merger subsidiary at any time prior to the effective time of the merger.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

Dissenters’ Rights of Shareholders

Introductory Information

General. Dissenters’ rights with respect to First Farmers’ voting stock are governed by the Tennessee Business Corporation Act. Shareholders of First Farmers have the right to dissent from the merger and to obtain payment of the “fair value” of their shares (as described in the statute) in the event First Farmers completes the merger. Strict compliance with the dissent procedures is mandatory. Subject to the terms of the merger agreement, First Farmers could elect to terminate the merger agreement even if it is approved by First Farmers’ shareholders, thus cancelling dissenters’ rights. Shareholders of First Farmers are cautioned that if they dissent, they may receive a “fair value” that is less than the value received by shareholders cashed out in the merger.

If you contemplate exercising your right to dissent, we urge you to read carefully the provisions of Chapter 23 of the Tennessee Business Corporation Act which are attached to this Proxy Statement as Appendix C. A more detailed discussion of the provisions of the statute is included there. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read both the summary contained in this section of the Proxy Statement and the full text of the law. We cannot give you legal advice. To completely understand this law, you may want, and we encourage you, to consult with your legal advisor. If you wish to dissent, do not send in a signed proxy unless you mark your proxy to vote against the merger or you will lose the right to dissent.

Address for Notices.  Send or deliver any written notice or demand required concerning your exercise of dissenters’ rights to First Farmers and Merchants Corporation, Attention: Corporate Secretary, P.O. Box 1148, Columbia, TN 38402-1148.

We urge you to act carefully. We cannot and do not accept the risk of late or undelivered notices or demands. You may call First Farmers at (931) 388-3145 and ask for Michelle D. Gardner to receive confirmation that your notice or demand has been received. If your notice or demand is not timely received by First Farmers, then you will not be entitled to exercise your dissenters’ rights. First Farmers’ shareholders bear the risk of non-delivery and of untimely delivery.

If you intend to dissent, or if you think that dissenting might be in your best interests, you should read Appendix C carefully.

Summary of Chapter 23 of the Tennessee Business Corporation Act – Dissenters’ Rights

The following is a summary of Chapter 23 of the Tennessee Business Corporation Act and the procedures that a shareholder must follow to dissent from the proposed merger and to perfect his, her or its dissenters’ rights and receive cash rather than shares of First Farmers stock if the merger agreement is approved and the merger is completed. This summary is qualified in its entirety by reference to Chapter 23, which is reprinted in full as part of this Appendix C to this Proxy Statement. Appendix C should be reviewed carefully by any shareholder who wishes to perfect his or her dissenters’ rights. Failure to strictly comply with the procedures set forth in Chapter 23 will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain legal counsel.

If the proposed merger of FFMC Merger Corporation with and into First Farmers is completed, any shareholder who has properly perfected his, her or its statutory dissenters’ rights in accordance with Chapter 23 has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of First Farmers stock. By statute, the “fair value” is determined immediately prior to the completion of the merger and excludes any appreciation or depreciation in anticipation of the merger.

To exercise dissenters’ rights under Chapter 23, a First Farmers shareholder must:

  deliver to First Farmers, before the annual meeting, written notice of his, her or its intent to demand payment for his, her or its shares of First Farmers’ outstanding stock if the merger is completed; and

  not vote his, her or its shares in favor of approving the merger agreement.

A shareholder of record who fails to satisfy both of these two requirements is not entitled to payment for his, her or its shares of First Farmers stock under Chapter 23. In addition, any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving the merger agreement and will not be entitled to assert dissenters’ rights.

A shareholder may assert dissenters’ rights as to fewer than all the shares registered in his, her or its name only if she, he or it dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies First Farmers in writing of the name and address of each person on whose behalf she, he or it is asserting dissenters’ rights. The rights of such a partial dissenter are determined as if the shares as to which he, she or it dissents and his, her or its other shares are registered in the names of different First Farmers shareholders.

If the merger is approved and adopted at the First Farmers shareholders’ meeting, First Farmers must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all First Farmers shareholders who satisfied the two requirements of Chapter 23 described above. The Dissenters’ Notice must be sent no later than 10 days after the effective time (the date that the merger is completed) and must:

  State where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;

  Inform holders of uncertificated shares to what extent transfer of those shares will be restricted after the demand for payment is received;

  Supply a form for demanding payment that includes the date of the announcement of the principal terms of the proposed merger to shareholders and requires that the shareholder asserting dissenters’ rights certify whether or not she, he or it acquired beneficial ownership of such shares prior to said date;

  Set a date by which First Farmers must receive the demand for payment (which date may not be fewer than 40 nor more than 60 days after the Dissenters’ Notice is delivered) and states that the shareholder shall have waived his, her or its right to demand payment unless the form is received by such specified date;

  State First Farmers’ estimate of the fair value of the shares;

  State that upon written request First Farmers will provide to such First Farmers shareholder the number of shareholders who return the forms and the number of shares held thereby;

  State the date by which the notice to withdraw his, her or its demand must be sent, which must be within 20 days of the date upon which the form must be received by First Farmers; and

  Be accompanied by a copy of Chapter 23, if not previously provided to such shareholder (set forth in Appendix C to this document).

A First Farmers shareholder of record on the record date who receives the Dissenters’ Notice must demand payment, certify that she, he or it acquired beneficial ownership of such shares prior to the date set forth in the Dissenters’ Notice and deposit his, her or its stock certificates in accordance with the terms of the Dissenters’ Notice. First Farmers may elect to withhold payment required by Chapter 23 from the dissenting shareholder unless such shareholder was the beneficial owner of the shares prior to the announcement of the principal terms of the proposed merger to shareholders. A dissenting shareholder will retain all other rights of a First Farmers shareholder until those rights are canceled or modified by the completion of the merger. A shareholder of record who does not demand payment or deposit his, her or its share certificates where required, each by the date set in the Dissenters’ Notice, is not entitled to payment for his, her or its shares under Chapter 23 or otherwise as a result of the merger. A demand for payment may not be withdrawn unless consented to by First Farmers.

First Farmers may restrict the transfer of any uncertificated shares from the date the demand for their payment is received until the merger is completed. A First Farmers shareholder for whom dissenters’ rights are asserted as to uncertificated shares of First Farmers stock retains all other rights of a First Farmers shareholder until these rights are canceled or modified by the completion of the merger.

At the effective time or upon receipt of a demand for payment, whichever is later, First Farmers must offer to pay each dissenting shareholder who strictly and fully complied with Chapter 23 the amount that First Farmers estimates to be the fair value of his, her or its shares, plus accrued interest from the effective time. The offer of payment must be accompanied by:

  Certain recent First Farmers financial statements;

  First Farmers’ estimate of the fair value of the shares and interest due;

  An explanation of how the interest was calculated;

  A statement of the dissenter’s right to demand payment under TBCA Section 48-23-209; and

  A copy of Chapter 23, if not previously provided to such shareholder.

If the merger is not completed within two months after the date set for demanding payment and depositing share certificates, First Farmers must return deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return or release, the merger is completed, First Farmers must send a new Dissenters’ Notice and repeat the payment procedure described above.

If a dissenting First Farmers shareholder is dissatisfied with or rejects First Farmers’ calculation of fair value, such dissenting shareholder must notify First Farmers in writing of his, her or its own estimate of the fair value of those shares and the interest due, and may demand payment of his, her or its estimate, if:

  She, he or it believes that the amount offered or paid by First Farmers is less than the fair value of his, her or its shares or that the interest due has been calculated incorrectly;

  First Farmers fails to make payment within two months after the date set forth for demanding payment; or

  First Farmers, having failed to complete the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment.

A dissenting shareholder waives his, her or its right to dispute First Farmers’ calculation of fair value unless she, he or it notifies First Farmers of his, her or its demand in writing within one month after First Farmers makes or offers payment for such person’s shares.

If a demand for payment by a First Farmers shareholder remains unsettled, First Farmers must commence a proceeding in the appropriate court, as specified in Chapter 23, within two months after receiving the demand for payment, and petition the court to determine the fair value of the shares and accrued interest. If First Farmers does not commence the proceeding within two months, First Farmers is required to pay each dissenting shareholder whose demand remains unsettled the amount demanded. First Farmers is required to make all dissenting First Farmers shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such person’s shares plus interest to the date of judgment.

In an appraisal proceeding commenced under Chapter 23, the court must determine the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against First Farmers, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Chapter 23. The court also may assess the fees and expenses of attorneys and experts for the respective parties against First Farmers if the court finds that First Farmers did not substantially comply with the requirements of Chapter 23, or against either First Farmers or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23.

If the court finds that the services of the attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against First Farmers, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefitted.

The foregoing does not purport to be a complete statement of the provisions of the TBCA relating to statutory dissenters’ rights and is qualified in its entirety by reference to the dissenters’ rights provisions, which are reproduced in full in Appendix C to this Proxy Statement and which are incorporated herein by reference.

If you intend to dissent, or if you think that dissenting might be in your best interests, you should read Appendix C carefully.

PROPOSAL 2: ELECTION OF DIRECTORS

The Board of Directors has nominated the 10 individuals below for election as directors to serve until the annual meeting of shareholders in 2017 or until their successors are qualified and elected. Article III, Section 2 of the Company’s Amended and Restated Bylaws (the “Bylaws”) provide that there shall be no fewer than five (5) directors. The Board of Directors believes it is in the best interest of the Company that there be 10 directors of the Company following the Annual Meeting. Proxies cannot be voted for a greater number of persons than the nominees named.

Directors are elected by a plurality of the votes cast by the shares of our common stock entitled to vote at the Annual Meeting, if a quorum is present. Neither abstentions nor broker non-votes will have the effect of voting for or in opposition to a director. The Company’s charter does not provide for cumulative voting and, accordingly, shareholders do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder of record may only cast one vote per share of our common stock for each nominee.

Unless a proxy specifies otherwise or there is a broker non-vote, the persons named in the proxy will vote the shares covered thereby “FOR” the nominees listed below. Should any nominee become unable to serve or for good cause will not serve, the persons named in the proxy will have the discretionary authority to vote for a substitute nominee selected by the current Board of Directors.

All of the 10 nominees are currently serving as directors except for Brian K. Williams, the President of First Farmers, and each of the nine incumbents has served as a director since the 2015 annual meeting of shareholders. Directors are chosen based on their business skills, knowledge, experience, leadership skills and understanding of the Bank’s business. W. Lacy Upchurch, who is presently a member of the Board of Directors, has reached the mandatory retirement age and therefore will not stand for re-election.

Nominees Standing for Election

The following information sets forth the name, age, length of service and a summary of specific experiences, qualifications, attributes or skills for each of the nominees for election as directors. No nominee holds a directorship with any other public company or registered investment company.

M. Darlene Baxter, age 69, has been a director of both the Company and the Bank since 2007. Ms. Baxter is a native of Maury County, Tennessee and a retired Vice President of Maury Regional Medical Center. She served more than 25 years in the Maury Regional Health Care system. She was appointed Executive Director of the newly-created Maury Regional Healthcare Foundation. She was instrumental in Maury Regional Medical Center being the first employer in the county to provide childcare services and worked on the development of the hospital into a healthcare system. She was involved in the operations of the Lewis Ambulatory Care Center, Wayne Medical Center and Marshall Medical Center. She represented Maury Regional Medical Center during General Motors’ transition to Spring Hill, at which time the hospital developed an agreement to provide on-site healthcare services to GM employees. Ms. Baxter is a member of the Kiwanis Club, Martin Methodist College Alumni Association Board, and City of Columbia Industrial Development Board. In 2006, she served on the Bank’s Maury County Advisory Board of Directors. Ms. Baxter was nominated to be a member of the Board of Directors because of her leadership skills and years of business experience as an executive officer of a regional hospital.

Jonathan M. Edwards, age 55, has served as a director of the Company and the Bank since 2010. Mr. Edwards has served as president and chief executive officer of the Edwards Group of Companies, including Edwards Oil Company of Lawrenceburg, Inc., Edwards Oil Company, Inc., South Tennessee Oil Company, Inc., Edwards Land Company L. P. and Edwards Real Estate, LLC since 1988. He is a Tennessee native and holds a bachelor’s degree from the University of North Alabama. Mr. Edwards’ other affiliations include the following: Shell National and Regional Wholesale Councils (2013-present), past president and three-term board member of the Tennessee Fuel and Convenience Association; Chair of the Lawrence County Joint Economic and Community Development Board (2012-2013); Chair of the Tennessee State Petroleum Underground Storage Tank Board (2011-2012); Chairman of the Lawrence County Chamber of Commerce (2006-2007); Columbia State Community College Foundation Board (2004-2007); First Farmers and Merchants Bank Advisory Board (2002-2010); Lawrence County Joint Economic and Community Development Board (1999-2014); Tennessee State Petroleum Underground Storage Tank Board (1996-2004); LifePoint Crockett Hospital Board (1999-2004); Texaco Orlando Regional Wholesale Council (1997-1999); Director of Alabama Oilmen’s Association/Alabama Association of Convenience Stores (1996-1999); Bank of America Advisory Board (1993-2002); and Tennessee Grocers Association Director (1990-1993). Mr. Edwards was nominated to be a member of the Board of Directors because of his business management and leadership skills.

Thomas Napier Gordon, age 64, has served as a director of both the Company and the Bank since 1986. Mr. Gordon is actively involved in real estate investments. His civic and community endeavors have included Business and Industry Chairman of the March of Dimes Annual Drive, Director of King’s Daughters’ School, Trustee of Zion Christian Academy and deacon at Zion Presbyterian Church. Mr. Gordon received his Doctorate of Jurisprudence from Vanderbilt University in 1976 and has practiced law in Columbia, Tennessee since that time. Mr. Gordon was nominated to be a member of the Board of Directors because of his experience as an attorney and businessman and his extensive experience as a director of the Company.

Dalton M. Mounger, age 65, has served as a director of the Company and the Bank since 2010. Mr. Mounger is an attorney in private practice in Columbia, Tennessee and is a certified public accountant. He holds bachelor’s and juris doctor degrees from the University of Mississippi. Mr. Mounger has served on the boards of the Maury Alliance, Maury County YMCA, Columbia State Community College Foundation, Columbia Main Street, Maury County Public Education Foundation, First Farmers and Merchants Bank Advisory Board, Columbia Central High School Academic Boosters and Kiwanis Club of Columbia. Mr. Mounger was nominated to be a member of the Board of Directors because of his legal, accounting, and business management skills.

Timothy E. Pettus, age 64, was named Vice Chairman of the Company and the Bank on January 1, 2016. Mr. Pettus has been an officer of the Bank since July 2002 and has served as director of the Company and the Bank since January 2008. He served as the Vice Chairman of the Bank from April 2005 until his appointment as President of the Company and the Bank in January 2007. Mr. Pettus served as Regional President, Southern Region of the Bank, from July 2002 until becoming Vice Chairman of the Bank. From 1998 until July 2002, he was a senior banking executive with Bank of America in Lawrence County, Tennessee. He was first elected as a director of the Company and the Bank in January 2008. Mr. Pettus was nominated to be a member of the Board of Directors because of his 40+ years of experience in banking and his leadership skills and knowledge from serving as President of the Bank.

Patrick J. Riley, age 67, has served as a director of both the Company and the Bank since 2011. Mr. Riley has served as President and Chief Executive Officer of RCR Building Corporation since 1985. He is a licensed general contractor in 18 states. Mr. Riley served in the U.S. Navy at the Naval Test Pilot School. He was employed with Frank Orr Architects as a contract administrator and draftsman from 1972 to 1973; with Bob Haley, Inc. general contractor, as Vice President from 1973 to 1976; and with Gregg Construction Company, Inc., as Vice President from 1976 to 1985. He attended Memphis State University where he studied Construction Technology, University of Tennessee where he studied Real Estate and Owen School of Management at Vanderbilt University where he studied various courses. Mr. Riley has served on the Board of Directors and as Chairman of Business Development for Associated Builders and Contractors, on the Board of Associated General Contractors, on the Advisory Boards of Director for Kraft Bros, Eastman, Patton & Harrell CPAs and First Farmers and Merchants Bank for Williamson County, on the Board of Trustees of Father Ryan High School, and on the Board of Trustees Currey Ingram Academy. Mr. Riley was nominated as a member of the Board of Directors based on his expertise and proven success in organizational management and developing innovative programs and strategies.

Matthew M. Scoggins, Jr., age 65, has served as a director of both the Company and the Bank since 2008. Mr. Scoggins has served as the Chief Executive Officer of Tennessee Farmers Insurance Companies (“TFIC”) since January 2004. He joined TFIC in 1978, and has served in numerous positions including agent, agency manager, regional manager, lobbyist, and chief operating officer for TFIC’s property & casualty division. Mr. Scoggins is a Tennessee native who holds a bachelor’s degree from the University of Tennessee and an M.B.A. from Belmont University. Mr. Scoggins was nominated to be a member of the Board of Directors because of his leadership skills and his executive experience in the insurance industry.

T. Randy Stevens, age 64, is Chairman of the Board of Directors, Chief Executive Officer (“CEO”) and a director of the Company and the Bank. He has been employed by the Bank since 1973 and was promoted to Commercial Bank Officer in 1974. He was appointed Assistant Vice President in 1976 and promoted to Vice President in 1979. Mr. Stevens was appointed Vice President and Trust Officer of the Bank in 1982 and promoted to First Vice President in 1984. He was promoted to Executive Vice President and Chief Administrative Officer of the Bank in 1990. Mr. Stevens was elected as a director of the Bank and the Company in 1991 and appointed Vice President of the Company in 1991. He was appointed President and Chief Operating Officer of the Bank, effective December 31, 1995, and President and Chief Operating Officer of the Company in April 1996. He was appointed Chief Executive Officer of the Bank and the Company in June 2002. He has been Chairman of the Board of Directors of the Company and the Bank since April 2005. Mr. Stevens was nominated to be a member of the Board of Directors because of his 42 years of experience in banking, his position as CEO of the Company and the Bank and his leadership experience as a long-time director of the Bank, the Company and other organizations.

Brian K. Williams, age 45, was named President of the Company and the Bank on January 1, 2016. He has been employed by the Bank since 1993 and most recently served as Executive Vice President of the Bank from 2013 through 2015. During his tenure, he has held numerous leadership roles including Chief Financial Officer and Treasurer of the Company and the Bank in 2015; Senior Executive of Commercial Banking from 2008 through 2013; Chief Credit Officer from 2004 through 2008; Vice President/Assistant Credit Officer from 2002 through 2004 and Trust Officer from 1994 through 2002. Mr. Williams was nominated to be a member of the Board of Directors because of his 22 years of experience in banking, his position as President of the Company and the Bank and his business, leadership and management skills as developed through his oversight of numerous areas of the Bank’s operations over the past two decades.

Dr. David S. Williams, age 68, has served as a director of both the Company and the Bank since 2001. Dr. Williams has been in private orthodontic dental practice in Columbia since 1976. He is a past president of the St. Louis University Orthodontic Alumni Association, past president of the Southern Association of Orthodontists, and board member from Tennessee for the Southern Association of Orthodontists. He is the past president of the Charles H. Tweed International Foundation for Education and Research. Dr. Williams is a native of St Louis, Missouri, and received his Doctor of Dental Surgery degree from the University of Tennessee College of Dentistry and Masters of Science degree from St. Louis University Graduate Orthodontic Department. He is a board member of the American Association of Orthodontists Service, Inc. and a member of the AAO Investment Committee. Dr. Williams was nominated to be a member of the Board of Directors because of his business and finance skills developed from owning a dental practice.

Required Vote

If a quorum is present, the election of directors requires a plurality of the votes cast in person or by proxy by the shares of our common stock entitled to vote at the meeting.

The Board of Directors unanimously recommends that the shareholders vote “FOR” each of the nominees.

INFORMATION ABOUT FIRST FARMERS AND ITS AFFILIATES

Directors and Executive Officers of First Farmers

Directors

                Information about the Directors of First Farmers is provided in the section above entitled “PROPOSAL 2: ELECTION OF DIRECTORS.”

Executive Officers

The biographical information of the executive officers of the Company and the Bank, as of March 1, 2016, is presented below. None of these executive officers has a family relationship with any officer or employee of the Company or the Bank. The biographies of Messrs. Pettus, Stevens and Williams are provided in the section above entitled “PROPOSAL 2: ELECTION OF DIRECTORS.”

Robert E. Krimmel, age 34, is Chief Financial Officer and Treasurer of the Company and the Bank. Mr. Krimmel previously served as the Chief Accounting Officer of HeritageBank of the South from 2011 to 2015.  Prior to joining HeritageBank of the South, Mr. Krimmel served as Controller for GreenBank and also held other various finance and accounting positions with the bank from 2004 to 2011. Mr. Krimmel serves on the volunteer board of the Williamson-Maury Habitat for Humanity. Mr. Krimmel holds Masters of Accountancy and Bachelors of Business Administration degrees from East Tennessee State University. Mr. Krimmel is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Barry B. White, age 66, is General Counsel for the Bank. He has been employed by the Bank since 2003 and began as Marshall County President. He was appointed Senior Trust Officer in 2009. He was promoted to Corporate Legal Counsel in 2011 and was named General Counsel in 2013.

Michelle D. Gardner, age 42, is Secretary of the Company, Executive Assistant, and Secretary to the Board of Directors. She has been employed by the Bank since 1997 and was promoted to Mortgage Loan Processor in 1998. She was appointed to Executive Assistant in 2002 and Director of Management Information Systems in 2006. Ms. Gardner was promoted to Director of Loan Servicing in 2007 and Assistant Vice President in 2008. She was appointed to Assistant Vice President-Platform Administration in 2010 and appointed Secretary of the Company, Executive Assistant, and Secretary to the Board of Directors of the Company and the Bank in 2012.

Market for Common Stock and Dividends

 First Farmers common stock is not listed on any public exchange and is not actively traded. First Farmers had a total of 4,739,502 shares outstanding at February 29, 2016. As of February 29, 2016, there were 2,099 registered shareholders of record.

The following table presents the high and low sales prices of our common stock of which we are aware by quarter during the periods indicated:

Quarter	High	Low
2015
Fourth quarter	$29.00	$26.50
Third quarter	27.00	26.02
Second quarter	26.50	25.00
First quarter	26.50	25.15

2014
Fourth quarter	25.50	25.00
Third quarter	26.00	25.00
Second quarter	27.00	25.00
First quarter	25.00	25.00

2013
Fourth quarter	25.00	23.00
Third quarter	22.50	19.00
Second quarter	25.00	19.00
First quarter	27.50	18.52

                Holders of First Farmers common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefore. While historically we have paid dividends on our common stock, there is no assurance that we will continue to pay dividends in the future. However, we expect that because of the projected cost savings, the merger will have no adverse effect on our ability to pay cash dividends in the near future.

                The principal source of cash revenues to First Farmers is dividends paid by the Bank with respect to the Bank’s capital stock. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities.

                The cash dividends we paid per share semi-annually for the periods indicated were as follows:

	2015	2014	2013
Fourth quarter	$0.37	$0.37	$0.37
Third quarter	-	-	-
Second quarter	0.37	0.37	0.37
First quarter	-	-	-

First Farmers Common Stock Purchase and Sale Information

                Purchases by First Farmers of First Farmers Common Stock During the Past Two Years. During the last two years, we purchased shares of our common stock as set forth in the table below in privately negotiated transactions.

Period	Number of Shares	Price Range Paid Per Share	Average Price Paid Per Share
Fourth quarter 2015	40,195	$29.00	$29.00
Third quarter 2015	34,022	27.00	27.00
Second quarter 2015	44,032	27.00	27.00
First quarter 2015	42,825	26.50	26.50
Fourth quarter 2014	11,284	26.50	26.50
Third quarter 2014	24,957	26.00	26.00
Second quarter 2014	45,182	26.00	26.00
First quarter 2014	39,013	25.00	25.00

                Purchases and Sales by the Executive Officers, Directors and Control Persons of First Farmers Common Stock. The following table shows all transactions in First Farmers common stock for which consideration was paid involving First Farmers and its executive officers, directors and affiliates during the past two years or since becoming an affiliate, whichever is later.

Name	Date	Number of Shares	Price Per Share	Purchase/Sale
Brian K. Williams	9/15/15	250	$27.00	Purchase
Brian K. Williams	5/15/15	1,000	27.00	Purchase
Timothy E. Pettus	5/15/15	750	26.50	Purchase
Timothy E. Pettus	8/12/14	400	25.00	Purchase

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information, as of January 31, 2016, with respect to the beneficial ownership of the Company’s common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock, (ii) each director and nominee, (iii) each of the Named Executive Officers and (iv) all of the Company’s directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
FAMCO(2)	496,540	10.5%
Thomas Napier Gordon(3)	136,648	2.9%
T. Randy Stevens(4)	75,000	1.6%
Patrick J. Riley(5)	40,029	*
Timothy E. Pettus(6)	16,668	*
Matthew M. Scoggins(7)	7,574	*
David S. Williams	6,800	*
Brian K. Williams	4,613	*
Jonathan M. Edwards(8)	3,200	*
M. Darlene Baxter	2,500	*
Dalton M. Mounger(9)	1,939	*
Barry B. White(10)	630	*
W. Lacy Upchurch	400	*
Robert E. Krimmel	-	*
Directors and Executive Officers as a Group (13 Persons)	296,001	6.2%

* Less than 1%

(1)   The address of each beneficial owner listed is c/o First Farmers and Merchants Corporation, P.O. Box 1148, Columbia, Tennessee 38402-1148. Unless otherwise indicated, all shares are owned of record.

(2)   These shares of our common stock are held in nominee name by a Tennessee general partnership (“FAMCO”) established solely for the purpose of holding legal title to securities and other property transferred to it by the Bank.  FAMCO’s partnership agreement provides that FAMCO has the right to vote all stock held in its name; however, the shares held in FAMCO’s name for the Bank’s Profit Sharing Plan are voted by the Bank’s Profit Sharing Benefit Committee on behalf of the beneficial holders under the Profit Sharing Plan in a manner consistent with the best interests of the beneficiaries as determined by the committee in its fiduciary capacity and the beneficial owners of shares titled in FAMCO’s name other than those held in the Bank’s Profit Sharing Plan are permitted to direct the vote of their shares.

(3)   Includes 18,120 shares held by Thomas Napier Gordon, Jr., Mr. Gordon’s son, 18,120 shares held by Edward Bradshaw Gordon, Mr. Gordon’s son, and 800 shares held by Teri Hasenour Gordon, Mr. Gordon’s wife.

(4)   Includes 2,000 shares held by Leesa M. Stevens, Mr. Stevens’ wife, 36,000 shares held by Leesa M. Stevens Family Partnership, L.P., a limited partnership of which Mr. Stevens is a limited partner, and 35,800 shares held by Thomas Randall Stevens Family Partnership, L.P., a limited partnership of which Mr. Stevens is a limited partner.

(5)   Includes 2,000 shares held by FAMCO in custody for Patrick J. Riley and his wife, Alice R. Riley, and 3,000 shares held by FAMCO—IRA Patrick J. Riley.

(6)   Includes 4,472 shares held by Ellen Pettus, Mr. Pettus’ mother, which will be transferred on death (“TOD”) to Timothy E. Pettus and Judy Pettus Brown, 200 shares held jointly with Pettus-McClain Trucking Company, Inc., and 5,578 shares held by FAMCO – IRA Timothy E. Pettus.

(7)   Includes 1,274 shares held by FAMCO – IRA Matthew M. Scoggins, Jr. and 869 shares held by FAMCO – IRA Mary P. Scoggins, in custody for Mr. Scoggins’ wife.

(8)   Includes 1,600 shares held by Cynthia Leigh Edwards, Mr. Edward’s wife.

(9)   Includes 1,000 shares held by FAMCO—IRA Dalton M. Mounger.

(10) Shares held as equal tenants in common with spouse, Cherry White.

Corporate Governance

Director Qualifications

The Board of Directors has not established formal qualification guidelines for its members. The Board considers only potential nominees who have several years of relevant business experience. Non-management director nominees generally need to be independent, as defined by the listing standards of the New York Stock Exchange. Any nominee must be willing to serve for the director’s compensation paid by the Company. In addition, the Board of Directors evaluates nominees with the goal of maintaining a diversity of background, viewpoints and experience that complements the other directors.

Any shareholder, by written notice submitted to the Corporate Secretary, can nominate candidates for election to the Board of Directors of the Company. The written notice should be provided in accordance with the process contained in the Bylaws as more fully described in the “GENERAL INFORMATION – Items of Business for 2017 Annual Meeting of Shareholders” section of this Proxy Statement. Candidates nominated by shareholders are evaluated in the same manner as the candidates nominated by the Board of Directors.

Director Independence

The Board has determined that eight of its 10 existing directors are independent in accordance with the listing standards of the New York Stock Exchange. The two individuals who are not independent, Messrs. Stevens and Pettus, are both executive officers of the Company.

During 2015, there were no relationships or transactions that the Board of Directors discussed in making its independence determinations with respect to each director identified as independent and no relationships or transactions precluded any such directors from being independent. The Company is not aware of any family relationships among any of its directors and executive officers.

Board Leadership Structure and Role in Risk Oversight and Management

Mr. Stevens has served as both the Chairman of the Board of Directors and the Chief Executive Officer of the Company since 2005. The Board believes that a unified chairman and chief executive officer position has provided clarity of leadership and operating efficiencies. Additionally, Mr. Stevens’ management experience and close relationship with the other officers of the Company improves the Board’s effectiveness in its role of monitoring the management of the Company. The Board does not have a lead independent director. The Board is actively involved in oversight of risks that could affect the Company. Although the full Board has retained responsibility for general oversight of risks, this oversight is conducted primarily through committees of the Board, as disclosed in the description of each of the committees below and in the charters of each of the committees, as applicable. The Board receives full reports by each committee chair regarding the committee’s determinations and actions, as well as regular reports directly from officers responsible for oversight of particular risks within the Company.

Committees of the Board of Directors

The Board of Directors conducts its business through its own meetings and through committees of the Bank’s Board of Directors, which are described below. There are no standing committees of the Board of Directors of the Company because the principal business of the consolidated company is conducted by the Bank rather than the Company, which is a bank holding company. The Board of Directors of the Bank is identical to the Board of Directors of the Company.

The Company does not have a standing nominating committee. The entire Board of Directors of the Company fulfills the role of a nominating committee. Factors such as the Company’s size and the nature of its business, the consistently high rate of participation in meetings by each director, the fact that a majority of the Company’s directors are independent (as defined by the listing standards of the New York Stock Exchange) and are individuals who come from diverse backgrounds, and the infrequent historical turnover in the membership of the Board of Directors contribute to the belief of the Board of Directors that a separate, independent nominating committee is not necessary. The entire Board of Directors serving as a nominating committee currently does not have a charter and, as noted above, not all of the directors are independent, as defined by the listing standards of the New York Stock Exchange. Further, the Board of Directors has not specifically adopted a policy regarding the consideration of shareholder nominees for directors, but the Board of Directors will consider for nomination as director of the Company any director candidate recommended or nominated by shareholders in accordance with the process outlined under the section below entitled “GENERAL INFORMATION – Items of Business for 2017 Annual Meeting of Shareholders.”

The Bank’s Board of Directors has four standing committees:

•         Audit/Compliance/CRA Committee;

•         Compensation Committee;

•         Executive Committee; and

•         Trust Committee.

The following table sets forth the current members of the committees of the Board of Directors of the Bank:

Name	Audit	Compensation	Executive	Trust
M. Darlene Baxter		X		X
Jonathan M. Edwards	X		X
Thomas Napier Gordon			X	X
Dalton M. Mounger	Vice Chair		X
Timothy E. Pettus			X	X
Patrick J. Riley			X	Vice Chair
Matthew M. Scoggins, Jr.	Chair			X
T. Randy Stevens		X	Chair
W. Lacy Upchurch		Chair		Chair
Dr. David S. Williams	X	X

Audit/Compliance/Community Reinvestment Act (“CRA”) Committee	Number of 2015 meetings: 11

The Bank has a separately designated standing Audit/Compliance/CRA Committee (the “Audit Committee”). This committee provides assistance to the Bank’s Board of Directors in fulfilling its responsibilities related to internal controls monitoring, accounting procedures, reporting practices, regulatory compliance and quality and integrity of the financial reports of the Bank. The Audit Committee is composed solely of directors who are independent based on the listing standards of the New York Stock Exchange and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. Mr. Scoggins serves as the Audit Committee Financial Expert pursuant to Section 407 of the Sarbanes Oxley Act of 2002 and the rules promulgated by the SEC thereunder.

The Audit Committee’s primary responsibilities fall into three broad categories:

•     Monitoring the preparation of quarterly and annual financial reports prepared by the management of the Company and the Bank, which includes discussing draft financial statements and accounting and reporting matters with management and the Company’s independent registered public accounting firm.

•      Responsibility for matters concerning the relationship between the Company and the Bank and the Company’s independent auditors. This relationship includes:

-          recommending the appointment or removal of the Company’s independent auditors;

-          reviewing the scope of their audit services and related fees, as well as any other services being provided;

-          determining whether the Company’s auditors are independent.

•      Overseeing management’s implementation of effective systems of internal controls, including the review of the activities and recommendations of the Bank’s internal auditing program.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the committee’s charter. The Audit Committee Charter is available on the “Our Story – Investor Relations” page of the Bank’s website at www.myfirstfarmers.com.

Compensation Committee	Number of 2015 meetings: 4

The Compensation Committee’s primary duties and responsibilities include establishing and monitoring compensation and benefit plan policies of the Bank and making recommendations regarding compensation and benefits for the officers of the Bank. The Compensation Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and has the authority to retain such outside counsel, experts, and other advisors as it deems appropriate to assist it in conducting of any such investigation. This committee recommends to the Board of Directors of the Company and the Bank fees for attendance at board and committee meetings. The Compensation Committee reviews, evaluates and recommends to the Board of Directors of the Bank the officers’ compensation program and deferred profit-sharing contributions for all eligible employees. The charter of the Compensation Committee is available on the “About Us – Investor Relations” page of the Bank’s website at www.myfirstfarmers.com.

Executive Committee	Number of 2015 meetings: 35

The Executive Committee reviews and recommends to the Bank’s and Company’s Boards of Directors for its approval selected actions with regard to the general direction and conduct of the Company and the Bank. This committee acts on loan applications in accordance with the Bank’s policies that have been approved by the Board of Directors. The Executive Committee also reviews risk management reports related to the Bank’s operations.

Trust Committee	Number of 2015 meetings: 12

The Trust Committee supervises the operations of the Trust and Financial Management Department of the Bank to ensure proper exercise of the fiduciary powers of the Bank.

Directors’ Attendance at Meetings

The Board of Directors of the Company met 13 times during 2015. Each member of the Board of Directors of the Bank and the Company attended at least 75% of the aggregate meetings of the Board of Directors and committees of which he or she was a member.

The Company does not have a policy regarding director attendance at annual meetings of shareholders because of the willingness of each director to be present at all annual meetings and the historical attendance of each director. Eight of the directors attended the 2015 annual meeting of shareholders.

Shareholder Communication with the Board of Directors

The Board of Directors of the Company has adopted a process to facilitate written communications by shareholders or other interested parties to the Board of Directors. Persons wishing to write to the Board of Directors of the Company or a specified director or committee of the Bank Board of Directors should send correspondence to the Corporate Secretary at First Farmers and Merchants Corporation, P.O. Box 1148, Columbia, Tennessee, 38402-1148.

All communications properly received from shareholders or other interested parties will be forwarded to the members of the Board of Directors, or to a specific director or committee if so designated. Any shareholder who wishes to communicate with a specific Board member should send instructions asking that the material be forwarded to the director. Solicitations, junk mail and frivolous communications will not be forwarded but will be made available to any director who wishes to review them.

Code of Ethics

The Board of Directors of the Company has not adopted a Code of Ethics, as defined by the rules and regulations of the SEC, because the principal business of the consolidated company is conducted by the Bank rather than the Company, which is a bank holding company. The Board of Directors of the Bank, however, has adopted a Code of Ethics for all employees of the Bank. A copy of this Code of Ethics is available on the “Our Story – Investor Relations” page of the Bank’s website at www.myfirstfarmers.com or can be obtained without charge by a written request to Human Resources Director, First Farmers and Merchants Bank, P.O. Box 1148, Columbia, Tennessee, 38402-1148.

Compensation Discussion and Analysis

The executive officers of the Company do not receive compensation for service as executive officers of the Company but instead receive compensation from the Bank for service as executive officers of the Bank. The Compensation Committee of the Bank approves and oversees compensation programs to attract, retain and motivate officers, employees and directors by offering what the Compensation Committee believes to be attractive and competitive compensation elements and amounts. These goals are balanced against the need to control expenses for the benefit of the shareholders of the Company. The compensation programs are designed to promote profitability, reward production and foster loyalty while taking into account the risk-management process and oversight designed to ensure the safety and soundness of the Bank. To be competitive, the Bank seeks to provide salaries and benefits comparable to the median of those provided by other banking companies of similar asset size operating in the Southeastern United States.

General Compensation Philosophy

The Compensation Committee reviews the compensation of all executive officers of the Bank and believes that the actions of each executive officer have the potential to impact the short-term and long-term profitability of the Company and the Bank. Consequently, the Compensation Committee places considerable importance on its task of approving and overseeing an executive compensation program that rewards short-term and long-term profitability of the Company and the Bank. Decisions with respect to the compensation of the Company’s Named Executive Officers are made by the Compensation Committee. The Compensation Committee consults with and receives recommendations from the Chief Executive Officer of the Company with respect to the compensation of Named Executive Officers other than the Chief Executive Officer, but the Compensation Committee retains the sole authority to approve the compensation of the Named Executive Officers.

The Bank has a performance-based executive compensation program that considers factors such as shareholder value and the overall performance of the Company and the Bank, as further described below under “Cash Bonus Plan.” The main components of the executive compensation program are base salary, cash bonus plan, employee benefits and perquisites. The Company and the Bank currently do not have equity-based incentive compensation programs.

In 2015, the Compensation Committee engaged Blanchard Consulting Group to advise the Compensation Committee with respect to the compensation of the Company’s executive officers. In 2015, the Bank paid $23,000 to Blanchard Consulting Group in connection with executive compensation consulting services. The Compensation Committee has considered the relationships that Blanchard Consulting Group has with the Company, the members of the Compensation Committee and the Company’s executive officers and determined that the work of Blanchard Consulting Group as the Compensation Committee’s compensation consultant in 2015 did not raise any conflicts of interest.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd Frank”) and related SEC rules, in connection with the 2014 annual meeting of shareholders, the Company solicited an advisory vote by shareholders on executive compensation. This solicitation, commonly known as the “say-on-pay” proposal, received the affirmative vote of an overwhelming majority of the shareholders. The Company’s Board of Directors had previously recommended that the advisory vote on executive compensation be solicited every three years, and this frequency of shareholder vote received the greatest number of votes from shareholders at the 2011 annual meeting of shareholders. In 2011, the Board of Directors determined that the Company would hold an advisory vote on the compensation of the Named Executive Officers every three years until the next shareholder advisory vote on the frequency with which the advisory vote is taken, which would occur at the annual meeting of shareholders in 2017; however, if the Company’s shareholders vote to approve the merger agreement at the Annual Meeting, the SEC rules requiring “say on pay” and “say on frequency” votes will not apply to the Company once the merger has been completed and management expects that those votes will not be solicited from the Company’s shareholders in the future.

Components of Compensation

Base Salary

Base salary is designed so that the executive officers receive acceptable salaries, helping the Bank attract and retain talent needed to meet the challenges in the financial service industry within the Company’s and the Bank’s market segment. Many factors are considered by the Compensation Committee in determining base salaries, such as job responsibilities, the scope of the position, length of service with the Bank, individual performance and compensation for similar positions in the Bank’s peer group. All base salaries of the Named Executive Officers reviewed by the Compensation Committee annually. In 2015, each of the Named Executive Officers received a base salary increase compared to 2014 base salary as follows, based on a combination of the above-mentioned factors:

2015 Salary
Name	Increase from 2014
T. Randy Stevens	3.9%
Robert E. Krimmel	N/A
Timothy E. Pettus	3.0%
Barry B. White	5.1%
Brian K. Williams	6.1%
Patricia P. Bearden*	2.9%

                                ____________

                *   Ms. Bearden’s employment with the Company and the Bank was terminated effective January 26, 2015. For purposes of the remainder of this Compensation Discussion and Analysis, all references to the Named Executive Officers in 2015 exclude Ms. Bearden.

The Compensation Committee has set the base salary for each of the Named Executive Officers for 2016 as follows:

Name	2016 Salary	Increase from 2015
T. Randy Stevens	$432,000	8.0%
Robert E. Krimmel	$200,000	8.1%
Timothy E. Pettus	$286,000	4.8%
Barry B. White	$220,000	6.3%
Brian K. Williams	$220,000	15.2%

Cash Bonus Plan

The second component in the executive compensation program is a cash bonus plan. The cash bonus plan is used as a short-term incentive to drive achievement of annual Bank performance goals. This plan determines the bonuses for all eligible employees, including officers as a percentage of their salary, and is based on an evaluation of each executive’s performance as well as the Bank’s performance in various categories, including the following metrics that were used in determining each eligible employee’s (including each Named Executive Officer’s) cash bonus for 2015:

•         Return on assets;

•         Delinquencies and non-accruals;

•         Gross loan growth;

•         Net deposit growth; and

•         Net income.

During 2015, the Compensation Committee established performance goals under the cash bonus plan. The maximum performance goal multiplier under each performance goal was 20%. The sum of the performance goal multipliers (which equals 100% if the maximum target level for each performance goal is achieved) was 88% for 2015. The actual payments made were based on the performance as of December 31, 2015. Performance goal multipliers ranging from 8% to 20% were assigned to varying target levels for each performance goal as follows (dollars in millions):

Performance Goal Multiplier Based on 2015 Target Levels						2015
Performance Goal	4%	8%	12%	16%	20%	Performance
Return on assets	≥ 0.80%	≥ 0.85%	≥ 0.90%	≥ 0.95%	≥ 1.00%	≥ 0.85%
Delinquencies and non-accruals	≤ 1.90%	≤ 1.80%	≤ 1.70%	≤ 1.60%	≤ 1.50%	≤ 0.81%
Gross loan growth	≥ 3.0%	≥ 4.0%	≥ 5.0%	≥ 6.0%	≥ 7.0%	12.2%
Net deposit growth	≥ 3.0%	≥ 4.0%	≥ 5.0%	≥ 6.0%	≥ 7.0%	8.2%
Net income	≥ $9,250	≥ $9,500	≥ $9,750	≥ $10,000	≥ $10,250	$10,306

The Compensation Committee also established maximum bonus percentages (measured as a percent of annual base salary) based on the position of each Named Executive Officer as follows: T. Randy Stevens (70.0%); Robert E. Krimmel (35.0%); Timothy E. Pettus (50.0%); Barry B. White (35.0%); and Brian K. Williams (35.0%). The sum of the performance goal multipliers (88% for 2015) was multiplied by the maximum bonus percentage with respect to each Named Executive Officer resulting in the aggregate bonus multiplier. The aggregate bonus multiplier was then multiplied by the base salary for each Named Executive Officer and the product was the Named Executive Officer’s bonus for 2015.

The following bonuses were paid to the Named Executive Officers based on achievement of performance goals for 2015:

Name	Bonus	Actual Bonus as Percentage of Base Salary	Maximum Potential Bonus (Percentage of Base Salary
T. Randy Stevens	$ 246,400	61.6%	70.0%
Robert E. Krimmel	$ 37,987	30.8%	35.0%
Timothy E. Pettus	$ 120,120	44.0%	50.0%
Barry B. White	$ 63,756	30.8%	35.0%
Brian K. Williams	$ 58,828	30.8%	35.0%

Under the Sarbanes-Oxley Act, if the Company is required to restate its financial results as a result of material noncompliance with financial reporting requirements under the securities laws as a result of misconduct, the Chief Executive Officer and the Chief Financial Officer must repay any bonus or other incentive-based compensation (including profits realized from the sale of our common stock) received during the 12-month period following the filing of the erroneous financial results.

Employee Benefits

The Bank provides the following benefits for all employees of the Bank, including the Named Executive Officers:

•      The Bank offers health insurance and life insurance at a nominal cost to full-time employees (including Named Executive Officers) and makes available health insurance for each employee’s family, the cost of the premiums for which are shared by the employee and the Bank. The Bank also provides long-term disability insurance at no cost to full-time employees. Any eligible employee who becomes disabled may continue coverage under the Bank’s health insurance and life insurance plans. The disabled employee must pay the same premiums as qualified retirees under the age of 65 for the same coverage. This coverage will continue to be provided by the Bank for the entire period of time that the employee is eligible and receives compensation under the Bank’s group long-term disability insurance policy.

•      The Bank offers dental insurance coverage for all eligible employees and makes dental insurance available for eligible dependents at the employee’s expense.

•      The Bank offers vision insurance coverage for all eligible employees and makes vision insurance coverage available for eligible dependents at the employee’s expense.

•      The Bank offers a “Cafeteria” Plan under Internal Revenue Code Section 125 that gives employees the opportunity to pay for certain benefits on a pre-tax basis rather than on an after-tax basis. Expenses that are eligible for the Section 125 Plan include certain insurance premiums, certain out-of-pocket medical expenses and dependent care expenses. Money spent for these items included in the Section 125 Plan is not subject to Social Security or federal income taxes.

•      The Bank has adopted the Deferred Profit Sharing Plan, which is a tax-qualified profit sharing retirement plan that has received a favorable determination letter from the Internal Revenue Service. All employees of the Bank who are at least 20 years old and who have completed one year of service with the Bank are eligible to participate in the Deferred Profit Sharing Plan. Individual accounts are maintained for each plan participant in order to record contributions by the Bank and adjustments for gains and losses on investments. Participant accounts are subject to forfeiture upon termination of employment prior to vesting. Forfeitures in the plan resulting from the departure of participating employees prior to vesting are allocated pro-rata to all participants who are eligible to receive employer contributions based on the participants’ plan compensation. Accounts become vested over a period of six years, with 25% vested after two years of service, an additional 15% after the third year of service and 20% each year thereafter until the benefit is 100% vested at the end of the sixth year of service. The Bank’s contribution to the plan is determined by the annual performance of the Bank and is subject to annual approval by the Compensation Committee and the Board of Directors of the Bank. Contributions are allocated to participant accounts pro rata to their compensation each year. The aggregate amount the Bank contributed to the Deferred Profit Sharing Plan for the 222 participants during 2015 was $885,000.  The Bank serves as trustee of the Deferred Profit Sharing Plan and such plan is authorized to hold First Farmers common stock.  The Deferred Profit Sharing Plan has not purchased or sold any shares of First Farmers common stock during the past sixty days.

•      The Bank pays for one physical examination each year for all officers of the Bank, including the Named Executive Officers. The Bank pays for flu vaccinations annually for all officers and employees. Payment is made upon the presentation of an itemized statement with respect to any physical examination, from the physician providing the services, and with respect to annual flu immunizations, from the healthcare provider administering such vaccinations.

•      In 1996, the Bank established an officer group term replacement/split-dollar plan to provide life insurance benefits that continue after retirement. A single premium universal life insurance policy was purchased to fund the plan and a split-dollar agreement was entered into with an irrevocable trust that specified the portion of the insurance proceeds that would become part of the trust. For additional information, see the section below entitled “Split-Dollar Arrangements and Deferred Compensation Agreements.”

Perquisites

In addition to salaries, bonus opportunities and employee benefits, the Bank provides to certain executive officers, including the Named Executive Officers, certain perquisites so that the Bank remains competitive in its ability to hire and retain talented employees. These perquisites include the use of a company vehicle or a vehicle allowance, certain club memberships and the payment of dues for those clubs. The Bank currently provides these perquisites to all of the Named Executive Officers except Mr. Krimmel with respect to the use of a company vehicle. The Bank’s policy for providing perquisites is based on the number of years of experience within the banking industry and the executive’s position with the Bank. The Compensation Committee periodically reviews perquisites that are made available to the executive officers, including the Chief Executive Officer, to ensure that they are in line with market practice.

Split-Dollar Arrangements and Deferred Compensation Agreements

The Bank provides certain split-dollar insurance and/or deferred compensation agreements to fund death benefits (the “Plan”) for directors and certain officers of the Bank in order to encourage their continued employment and service with the Bank and to reward them for their past service and contribution, as determined by the Compensation Committee.

The Bank has entered into separate agreements with each of its directors and the Named Executive Officers relating to the Plan. For the directors, each participant is entitled to designate a beneficiary to receive a death benefit equal to a specified amount or the net-at-risk insurance portion of the proceeds (defined as total proceeds minus the cash surrender value of the policy). For the Named Executive Officers, each participant is entitled to designate a beneficiary to receive a death benefit equal to the lesser of two and one-half times the participant’s annual base salary at the effective date of the Plan or the net-at-risk insurance portion of the proceeds. A director or Named Executive Officer forfeits his or her right to the benefits provided by this Plan if he or she is terminated for cause, removed under certain other circumstances as described in the Plan. The restrictive covenants regarding non-competition in the Plan generally provide that the Plan participant may not, without the prior written consent of the Company, directly or indirectly (i) become employed by, participate in or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or similar financial institution if the participant’s responsibilities will include providing banking or other financial services within a 25-mile radius of any office maintained by the Company or the Bank as of the date of termination of service, (ii) participate in any way in hiring or otherwise engaging, or assisting any other person in hiring or otherwise engaging, any individual who was employed by the Company or the Bank as of the date of termination of service, (iii) assist, advise or serve in any capacity any third party in any action against or transaction involving the Company or the Bank, or (iv) sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for any orders, contracts or accounts for services of a kind or nature like or substantially similarly to those sold by the Company or the Bank to or from any person from whom the participant or the Company or the Bank, to the knowledge of the participant, provided banking or other financial services or such other services during the three-year period immediately prior to the termination of the participant’s service.

Because Messrs. Pettus and Stevens are directors, each of them has also been provided benefits under Director Deferred Compensation Agreements. For a description of these agreements, see the section below entitled “COMPENSATION OF DIRECTORS – Deferred Compensation Agreements and Split-Dollar Arrangements.”

Group Term Carve-Out Plans

The Bank has purchased certain life insurance policies on the lives of participating executive officers and pays the premiums on these policies. Under the Bank’s Group Term Carve-Out Plans, the Bank has agreed to pay certain death proceeds under these life insurance policies to a beneficiary designated by each participating executive officer. In general, if a participant dies while employed by the Bank, the participant’s beneficiary will be entitled to a benefit equal to two and one-half times the deceased participant’s annual base salary at the effective date of the plan. Messrs. Stevens and Pettus participate in the Bank’s 2002 Group Term Carve-Out Plan. Mr. Williams participates in the Bank’s 2007 Group Term Carve-Out Plan. Mr. White participates in the Bank’s 2004 Group Term Carve-Out Plan, and Mr. Krimmel does not currently participate in a Group Term Carve-out Plan. The Named Executive Officers’ beneficiaries are entitled to the following respective benefits under the Group Term Carve-Out Plans:

Name	Benefit Under Group Term Carve-Out Plan
T. Randy Stevens	$450,000
Robert E. Krimmel	-
Timothy E. Pettus	$250,000
Barry B. White	$316,250
Brian K. Williams	$267,500

Risk Management Considerations

The Compensation Committee believes that the Bank’s performance-based cash bonus program creates incentives to create long-term shareholder value. Several elements of the program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

•      Rather than determining cash bonus awards based on a single metric, the Compensation Committee applies a structured, principled framework that takes into account a balanced set of financial performance metrics that the Compensation Committee believes collectively best demonstrate successful management; and

•      The performance metrics used to determine the amount of an executive’s bonus are those that the Compensation Committee believes drive long-term shareholder value. Moreover, the Compensation Committee attempts to set goals for these metrics that encourage success without encouraging excessive risk taking to achieve short-term results.

The Bank generally uses the same performance metrics for its cash bonus programs for the Named Executive Officers, other executive officers and non-executive employees.

Management and the Compensation Committee periodically evaluate the risks involved with all of the Bank’s compensation programs and do not believe that any of the Bank’s compensation programs create risks that are reasonably likely to pose a material adverse impact to the Company.

Conclusion

The Compensation Committee believes that this mix of market-based salaries, cash bonuses, employee benefits and perquisites represents a balance that will motivate the management team to continue to undertake to produce strong returns. The Compensation Committee further believes this program strikes an appropriate balance with the interests and needs of the Bank in operating a financial services business without encouraging the taking of excessive risk.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Bank has reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b). Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Bank, who recommended to the Board of Directors of the Company, that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee of the Bank’s Board of Directors:

W. Lacy Upchurch, Chairman

Dr. David S. Williams

M. Darlene Baxter

T. Randy Stevens

Executive Compensation

Summary Compensation Table

The following table sets forth the aggregate remuneration accrued or paid by the Bank during the three fiscal years ended December 31, 2015 to the Named Executive Officers – the Chief Executive Officer, the Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers at December 31, 2015 and whose total compensation for 2015 exceeded $100,000, and one additional individual for whom disclosure would have been provided, except that the individual was not serving as an executive officer of the Company as of December 31, 2015.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation(1)	Total Compensation
T. Randy Stevens	2015	$400,000	$246,400	$–	$–	$–	$–	$167,716	$814,116
Chairman of the Board,	2014	385,000	216,070	–	–	–	–	162,097	763,167
Chief Executive Officer of the Company and the Bank	2013	365,697	240,767	–	–	–	–	171,877	778,341

Robert E. Krimmel(2) Chief Financial Officer and Treasurer of the Company and the Bank	2015	123,333	52,987	–	–	–	–	13,271	189,591
Timothy E. Pettus	2015	273,000	120,120	–	–	–	–	108,526	501,646
President of the	2014	265,000	101,150	–	–	–	–	94,241	460,391
Company and the Bank	2013	257,000	113,080					103,999	474,079

Barry B. White	2015	207,000	63,756	–	–	–	–	24,711	295,467
General Counsel	2014	197,000	52,402	–	–	–	–	25,968	275,370
of the Bank	2013	187,000	41,140	–	–	–	–	38,878	267,018

Brian K. Williams(3)	2015	191,000	58,828	–	–	–	–	24,727	274,555
Executive Vice President	2014	180,000	97,880	–	–	–	–	28,243	306,123
of the Bank	2013	169,000	52,052	–	–	–	–	36,899	257,951

Patricia P. Bearden(4)	2015	32,364	-	–	–	–	–	89,000	121,364
Former Treasurer of the	2014	173,000	46,018	–	–	–	–	29,757	248,775
Company and Chief Financial Officer of the Bank	2013	165,000	50,820	–	–	–	–	34,149	249,969

(1) All other compensation for 2015 is described in the following table.

(2) Because Mr. Krimmel was not a Named Executive Officer with respect to 2013 or 2014, information is provided for 2015 only.

(3) Effective as of January 27, 2015, Mr. Williams was named acting Chief Financial Officer and Treasurer of the Company and the Bank; he served in these positions until May 4, 2015, the effective date of Mr. Krimmel’s employment. On January 1, 2016, Mr. Williams became President of the Company and the Bank.

(4) Ms. Bearden’s employment with the Company and the Bank was terminated effective January 26, 2015 and a severance payment of $89,000 was included in other all other compensation for 2015.

Name	Fees for Services as Directors(1)	Contributions to Deferred Profit Sharing Plan(2)	Imputed Income on Group Carve Out Plan	Personal Use of Company Automobile	Club Membership and Dues	Physical Exams	Total

T. Randy Stevens	$131,318	$32,000	$853	$888	$2,656	$-	$167,716
Robert E. Krimmel	11,167	-	-	-	2,104	-	13,271
Timothy E. Pettus	75,438	21,840	720	5,845	4,683	-	108,526
Barry B. White	-	16,560	698	3,854	3,599	-	24,711
Brian K. Williams	5,583	15,280	409	-	3,455	-	24,727

_________

(1) Fees and interest for service by Named Executive Officers on the Board of Directors of the Company and the Bank and certain committees of the Board of Directors of the Bank during the year ended December 31, 2015 are reflected in the following table.

(2) Includes cash payments for excess profit sharing contribution of $10,800 for Mr. Stevens and $640 for Mr. Pettus.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(1)	All Other Compensation(3)	Total
T. Randy Stevens	$50,750	$-	$-	$-	$80,568	-	$131,318
Robert E. Krimmel(2)	11,167	-	-	-	-	-	11,167
Timothy E. Pettus	56,050	-	-	-	19,388	-	75,438
Barry B. White(2)	-	-	-	-	-	-	-
Brian K. Williams(2)	5,583	-	-	-	-	-	5,583

(1) Represents interest earned on deferred compensation accounts and/or earnings on compensation that is deferred on a basis that is not tax-qualified.

(2) Mr. Krimmel and Mr. Williams were not directors but received compensation for attending board meetings.

Potential Payments Upon Termination or Change-in-Control

The Bank has entered into certain agreements and maintains certain plans that will require it to provide compensation to Named Executive Officers in the event of death. Mr. Krimmel is the only Named Executive Officer that has a change-in-control agreement or an employment agreement providing for a change-in-control payment. The amount of compensation payable to each Named Executive Officer if each situation occurred on December 31, 2015 is listed in the tables below.

Mr. Stevens
Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$968,656(1)
Insurance Benefits	-	-	-	-	-
Excise Tax Gross-up	-	-	-	-	-

Mr. Krimmel
Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$241,980(2)	$-
Insurance Benefits	-	-	-	-	-
Excise Tax Gross-up	-	-	-	-	-

Mr. Pettus
Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$250,000(3)
Insurance Benefits	-	-	-	-	-
Excise Tax Gross-up	-	-	-	-	-

Mr. White
Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$316,250(3)
Insurance Benefits	-	-	-	-	-
Excise Tax Gross-up	-	-	-	-	-

Mr. Williams
Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$267,500(3)
Insurance Benefits	-	-	-	-	-
Excise Tax Gross-up	-	-	-	-	-

______________

(1)	The amounts shown reflect a payment to the Named Executive Officer’s beneficiary equal to the sum of the proceeds under a split-dollar arrangement, plus a cash benefit due upon death.
(2)	The amount shown reflects a payment to Mr. Krimmel equal to his annual salary plus the average discretionary bonus.
(3)	The amounts shown reflect a payment to the Named Executive Officer’s beneficiary equal to the sum of proceeds under a split dollar arrangement.

Compensation of Directors

The following table summarizes the compensation of the non-management directors for the Bank and the Company during the year ended December 31, 2015.

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
M. Darlene Baxter	$35,600	-	-	-	$11,851	-	$47,451
Jonathan M. Edwards	47,350	-	-	-	10,036	-	57,386
Thomas Napier Gordon	40,300	-	-	-	-	-	40,300
Dalton M. Mounger	51,750	-	-	-	16,687	-	68,437
Patrick J. Riley	40,300	-	-	-	-	-	40,300
Matthew M. Scoggins, Jr.	29,300	-	-	-	-	-	29,300
W. Lacy Upchurch	38,500	-	-	-	12,186	-	50,686
Kimberly D. Vella(3)	7,350	-	-	-	1,263	-	8,613
Dr. David S. Williams	34,850	-	-	-	22,009	-	56,859

__________

(1)   Messrs. Stevens and Pettus receive compensation for serving as members of the Board of Directors of the Company and the Bank and certain committees of the Bank Board as described above in the section entitled “EXECUTIVE COMPENSATION – Summary Compensation Table.”

(2)   Represents interest earned on deferred compensation accounts.

(3)   Ms. Vella did not stand for re-election to the Board of Directors at the 2015 annual meeting of shareholders.

During 2015, each director of the Company received an annual retainer of $10,000. Each Bank director received $750 for each Bank Board of Directors meeting attended. Each committee chair received $750 and each committee member received $650 for attendance at any scheduled or formally called committee meeting. The method of compensating directors is the same for management and non-management directors.

Deferred Compensation Agreements and Split-Dollar Arrangements

Directors of the Company may defer fees payable to them for their service as directors by entering into a Director Deferred Compensation Agreement with the Company. Directors of the Bank may defer fees under similar agreements with the Bank. Under these agreements, a director may defer all or some portion of his or her director’s fees. Amounts so deferred are accounted for separately on the books of the Company or the Bank, as the case may be, segregated from other assets owned by the applicable entity and subject to the claims of general creditors of the applicable entity. Deferred amounts generally earn interest at The Wall Street Journal’s published prime rate on the last day of the previous calendar year plus 300 basis points. Deferred amounts are generally payable to the director on the first to occur of (i) termination of the director’s Board service for reasons other than death or (ii) termination of the corresponding Director Deferred Compensation Agreement. If, however, the director dies while serving on the Board of Directors, his or her beneficiary will be paid the greater of the deferred amount or the “projected benefit,” which is a fixed amount based on actuarial calculations. Hardship payments may be made out of the deferred amounts in the sole discretion of the Board of Directors upon request of a director. These agreements may be terminated by the Company or the Bank, as the case may be, at any time upon 90 days’ advance written notice to the effected director. In general, the agreements have similar terms but not all of the agreements have identical terms.

For a description of the split-dollar arrangements with the directors, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Composition – Split-Dollar Arrangements and Deferred Compensation Agreements.”

Based on the terms of the Director Deferred Compensation Agreements and the Director Split-Dollar Agreements, the directors of the Company have the following death benefits:

Name	Benefit Under Split- Dollar Agreement with Bank	Benefit Under Deferred Compensation Agreement with Bank	Benefit Under Deferred Compensation Agreement with Company	Total Benefit
M. Darlene Baxter	-	$ 176,500	$ 92,500	$ 269,000
Jonathan M. Edwards	-	668,000	328,000	996,000
Thomas Napier Gordon	-	-	-	-
Dalton M. Mounger	-	246,169	62,527	308,696
Timothy E. Pettus	-	750,000	162,000	912,000
Patrick J. Riley	-	-	-	-
Matthew M. Scoggins, Jr.	-	-	-	-
T. Randy Stevens	$ 100,000	1,028,211	338,111	1,466,322
W. Lacy Upchurch	-	163,000	85,810	248,810
Kimberly D. Vella(1)	-	-	-	-
Dr. David S. Williams	100,000	274,621	166,189	540,810

(1) Ms. Vella did not stand for re-election to the Board of Directors at the 2015 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

Ms. Baxter, Messrs. Upchurch and Stevens and Dr. Williams served as members of the Bank’s Compensation Committee throughout 2015. Mr. Stevens serves as Chairman of the Board of Directors of the Bank and the Company and Chief Executive Officer of the Bank and the Company. None of the other members of the Compensation Committee, however, have at any time been an officer or employee of the Company or the Bank, nor have any of the members had any other relationship requiring disclosure by the Company. During 2015, none of the executive officers of the Bank or the Company served as a member of another entity’s compensation committee, one of whose executive officers served on the Bank’s Compensation Committee or was a director of the Company, and none of the executive officers of the Bank or the Company served as a director of another entity, one of whose executive officers served on the Bank’s Compensation Committee. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section below entitled “RELATED PERSON TRANSACTIONS.”

Related Person Transactions

Transactions by the Bank with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and Regulation O promulgated by the Federal Reserve (which governs certain loans by the Bank to its executive officers, directors, and principal shareholders). The Bank has adopted policies to comply with these regulatory requirements and restrictions.

In the ordinary course of business, the Bank may provide loans to its directors and principal shareholders, also known as Regulation O insiders. Pursuant to Bank policy, all loans made by the Bank to its directors and principal shareholders are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features. Current Bank policy prohibits loans to executive officers.

During 2015, the Bank engaged in customary banking transactions and had outstanding loans to, deposits from and repurchase agreements with certain of the Company’s and the Bank’s directors, executive officers and members of their immediate families. The directors, executive officers, affiliates, family members and companies in which they hold 10% or more ownership had outstanding loan balances of $4.3 million at December 31, 2015. These loans were made in the ordinary course of business and in accordance to Bank policy as described above.

Neither the Company nor the Bank has any written policy with respect to the review, approval or ratification of any related person transaction required to be reported. Nonetheless, as required by Regulation O and Section 23A and 23B of the Federal Reserve Act, the Company and the Bank are responsible for reviewing and approving any transaction between the Company or the Bank and any director or officer of the Company, the Bank or members of their immediate family or entities with which they are affiliated. During 2015, there were no transactions with related persons other than the loans described above.

Many of the directors and executive officers of First Farmers and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of First Farmers’ wholly-owned subsidiary, the Bank. Since January 1, 2014, the Bank made loans in the ordinary course of business to certain of the directors and executive officers of First Farmers and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with First Farmers and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to directors and executive officers of First Farmers are subject to limitations contained in the Federal Reserve Act the principal effect of which is to require that extensions of credit by the Bank to executive officers and directors and their associates satisfy the foregoing standards. As of December 31, 2015, all of such loans aggregated $4.3 million, which was approximately 4% of First Farmers’ Tier I capital at such date. First Farmers expects the Bank to continue to enter into such transactions, or transactions on a similar basis, with the directors and executive officers of First Farmers and the Bank and their associates in the future.

Audit Committee Report

In overseeing the preparation of the Company’s and the Bank’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. The Company files consolidated financial statements that include the financial condition and results of operation of the Bank for the periods indicated. In addition, the Audit Committee took the following actions:

(i)

The Audit Committee discussed with BKD, LLP the matters required to be discussed pursuant to Auditing Standards No. 61 as amended (AICPA Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(ii)

The Audit Committee also received the written disclosures and the letter from BKD, LLP regarding the independence of such accountants as required by the applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with such accountants their independence from the Company and its management.

(iii)

Based on its review and discussions with the Bank’s management and BKD, LLP, the Audit Committee recommended to the Bank’s Board of Directors, who recommended to the Company’s Board of Directors, approval of the inclusion of the audited consolidated financial statements of the Company and its subsidiary, the Bank, in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Audit Committee of the Bank’s Board of Directors:

Matthew M. Scoggins, Jr., Chairman
Jonathan M. Edwards
Dalton M. Mounger
Dr. David S. Williams

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected BKD, LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2016. BKD, LLP provided audit services to the Company for the year ended December 31, 2015. We anticipate that representatives of BKD, LLP will attend the annual meeting and will have the opportunity to make a statement, if they determine to do so, and will be available to respond to appropriate questions at that time. In addition to providing audit services for the year ended December 31, 2015, BKD, LLP performed various other services for us.

Aggregate fees billed to First Farmers and Merchants Corporation for the fiscal years ending December 31, 2015 and 2014 by First Farmers and Merchants Corporation’s principal accounting firm BKD, LLP were as follows:

	2015	2014
Audit fees (1)	$ 254,999	$ 195,430
Audit related fees (2)	29,721	18,529
Subtotal	284,720	213,959
Tax fees (3)	16,513	17,024
Total Fees	$ 301,233	$ 230,983

(1)	Fees for professional services rendered by BKD, LLP in connection with the integrated audit of the consolidated financial statements, the audit of internal controls over financial reporting (pursuant to Section 404 of the Sarbanes-Oxley Act) and interim reviews of the consolidated financial statements filed on Form 10-Q.

(2)	Audit related fees include payments for the audit of the First Farmers & Merchants Bank Profit Sharing Plan, matters relating to the audit of the Company’s financial statements, and administrative expenses related to the audit of the consolidated financial statements.

(3)	Fees for services rendered by BKD, LLP for preparation of the federal and state tax compliance filings, and other tax related matters.

The Audit Committee reviews and pre-approves each audit and permitted non-audit service provided by the auditor prior to its engagement to perform such services. The Audit Committee has not adopted any other pre-approval policies or procedures.

GENERAL INFORMATION

Other Matters

As of the date of this Proxy Statement, the management of the Company and the Bank knows of no other business that will be presented at the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires the Company’s executive officers, directors and beneficial owners of more than 10% of the First Farmers’ common stock to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of (1) the applicable filings, and any amendments thereto, made with the SEC and posted on the SEC’s EDGAR website and (2) written representations from the Company’s executive officers and directors, the Company believes that all reports were filed in a timely manner during 2015.

Items of Business for 2017 Annual Meeting of Shareholders

The Bylaws provide that nominations of persons for election of directors and proposals of business to be transacted by the shareholders at an annual meeting of shareholders may be made by any shareholder of record who is entitled to vote and who provides timely and proper notice. In order to be considered timely, a shareholder’s notice must be received by the Secretary at the principal office of the Company not earlier than the close of business on the date which is 120 calendar days and not later than the close of business on the date which is 90 calendar days prior to the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of the applicable year’s annual meeting is more than 30 days before or more than 60 days after the first anniversary of the date of the previous year’s meeting, then a shareholder’s notice to be timely must be received by the Secretary not earlier than the close of business on the date which is 120 calendar days prior to the date on which the Company first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting and not later than the date of the later to occur of (i) 90 calendar days before the date on which the Company first mailed its proxy statement to shareholders in connection with the applicable year’s annual meeting of shareholders or (ii) ten calendar days after the Company’s first public announcement of the date of the applicable year’s annual meeting of shareholders. In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

Further, for a shareholder’s notice to be proper, it must set forth:

•      the name and address of the shareholder;

•      the class and number of shares of stock of the Company held of record and beneficially owned by such shareholder;

•      the name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of stock are registered on the stock transfer books of the Company;

•      a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•      a brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders;

•      any personal or other material interest of the shareholder in the business to be submitted;

•      as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•      all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law. In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information reasonably requested by the Company.

Nominations by shareholders of persons for election to the Company’s Board of Directors may also be made at an Annual Meeting of shareholders if the shareholder’s notice, in the form required by the Bylaws, is delivered to the Corporate Secretary at the principal office of the Company not earlier than the date which is 120 calendar days before the date of such Annual Meeting and not later than the date of the later to occur of (i) 90 calendar days before the date of such Annual Meeting of shareholders or (ii) ten calendar days after the Company’s first public announcement of the date of the Annual Meeting of shareholders.

Shareholders who wish to nominate a candidate for election to the Company’s Board of Directors (other than the candidates proposed by the Company’s Board of Directors) or propose any other business at the 2017 annual meeting of shareholders must deliver written notice to the Corporate Secretary at the address below not earlier than December 20, 2016 or later than January 19, 2017. Shareholders who satisfy the SEC requirements and wish to have a proposal considered for inclusion in the Company’s proxy statement for the 2017 annual meeting of shareholders should submit the proposal in writing by mailing it to the Corporate Secretary at the address below no later than November 11, 2016.

Any nomination for director or other proposal by a shareholder that is not submitted in a timely manner and does not comply with these notice requirements will be disregarded, and upon the instructions of the presiding officer of the annual meeting all votes cast for each such nominee and such proposal will be disregarded. Nominations or proposals for consideration at an annual meeting of shareholders must be sent to the following address:

First Farmers and Merchants Corporation
Attention: Corporate Secretary
P.O. Box 1148
Columbia, Tennessee 38402-1148

Shareholder Comments at 2016 Annual Meeting of Shareholders

A shareholder who wishes to make comments to or ask questions of the presiding officer at the Annual Meeting on April 19, 2016, must submit in writing the comments or questions no later than April 13, 2016 to: First Farmers and Merchants Corporation, Attention: Corporate Secretary, P.O. Box 1148, Columbia, TN 38402-1148. Management reserves the right to edit or exclude any such comments or questions in the interests of relevance, appropriateness and/or time. A written communication of any such editing or exclusion will be sent to the shareholder before the Annual Meeting.

Annual Report

The Annual Report to Shareholders will be provided to our shareholders with this Proxy Statement.

TO REQUEST ADDITIONAL COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC, PLEASE PROVIDE YOUR WRITTEN REQUEST TO: MICHELLE D. GARDNER, CORPORATE SECRETARY, FIRST FARMERS AND MERCHANTS CORPORATION,

P. O. BOX 1148, COLUMBIA, TENNESSEE 38402-1148.

By the order of the Board of Directors,

Michelle D. Gardner Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, including First Farmers, who file electronically with the SEC. The address of that site is www.sec.gov.

First Farmers, the merger subsidiary and the Filing Persons have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in respect of the merger. As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

The SEC allows First Farmers to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be a part of this document.

This document incorporates by reference the documents listed below that have previously been filed with the SEC, which contain important information about First Farmers:

•	Annual Report on Form 10-K for the year ended December 31, 2015;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2015; and

•

Any Current Reports on Form 8-K containing any material information not otherwise covered by the Form 10-K for the year ended December 31, 2015 or the Form 10-Qs for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

                THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into by and between FIRST FARMERS AND MERCHANTS CORPORATION (the “Company”), a Tennessee corporation, and FFMC MERGER CORPORATION (“Newco”), a Tennessee corporation, as of February 16, 2016.

W I T N E S S E T H:

                WHEREAS, the Company is a business corporation duly incorporated and validly existing under the laws of the State of Tennessee, with authorized capital stock consisting of 8,000,000 shares of common stock, $10.00 par value per share (“Common Stock”); and

                WHEREAS, Newco is a corporation duly organized and validly existing under the laws of the State of Tennessee, with authorized capital stock consisting of 1,000 shares of common stock, $1.00 par value per share (“Newco Stock”); and

                WHEREAS, the Company and Newco believe that the merger of Newco with and into the Company in the manner provided by, and subject to the terms and conditions set forth in, this Agreement is desirable and in the best interests of their respective shareholders; and

                WHEREAS, the respective Boards of Directors of the Company and Newco have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

                NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below:

I. THE MERGER

                Section 1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, Newco shall be merged with and into the Company (the “Merger”), with the Company as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation” when reference is made to it after the Effective Time (as defined in Article VIII hereof) of the Merger), pursuant to the provisions of, and with the effect provided in Chapter 21 of the Tennessee Business Corporation Act (“TBCA”). The name of the Surviving Corporation shall be “First Farmers and Merchants Corporation”, and the business of the Surviving Corporation shall be that of a bank holding company.

                Section 1.2 Effect of Merger. At the Effective Time of the Merger, the corporate existence of the Company and Newco shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Surviving Corporation, and Surviving Corporation shall be deemed to be a continuation in entity and identity of the Company and Newco. All rights, franchises and interests of the Company and Newco, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without any deed or other transfer. Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Newco, respectively, as of the Effective Time. The Merger shall have all other effects set forth in §48-21-108 of the TBCA.

                Section 1.3 Liabilities of Surviving Corporation. At the Effective Time, Surviving Corporation shall be liable for all liabilities of the Company and Newco. All deposits, debts, liabilities, obligations and contracts of the Company and of Newco, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Newco, as the case may be, shall be those of Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Newco shall be preserved unimpaired subsequent to the Merger.

                Section 1.4 Conveyance. All assets of Newco and the Company as they exist at the Effective Time of the Merger shall pass to, and vest in, the Surviving Corporation without any conveyance or other transfer. The Surviving Corporation shall be responsible for all the liabilities of every kind and description of each of the Company and Newco existing as of the Effective Time of the Merger.

Appendix A - 1

                Section 1.5 Board of Directors and Officers; Charter; Bylaws. At the Effective Time and until thereafter changed in accordance with applicable law or the Charter or Bylaws of the Surviving Corporation, the members of the Board of Directors and officers of the Company shall become the Board of Directors and officers of the Surviving Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Charter of the Surviving Corporation shall be the Charter of the Company as in effect as of the Effective Time. Until altered, amended or repealed as provided therein and in the Charter, the Bylaws of the Surviving Corporation shall be the Bylaws of the Company as in effect as of the Effective Time.

II. MERGER CONSIDERATION AND EXCHANGE PROCEDURES

                Section 2.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                (a) all outstanding shares of Common Stock, whether Record Shares (as hereinafter defined) or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 400 shares of Common Stock immediately prior to the Effective Time (such shareholders are referred to herein as “Cash-Out Shareholders”) shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate representing such shares, cash equal to $30.25 per share of Common Stock without interest thereon, (the “Merger Consideration”) other than Dissenting Shares (as defined in Section 2.2 hereof);

                (b) all outstanding shares of Common Stock other than Dissenting Shares and those described in paragraph (a) above as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately prior to the Effective Time; and

                (c) the outstanding shares of Newco Stock shall, without any action on the part of the holder thereof, be canceled.

                Except as provided in Section 2.2, in no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 400 or more shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Merger Consideration with respect to the shares of Common Stock so held. It shall be a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the shares of Common Stock held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.3 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 400 shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate.

                For purposes hereof,

                (1) the term “Record Shares” shall mean shares of Common Stock other than Street Shares and any Record Share shall be deemed to be held by the registered Holder thereof as reflected on the books of the Company;

                (2) the term “Street Shares” shall mean shares of Common Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

                (3) the term “Holder” shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single “person” for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a “Holder” under clause (i) above if the shares of Common Stock such person holds beneficially in street name were held of record by such person or persons; and

                (4) the term “Cash-Out Shares” shall mean any shares of Common Stock that are converted into the right to receive the Merger Consideration pursuant to this Section 2.1.

                The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Section 2.1 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.1, including, without limitation, any questions as to the number of shares of Common Stock held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 2.1 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

                For purposes of this Section 2.1, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Common Stock held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of shares of Common Stock held by such Holder.

Appendix A - 2

                Section 2.2 Dissenting Shares. Any holder of shares of Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by §48-23-201 through §48-23-209 of the TBCA shall be entitled to receive the value of such shares (“Dissenting Shares”) in cash as determined pursuant to such provisions of the TBCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the TBCA and surrendered to the Company the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, the Company shall treat such shares as provided in Section 2.1.

                Section 2.3 Exchange of Shares.

                (a) The Company shall deposit or cause to be deposited in trust with Broadridge Financial Solutions, Inc. (the “Exchange Agent”) cash in an aggregate amount necessary to pay the Merger Consideration to Cash-Out Shareholders and to make appropriate cash payments to Holders of Dissenting Shares pursuant to Section 2.2 hereof, if any, (such amounts being hereinafter referred to as (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

                (b) As soon as practicable after the Effective Time, the Company shall use its best efforts to cause the Exchange Agent to mail to each record holder of an outstanding certificate which represents Cash-Out Shares (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. At and after the Closing Date (as defined in Article VIII) and upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash provided in Section 2.1 hereof and such Certificate shall forthwith be canceled. Payment with respect to Cash-Out Shares will be made as soon as practicable after the Exchange Agent’s receipt of the Certificates and a properly completed letter of transmittal. No interest will be paid or accrued on the Merger Consideration payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon

                (c) If payment of cash is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of the Company that such tax has been paid or is not applicable.

                (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.2 hereof shall be returned to the Company upon demand, and the holders of shares of Common Stock who have not theretofore complied with the exchange procedures in this Section 2.3 shall look to the Company only, and not the Exchange Agent, for the payment of any of the Merger Consideration in respect of such shares.

                (e) None of the Company, Newco, the Exchange Agent or any other person shall be liable to any former holder of shares of Common Stock for any cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Exchange Agent, the posting by such person of a bond in such amount as the Company or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                The Company hereby represents and warrants to Newco as follows:

                Section 3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Company has full corporate power to own its properties, to carry on its business as now being, and presently contemplated to be, conducted.

Appendix A - 3

                Section 3.2 Capitalization. The authorized capital stock of the Company consists of 8,000,000 shares of Common Stock, $10.00 par value per share, of which 4,739,502 shares are issued and outstanding as of the date of this Agreement.

                Section 3.3 Authority; Approvals. The Company has full corporate power and authority to execute and deliver this Agreement and has full legal capacity, power and authority to perform its obligations hereunder. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, subject to the approval by the shareholders of the Company as required by law. This Agreement has been duly executed and delivered by the Company and when executed by Newco, will be a binding agreement of the Company enforceable against the Company in accordance with its terms.

                Section 3.4 No Conflict With Other Instruments. Subject to the receipt of all required regulatory approvals and compliance with all applicable federal and state securities laws, the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby will not violate any provision of, or constitute a default under any order, writ, injunction or decree of any court or other governmental agency, or any material contract, agreement or instrument to which the Company is a party or by which it is bound, or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of the Company or upon shares of Common Stock.

IV. REPRESENTATIONS AND WARRANTIES OF NEWCO

                Newco hereby represents and warrants to the Company as follows:

                Section 4.1 Organization. Newco is a Tennessee corporation duly organized, validly existing and in good standing under the laws of Tennessee, and has full corporate power and authority to own its properties, to engage in the business and activities now conducted by it.

                Section 4.2 Capitalization. The authorized capital stock of Newco consists of 1,000 shares of common stock, $1.00 par value per share, all of which are issued and outstanding. All such shares are validly issued, fully paid, and nonassessable. There are no existing options, warrants, calls or commitments of any kind obligating Newco to issue any of its authorized and unissued capital stock.

                Section 4.3 Subsidiaries or Affiliates. Newco does not own of record or beneficially, and is not obligated to acquire, any capital stock, other equity securities, debt securities or other interest of or in any corporation, government or other entity. Between the date hereof and the Effective Time, Newco will not create or acquire any subsidiaries without the prior written consent of the Company.

                Section 4.4 Authority; Approvals. Newco has full corporate power and authority to execute and deliver this Agreement and has full legal capacity, power and authority to perform its obligations hereunder. The Board of Directors of Newco has approved this Agreement and the transactions contemplated hereby, subject to the approval thereof by the shareholders of the Newco as required by law. This Agreement has been duly executed and delivered by Newco and when executed by the Company, will be a binding agreement of Newco enforceable against it in accordance with its terms.

V. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

                The obligation of the Company to effect the Merger shall be subject to the satisfaction on or before the Closing Date all of the following conditions, except as the Company may waive such conditions in writing:

                Section 5.1 Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, recission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action or other proceedings.

                Section 5.2 Representations and Warranties. All representations and warranties of Newco contained in this Agreement, other than any representations and warranties as to future events, shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Newco shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Appendix A - 4

                Section 5.3 Shareholder Approval. The shareholders of each of the Company and Newco shall have voted affirmatively to approve this Agreement by the requisite vote.

                Section 5.4 Dissenting and Cash-Out Shares. The aggregate number of shares held by Cash-Out Shareholders and shares of Common Stock held by shareholders of the Company who have delivered to the Company notice of their intent to exercise their dissenters’ rights with respect to the Merger shall not exceed 350,000.

                Section 5.5 Fairness Opinion. The Board of Directors of the Company shall have received, prior to the mailing of the proxy statement for the shareholders’ meeting called to vote on this Agreement, the written opinion from Sheshunoff & Co. Investment Banking, L.P., as to the fairness of the Merger Consideration, from a financial point of view, to all shareholders of the Company.

VI. CONDITIONS TO THE OBLIGATIONS OF NEWCO

                The obligation of Newco to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the Merger of the following conditions:

                Section 6.1 Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, recission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action or other proceeding.

                Section 6.2 Representations and Warranties. All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                Section 6.3 Shareholder Approval. The shareholders of each of the Company and Newco shall have voted affirmatively to approve this Agreement by the requisite vote.

VII. EXPENSES

                Costs and expenses relating to the negotiation and drafting of this Agreement and the consummation of the transactions contemplated hereby shall be borne and paid by the Company.

VIII. CLOSING DATE AND EFFECTIVE TIME

                The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The “Closing Date” shall be such date as the Presidents of each of the Company and Newco, respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Newco shall, at the Closing Date, execute, acknowledge and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The “Effective Time” is the date and time on which the Merger is effective, which shall be the date and time specified in Articles of Merger to be filed with the Secretary of State of Tennessee, and if no date is specified in the Articles of Merger, then the Effective Time shall be the time of the opening of business on the date the Articles of Merger are recorded by the Secretary of State of Tennessee.

IX. TERMINATION AND AMENDMENT

                Section 9.1 Termination. This Agreement may be terminated by either the Company or Newco at any time prior to the Effective Time. In the event of termination of this Agreement, this Agreement shall become void and shall have no effect and create no liability or obligation on the part of the parties hereto or their respective officers, directors or shareholders.

                Section 9.2 Amendment. This Agreement may be amended, at any time prior to the filing of articles of merger, by an instrument in writing duly authorized by the Boards of Directors of the parties hereto and signed on behalf of each of the parties hereto; provided, however, subsequent to the approval of this Agreement by the shareholders of the Company, this Agreement may not be amended to change: (i) the amount or kind of the Merger Consideration; (ii) the Company’s Charter, except for changes permitted by § 48-20-102 of the TCBA; or (iii) any of the other terms or conditions of this Agreement if the change would adversely affect the shareholders of the Company in any material respect.

Appendix A - 5

X. NOTICES

                All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Company or Newco, respectively, at the following addresses:

                If to the Company:

                First Farmers and Merchants Corporation

                816 South Garden Street

                Columbia, Tennessee 38401

                If to Newco:

                FFMC Merger Corporation

                816 South Garden Street

                Columbia, Tennessee 38401

XI. MISCELLANEOUS

                Section 11.1 Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

                Section 11.2 Interpretation. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

                Section 11.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

                Section 11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to agreements made and entirely to be performed within such jurisdiction.

                Section 11.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                Section 11.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

                Section 11.7 Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable or invalid by any court of competent jurisdiction, the legality, enforceability and validity of the remaining provisions, or portions thereof, shall not be effected thereby, and in lieu of the illegal, unenforceable or invalid provision or portion thereof, there shall be added a new legal, enforceable and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

[Signature Page Follows]

Appendix A - 6

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FIRST FARMERS AND MERCHANTS CORPORATION
		By:	/s/ T. Randy Stevens
T. Randy Stevens
Chief Executive Officer (Principal Executive Officer)

Attest: Michelle D. Gardner
By:	/s/ Michelle D. Gardner

FFMC MERGER CORPORATION
		By:	/s/ Brian K. Williams
Brian K. Williams
President
Attest: Barry B. White
By:	/s/ Barry B. White

Appendix A - 7

APPENDIX B

February 23, 2016

Board of Directors

First Farmers and Merchants Corporation

P.O. Box 1148

Columbia, Tennessee 38402-1148

Members of the Board:

You have requested Sheshunoff & Co. Investment Banking (“Sheshunoff”) to render its opinion as to the fairness, from a financial point of view, to all shareholders of First Farmers and Merchants Corporation, Columbia, Tennessee (“FFMH”), a Tennessee corporation, of the cash consideration to be paid by FFMH to FFMH shareholders owning fewer than 400 shares of FFMH (“Minority Shareholders”) in connection with a proposed “going private,” SEC de-registration reorganization transaction (the “Transaction”) pursuant to the terms of the Agreement and Plan of Merger (“Merger Agreement”).

Pursuant to the Merger Agreement, FFMH will purchase for cash all of the outstanding common stock of Minority Shareholders for $30.25 per share (the “Consideration”).  At the effective time of the Transaction, each share of FFMH common stock owned by a Minority Shareholder who is not a dissenting Minority Shareholder will represent the right to receive the Consideration as defined in the Merger Agreement.

Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for tax, financial reporting, corporate and other purposes.  Sheshunoff is experienced in these activities and has performed assignments similar in nature to that requested by FFMH.

In connection with its opinion, Sheshunoff, among other things:

1.      Reviewed the latest draft of the Merger Agreement received on February 23, 2016;

2.      Discussed the terms of the Merger Agreement with the management of FFMH and FFMH’s legal counsel;

3.      Conducted conversations with the management of FFMH regarding recent and projected financial performance of FFMH;

4.      Evaluated the financial condition of First Farmers and Merchants Bank, a wholly-owned subsidiary of FFMH, based upon a review of regulatory reports for the five-year period ended December 31, 2015 and internally-prepared financial reports for FFMH for the prior twelve months ending December 31, 2015;

5.      Compared First Farmers and Merchants Bank’s recent operating results with those of banks headquartered in Tennessee with total assets between $500 million and $5 billion;

6.      Compared First Farmers and Merchants Bank’s and FFMH’s recent operating results with those of certain other publicly-traded banks in the United States with similar characteristics;

7.      Analyzed the present value of the after-tax cash flows based on five-year projections on a stand-alone basis provided by FFMH;

8.      Estimated an aggregate value for FFMH based upon a review of the present value of the Company’s projected after-tax cash flows and  a comparison of the Company’s recent operating results with those of certain other publicly traded banks in the United States with similar characteristics;

9.      Compared the pricing multiples based upon FFMH’s aggregate value to those of certain other publicly traded banks in the United States with similar characteristics; and

 Appendix B - 1

10.    Performed such other analyses deemed appropriate.

For the purposes of this opinion, Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by FFMH for the purposes of this opinion.  Sheshunoff assumed that any projections provided or approved by FFMH were accurate in all material respects and were reasonably prepared on a basis reflecting the best currently available estimates and judgments of FFMH’s management.  Sheshunoff has assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby.  In addition, where appropriate, Sheshunoff also assumed and relied upon, guidance provided by FFMH’s legal counsel regarding fair value standards in the State of Tennessee and the appropriate fair value standard under the Supreme Court of Tennessee’s reliance on the “Delaware Block Method” to determine fair value which requires the use of three different methods: 1) the market value method; 2) the asset value method; and 3) the earnings value method with appropriate weight given to each method based on the circumstances specific to the corporation. Further, as provided by FFMH’s legal counsel and detailed in Section 48-23-101(4) of the Tennessee Code, fair value is defined as:

 “The fair value, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.”

In addition, where appropriate, Sheshunoff relied upon publicly available information that Sheshunoff believed to be reliable, accurate, and materially complete without our independent verification.

Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of FFMH or First Farmers and Merchants Bank, nor was Sheshunoff furnished with any such appraisals.  Sheshunoff assumed that any off-balance sheet activities of FFMH will not materially and adversely impact the future financial position or results of operations of FFMH.  Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for the First Farmers and Merchants Bank are, in the aggregate, adequate to cover such losses.  In addition, we have not reviewed any individual credit and customer files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of FFMH and First Farmers and Merchants Bank, nor has Sheshunoff been furnished with any such evaluations or appraisals.  Sheshunoff did not perform an onsite review of FFMH or First Farmers and Merchants Bank in the preparation of this opinion.

Sheshunoff assumed that the latest draft of the Merger Agreement, as provided to Sheshunoff, will be without any amendment or waiver of, or delay in the fulfillment of, any terms or conditions set forth in the terms provided to Sheshunoff or any subsequent development that would have a material adverse effect on FFMH and thereby on the results of our analyses.  For the purposes of this opinion, we have assumed that FFMH will be able to obtain all of the necessary financing, if needed, to complete the Transaction in a timely manner and without terms and conditions that would adversely affect the operations of FFMH after consummation of the Transaction.  Sheshunoff assumed that any and all regulatory approvals, if required, will be received in a timely fashion and without any conditions or requirements that could adversely affect the Transaction or the operations of FFMH after consummation of the Transaction.

Sheshunoff’s opinion is necessarily based on economic, market, regulatory, and other conditions as in effect on, and the information made available to us as of the date hereof.  Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion and the resulting conclusion, and we assume no responsibility for advising any person of any change in any matter affecting this opinion.  Sheshunoff assumed that there are no material changes in the assets, financial condition, results of operations, regulatory standing, business or prospects of FFMH or First Farmers and Merchants Bank since the date of the last financial statement reviewed by us.  FFMH’s management has advised us that they know of no additional information that would have a material effect on this opinion.  Sheshunoff’s opinion does not address any legal, regulatory, tax or accounting matters, as to which FFMH has informed us that they have received such advice as they deem necessary from qualified professionals.

This opinion is not an appraisal or opinion of value but is limited to the fairness of the Transaction, from a financial point of view, to all shareholders of FFMH.  Sheshunoff does not express any view, nor does this opinion, on any other term or aspect of the Transaction, including, without limitation, (i) the fairness of the Transaction to any class of securities, creditors or constituencies of FFMH or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of FFMH resulting directly or indirectly from the completion of the transactions as contemplated in the Transaction. Sheshunoff expresses no opinion on the underlying decision by FFMH to engage in the Transaction or the relative merits of the Transaction as compared to the other transactions or business strategies that might be available to FFMH.

Appendix B - 2

This letter and the opinion expressed herein do not constitute a recommendation to any shareholder as to any approval of the Transaction.  Sheshunoff is an independent contractor for the purposes of this engagement and owes its duty solely to FFMH and not to any third party, including, without limitation, any individual board members or shareholders.  It is understood that this letter, and the opinion expressed herein, is for the information of the Board of Directors of FFMH and may not be used for any other purpose without Sheshunoff’s prior written consent, except as may be required by law or by a court of competent jurisdiction and except that this opinion may be included in any filing with respect to the Transaction in a proxy statement or similar communication to FFMH common shareholders provided that this opinion is included in its entirety and any description or reference to this opinion contains a reference to the full opinion.

Sheshunoff's fairness opinion is for the information of the Board of Directors of FFMH in the discharge of its fiduciary obligations. FFMH retained Sheshunoff based upon Sheshunoff’s reputation in bank valuations, mergers and acquisitions, and familiarity with the banking business.  FFMH placed no limit on the scope of our analyses.  In addition, FFMH agreed to reimburse Sheshunoff’s expenses and to indemnify Sheshunoff and its officers, employees and affiliates for certain liabilities that may arise out of this engagement.

Sheshunoff will receive a fee of $17,500 for rendering its opinion that is not contingent upon the completion of the Transaction.  Sheshunoff and its affiliates have provided other services to FFMH for which they have received compensation during the last two years. Sheshunoff may provide services to FFMH in the future for which they may receive compensation.  This opinion and the analyses supporting it were approved by a fairness committee of Sheshunoff.

Based on the foregoing and such other matters Sheshunoff deemed relevant, it is our opinion, as of the date hereof, that the Consideration is fair to all shareholders of FFMH, from a financial point of view.

Very truly yours,

SHESHUNOFF & CO.
INVESTMENT BANKING, L.P.

Appendix B - 3

APPENDIX C

Chapter 23 of Title 48 of the Tennessee Code Annotated

Dissenters’ Rights

PART I – RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Chapter definitions.

As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§ 48-23-203‒48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under §48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders' meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders' meeting; or

(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders' meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders' meeting;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders' meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders' meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

Appendix C - 1

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under §48-16-104;

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title; or

(7) In accordance with and to the extent provided in § 48-28-104(b), an amendment to the charter of a corporation as described in § 48-28-104(b)(1), or consummation of a merger or plan of share exchange as described in § 48-28-104(b)(2).

(b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78f, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78a, as amended.

Section 48-23-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART II – PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

48-23-201. Notice of dissenters’ rights.

Appendix C - 2

(a) Where any corporate action specified in § 48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b) In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in § 48-23-203.

(c) Where any corporate action specified in § 48-23-102(a) is to be approved by written consent of the shareholders pursuant to § 48-17-104(a) or § 48-17-104(b):

(1) Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2) Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the materials described in   § 48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment.

(a) If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b) If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

48-23-203. Dissenters’ notice.

(a) If a corporate action requiring dissenters’ rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of § 48-23-202(a) or § 48-23-202(b). In the case of a merger under § 48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b) The dissenters’ notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1) Supply a form that:

(A) Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

(B) If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

Appendix C - 3

(C) Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C) The corporation’s estimate of the fair value of shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) [Deleted by 2015 amendment]

(3) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

48-23-204. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

Section 48-23-205. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

Section 48-23-206. Payment.

(a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

Appendix C - 4

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to § 48-23-203(b)(2)(C);

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

Section 48-23-207. Failure to take action.

(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

Section 48-23-208. After-acquired shares.

(a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

Section 48-23-209. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

48-23-301.  Court action.

(a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

Appendix C - 5

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

48-23-302.  Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

   (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

   (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Appendix C - 6

PRELIMINARY COPY

FIRST FARMERS AND MERCHANTS CORPORATION

816 South Garden Street

Columbia, Tennessee 38401

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of First Farmers and Merchants Corporation, hereby appoints Sheila H. Frisbie, Alvin Moore, and James G. White, II, and each of them severally, proxies of the undersigned, with full power of substitution, to vote the shares of common stock of First Farmers and Merchants Corporation held in the name of the undersigned, at the Annual Meeting of Shareholders to be held on the 2nd Floor, in the First Farmers and Merchants Bank Northside Office, 901 Nashville Highway, Columbia, Tennessee, 38401, and at all adjournments or postponements thereof:

  To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 16, 2016, by and between First Farmers and Merchants Corporation and FFMC Merger Corporation, a Tennessee corporation and wholly-owned subsidiary of First Farmers, pursuant to which FFMC Merger Corporation will merge with and into First Farmers, with First Farmers being the surviving corporation;

[   ] FOR                 [   ] Against             [   ] Abstain

  Election of Directors:  Election of the following ten (10) nominees as directors of the Company:

M. Darlene Baxter Jonathan M. Edwards Thomas Napier Gordon Dalton M. Mounger	Timothy E. Pettus Patrick J. Riley Matthew M. Scoggins, Jr. T. Randy Stevens	Brian K. Williams Dr. David S. Williams

[   ] FOR all nominees             [   ] Withhold authority to vote for all nominees

INSTRUCTIONS: To withhold authority to vote for any individual nominee listed above, line through or strike out the nominee’s name.  Should any nominee become unable to serve or for good cause will not serve, the undersigned will have discretionary authority to vote on the election of a substitute nominee selected by the Board of Directors.

  To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

If no direction is given, this proxy will be voted “FOR” the approval of the merger agreement and “FOR” the election of all nominees named.

Please sign exactly as name appears below.

When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title. If more than one trustee, all should sign.

Dated _____________, 2016

Signature

Signature if jointly held

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY FORM

PROMPTLY USING THE ENCLOSED ENVELOPE.